UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Rent-A-Center, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rent-A-Center, Inc.

5501 Headquarters Drive

Plano, Texas 75024

(972) 801-1100

August 15, 2018

Dear Rent-A-Center Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Rent-A-Center, Inc., a Delaware corporation (“Rent-A-Center”, “we”, “us”, “our” or the “Company”), which we will hold at 8:00 A.M., local time, on September 18, 2018, at 5501 Headquarters Drive, Plano, Texas 75024.

At the special meeting, holders of our common stock, par value $0.01 per share (the “common stock”), will be asked to consider and vote on a proposal to adopt and approve (a) the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 17, 2018, by and among the Company, Vintage Rodeo Parent, LLC, a Delaware limited liability company (“Parent”), and Vintage Rodeo Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent, and (b) the transactions contemplated by the Merger Agreement, including, without limitation, the Merger (the “Merger Proposal”). At the special meeting, you will also be asked to consider and vote on (i) a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the Merger (the “Advisory Compensation Proposal”) and (ii) a proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement of the special meeting to approve the Merger Proposal (the “Adjournment Proposal”).

If the Merger is completed, each share of common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of common stock held by (1) Parent, Merger Sub, or the Company (or held in the Company’s treasury) or by any subsidiary of Parent or Merger Sub or (2) any stockholder who is entitled to demand and properly demands appraisal of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware and who does not fail to perfect or otherwise effectively withdraw such demand or otherwise lose the right to appraisal) will be converted into the right to receive $15.00 in cash, without interest and reduced by the amount of any withholding that is required under applicable laws. The per share price of $15.00 represents approximately a 25% premium to the closing price of our common stock as of June 15, 2018, the last trading day prior to the announcement of the execution of the Merger Agreement, and approximately a 49% premium to the closing price of our common stock on October 30, 2017, the trading date immediately before the Company publicly announced our board of directors’ intention to conduct a review of strategic and financial alternatives.

Our board of directors (our “Board”), after considering the factors more fully described in the accompanying proxy statement, has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, advisable to and in the best interests of, the Company and its stockholders. Our Board unanimously recommends that stockholders vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger described in the accompanying proxy statement. Our

Board further recommends that you vote “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal also detailed in the accompanying proxy statement.

The proxy statement describes the Merger Agreement, the Merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about the Company from documents filed with the Securities and Exchange Commission. We urge you to read the entire proxy statement carefully, including the annexes and all documents incorporated by reference into this proxy statement, as it sets forth the details of the Merger Agreement and other important information related to the Merger.

Your vote is very important. The Merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote in favor of the proposal to approve the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger. A failure to vote your shares of common stock or an abstention on the proposal to approve the Merger Agreement and the transactions contemplated thereby will have the same effect as a vote “AGAINST” such proposal. Whether or not you plan to attend the special meeting, we ask you to submit a proxy to have your shares voted in advance of the special meeting by using one of the methods described in the proxy statement. If you hold your shares in “street name,” you should instruct your broker, bank, trust or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your broker, bank, trust or other nominee.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Saratoga Proxy Consulting, LLC, at:

Saratoga Proxy Consulting, LLC

528 8th Avenue, 14th Floor

New York, New York 10018

toll-free at (888) 368-0379 or (212) 257-1311

or by email at info@saratogaproxy.com

Thank you for your cooperation and continued support and interest in Rent-A-Center.

Very truly yours,

Mitchell E. Fadel
Chief Executive Officer

The accompanying proxy statement is dated August 15, 2018 and is first being mailed to stockholders on or about August 16, 2018.

Rent-A-Center, Inc.

5501 Headquarters Drive

Plano, Texas 75024

(972) 801-1100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 18, 2018

To the Stockholders of Rent-A-Center, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Rent-A-Center, Inc., a Delaware corporation (“Rent-A-Center”, “we”, “us”, “our” or the “Company”), will be held at 8:00 A.M., local time, on September 18, 2018, at 5501 Headquarters Drive, Plano, Texas 75024 to consider and vote upon:

1. a proposal to adopt and approve (a) the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 17, 2018, by and among the Company, Vintage Rodeo Parent, LLC, a Delaware limited liability company (“Parent”), and Vintage Rodeo Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent, and (b) the transactions contemplated by the Merger Agreement, including, without limitation, the Merger (collectively, the “Merger Proposal”);

2. a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the Merger (the “Advisory Compensation Proposal”); and

3. a proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement of the special meeting to approve the Merger Proposal (the “Adjournment Proposal”).

Holders of record of our common stock, par value $0.01 per share (the “common stock”), outstanding as of 5:00 p.m., New York City time, on August 7, 2018 (the “Record Date”), are entitled to notice of, and to vote at, the special meeting or at any adjournment or postponement of the special meeting. You will be entitled to one (1) vote for each share of common stock that you owned on the Record Date.

Our board of directors (our “Board”), after considering the factors more fully described in the accompanying proxy statement, has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, advisable to and in the best interests of, the Company and its stockholders. Our Board unanimously recommends that stockholders vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger described in the accompanying proxy statement. Our Board further recommends that you vote “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal also detailed in the accompanying proxy statement.

Your vote is important, regardless of the number of shares of common stock you own. The Merger cannot be completed unless holders of a majority of the shares of our common stock outstanding as of the Record Date vote in favor of the adoption of the Merger Proposal. Approval of each of the Advisory Compensation

Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or represented by proxy, at the special meeting. Approval of the Advisory Compensation Proposal and the Adjournment Proposal are not conditions to the completion of the Merger.

Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the special meeting. If you are a stockholder of record, please bring valid photo identification to the special meeting. If your shares of common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting valid photo identification and proof of your beneficial ownership of the Company’s common stock. Acceptable proof may include an account statement showing that you owned shares of common stock on the Record Date. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Stockholders who do not vote in favor of the proposal to adopt the Merger Agreement, and who submit a written demand for appraisal prior to the special meeting and comply with all other applicable requirements of Delaware law, which are summarized in the section entitled “Appraisal Rights” in the accompanying proxy statement (and the Delaware appraisal statute is reproduced in its entirety as Annex C to the accompanying proxy statement), may be entitled to rights of appraisal to obtain the fair value of their shares of common stock of Rent-A-Center.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE OR SUBMIT YOUR PROXY ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON BY BALLOT, YOUR VOTE WILL REVOKE ANY PROXY THAT YOU HAVE PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Dawn M. Wolverton Vice President—Assistant General Counsel and Secretary

August 15, 2018

i

ii

SUMMARY

This summary, together with the following section of this proxy statement entitled “Questions and Answers About the Special Meeting and the Merger,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a stockholder of the Company or that you should consider before voting at the special meeting. To better understand the Merger, you should read carefully this entire proxy statement, all of its annexes and all documents incorporated by reference into this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find Additional Information.” The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety. Each item in this summary includes a page reference directing you to a more complete description of that item.

All references in this proxy statement to:

•	“Rent-A-Center,” the “Company,” “we,” “us,” or “our” refer to Rent-A-Center, Inc.;

•	“Parent” refer to Vintage Rodeo Parent, LLC;

•	“Merger Sub” refer to Vintage Rodeo Acquisition, Inc., a wholly owned subsidiary of Parent;

•	“Merger Agreement” refer to the Agreement and Plan of Merger (as it may be amended from time to time), dated as of June 17, 2018, by and among the Company, Parent and Merger Sub; and

•

“Merger” refer to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent, as contemplated by the Merger Agreement, together with the other transactions contemplated by the Merger Agreement.

The Companies (Page 23)

Rent-A-Center, Inc.

Rent-A-Center is one of the largest rent-to-own operators in North America, focused on improving the quality of life for our customers by providing them the opportunity to obtain ownership of high-quality durable products, such as consumer electronics, appliances, computers (including tablets), smartphones, and furniture (including accessories), under flexible rental purchase agreements with no long-term obligation. We were incorporated in the State of Delaware in 1986, and our common stock is traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “RCII.”

Rent-A-Center’s principal executive offices are located at 5501 Headquarters Drive, Plano, Texas 75024. Our telephone number is (972) 801-1100 and our company website is www.rentacenter.com. We do not intend for information contained on our website to be incorporated into this proxy statement.

Vintage Rodeo Parent, LLC and Vintage Rodeo Acquisition, Inc.

Parent is an affiliate of Vintage Capital Management, LLC (“Vintage Capital”). Vintage Capital is a value-oriented, operations-focused, private and public equity investor specializing in the consumer, aerospace and defense, and manufacturing sectors. Vintage Capital is the controlling shareholder of Buddy’s Newco, LLC d/b/a Buddy’s Home Furnishings, a privately-held rent-to-own company with over 300 locations across the U.S. and Guam. Parent was formed on May 7, 2018, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Vintage Capital is the beneficial owner of approximately 6% of our common stock. Parent’s principal executive offices are located at 4705 S. Apopka Vineland Road, Suite 206, Orlando, Florida 32819, and its telephone number is (407) 909-8015.

Merger Sub is a wholly owned subsidiary of Parent and was formed on May 7, 2018, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at 4705 S. Apopka Vineland Road, Suite 206, Orlando, Florida 32819, and its telephone number is (407) 909-8015.

The Special Meeting (Page 24)

The special meeting of stockholders will be held at 8:00 A.M., local time, on September 18, 2018, at 5501 Headquarters Drive, Plano, Texas 75024. At the special meeting, holders of our common stock entitled to vote at the meeting will be asked to consider and vote upon:

•

a proposal to adopt and approve (a) the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent, and (b) the transactions contemplated by the Merger Agreement, including, without limitation, the Merger (collectively, the “Merger Proposal”);

•

a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to our named executive officers in connection with the Merger (the “Advisory Compensation Proposal”); and

•

a proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement of the special meeting to approve the Merger Proposal (the “Adjournment Proposal”).

Record Date and Quorum (Page 24)

The holders of record of our common stock as of 5:00 p.m., New York City time on August 7, 2018 (the “Record Date”), are entitled to receive notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. As of the Record Date, there were 53,507,970 shares of our common stock outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the special meeting.

Voting and Proxies (Page 25)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the internet, by returning the enclosed proxy card by mail, or by voting in person at the special meeting. If you intend to submit your proxy by telephone or via the internet, you must do so no later than the date and time indicated on the applicable proxy card. Even if you plan to attend the special meeting, if you hold shares of common stock in your own name as the stockholder of record, please vote your shares by completing, signing, dating, and returning by mail the enclosed proxy card, using the telephone number printed on your proxy card or using the internet voting instructions printed on your proxy card.

If you sign your proxy, but do not indicate how you wish to vote, your shares of common stock will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Adjournment Proposal.

If your shares of common stock are held in “street name,” you should instruct your broker, bank, trust or other nominee on how to vote such shares of common stock using the instructions provided by your broker, bank, trust or other nominee. If you fail to provide your nominee with instructions on how to vote your shares of common stock, your nominee will not be able to vote such shares at the special meeting. If your shares of common stock are held in “street name,” you must obtain a legal proxy from such nominee in order to vote in person at the special meeting.

Required Vote (Page 25)

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the Record Date. A failure to vote your shares of common stock or an abstention will have the same effect as a vote “AGAINST” the Merger Proposal. Approval of each of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or represented by proxy, at the special meeting.

Voting by Our Directors (Page 25)

Our directors have informed us that, as of the date of this proxy statement and to the extent they own shares of common stock, they intend to vote in favor of the Merger Proposal, the Advisory Compensation Proposal, and the Adjournment Proposal, although none of them has an obligation to do so. As of 5:00 p.m., New York City time, on the Record Date, our directors personally owned, in the aggregate, less than 1% of the outstanding shares of our common stock.

Revocation of Proxies (Page 26)

A stockholder of record entitled to vote at the special meeting may revoke his or her proxy at any time before the vote is taken at the special meeting by:

•

submitting a new proxy with a later date, by using the telephone or internet proxy submission procedures printed on your proxy card, or by completing, signing, dating, and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	delivering to the Company’s Secretary a written notice of revocation to Rent-A-Center, Inc., 5501 Headquarters Drive, Plano, Texas 75024, Attn: Corporate Secretary.

Attending the special meeting without taking one of the actions described above will not revoke your proxy.

If you hold your shares of common stock in “street name” through a broker, bank, trust or other nominee, you will need to follow the instructions provided to you by your broker, bank, trust or other nominee in order to revoke, change or submit new voting instructions. You may also vote in person by ballot at the special meeting if you obtain a “legal proxy” from your bank, broker, trust or other nominee giving you the right to vote your shares at the special meeting.

The Merger (Page 28)

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company. The Company will be the surviving corporation (the “Surviving Company”) in the Merger and will continue as a wholly owned subsidiary of Parent.

If the Merger is completed, at the effective time of the Merger (the “Effective Time”), each outstanding share of common stock (other than shares of common stock held by (a) Parent, Merger Sub, or the Company (or held in the Company’s treasury) or by any subsidiary of Parent or Merger Sub, in each case outstanding immediately prior to the Effective Time (such shares, “Excluded Shares”) or (b) any stockholder who is entitled to demand and properly demands appraisal of such shares in accordance with Section 262 of the DGCL and who does not fail to perfect or otherwise effectively withdraw such demand or otherwise lose the right to appraisal (such shares, “Dissenting Shares”) will be converted into the right to receive $15.00 in cash (the “Merger Consideration”), without interest and reduced by the amount of any withholding that is required under applicable laws. At or prior to the Effective Time, Parent will deposit or cause to be deposited with the paying agent sufficient cash to pay to the holders of the common stock the Merger Consideration. Promptly after the Effective Time (and in any event within five business days after the Effective Time), Parent will cause the paying agent to send to each record holder of shares of common stock that were converted into the right to receive the Merger Consideration a letter of transmittal and instructions for use in effecting the delivery of shares to the paying agent and for effecting the surrender of certificates in exchange for the Merger Consideration.

Upon completion of the Merger, shares of our common stock will no longer be listed on any stock exchange or quotation system. You will not own any shares of the Surviving Company. The Merger Agreement is attached as Annex A to this proxy statement. Please read it carefully.

Recommendation of Our Board and Reasons for the Merger (Page 28)

Our board of directors (the “Board” or the “Rent-A-Center Board”), after considering the factors more fully described in this proxy statement, has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, advisable to and in the best interests of, the Company and its stockholders. Our Board unanimously recommends that stockholders vote “FOR” the Merger Proposal. Our Board further recommends that stockholders vote “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. For the factors considered by our Board in reaching its decision to approve and declare advisable the Merger Agreement, see the section entitled “The Merger (Proposal 1)—Reasons for the Merger.”

Opinion of Our Financial Advisor (Page 45 and Annex B)

Pursuant to an engagement letter, dated December 7, 2017, which was amended by written agreement on June 3, 2018 and further amended by written agreement on July 12, 2018, the Company retained J.P. Morgan Securities, LLC (“J.P. Morgan”) as its financial advisor in connection with evaluating strategic and financial alternatives, including the proposed Merger.

At the meeting of the Board on June 17, 2018, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the Merger Consideration to be paid to the holders of the common stock in the proposed Merger was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its June 17, 2018 oral opinion by delivering its written opinion, dated June 17, 2018, to the Board that, as of such date, the Merger Consideration to be paid to the holders of the common stock in the proposed Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated June 17, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the Merger Consideration to be paid to the holders of the common stock in the proposed Merger and did not address any other aspect of the proposed Merger. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Merger or any other matter. For a description of the opinion that the Board received from J.P. Morgan, see “The Merger (Proposal 1)—Opinion of Our Financial Advisor” beginning on page 45 of this proxy statement.

Conditions to the Merger (Page 86)

Each party’s obligation to effect the Merger is subject to the satisfaction or waiver at or prior to the closing of the Merger of the following conditions:

•	the adoption of the Merger Agreement and approval of the Merger by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon;

•

the expiration or termination of any applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of all other required consents under any antitrust laws; and

•

the absence of any law or order (whether temporary, preliminary or permanent) being in effect that makes the Merger illegal or prohibits or otherwise prevents the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the closing of the following additional conditions:

•

the representations and warranties of the Company set forth in the Merger Agreement with respect to organization, standing and power; Company subsidiaries; certain capital structure matters; authority, execution and delivery, and enforceability; anti-takeover laws; brokers’ fees; and the opinion from the Company’s financial advisor (i) that are not qualified by materiality or Company Material Adverse Effect (see “The Merger Agreement—Representations and Warranties—Definition of Material Adverse Effect”) are true and correct in all material respects as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of a particular date or period of time, in which case as of such particular date or period of time), subject to certain materiality or Material Adverse Effect qualifiers; and (ii) that are qualified by materiality or Company Material Adverse Effect are true and correct in all respects (without disregarding such materiality or Company Material Adverse Effect qualifications as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of a particular date or period of time, in which case as of such particular date or period of time);

•

the representations and warranties of the Company set forth in the Merger Agreement with respect to the capitalization structure of the Company are true and correct as of the date of the Merger Agreement and as of the closing date, except for such failures to be true and correct that would not reasonably be expected to result in additional cost, expense or liability to Parent or Merger Sub, individually or in the aggregate, that is more than $1,000,000;

•

the remaining representations and warranties of the Company set forth in the Merger Agreement are true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” contained therein) as of the date of the Merger Agreement and as of the closing date of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any failure of such representations or warranties to be so true and correct that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

•

the performance, in all material respects, by the Company of all obligations required to be performed by it under the Merger Agreement at or prior to the closing date of the Merger (it being understood that non-compliance cured in accordance with the Merger Agreement will not be taken into account);

•	since the date of the Merger Agreement, there has not been a Company Material Adverse Effect;

•	receipt of a certificate executed by an executive officer of the Company to the effect that the conditions described in the preceding five bullets are satisfied; and

•

no governmental entity of competent jurisdiction has initiated a suit, action or proceeding seeking to prohibit or otherwise prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the closing of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement are true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be so true and correct have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect (see “The Merger Agreement—Representations and Warranties—Definition of Material Adverse Effect”);

•

the performance, in all material respects, by Parent and Merger Sub of all obligations required to be performed by it under the Merger Agreement at or prior to the closing date (it being understood that any non-compliance cured in accordance with the Merger Agreement will not be taken into account); and

•	receipt of a certificate executed by an executive officer of Parent to the effect that the conditions described in the preceding two bullets are satisfied.

Treatment of Company Equity Awards in the Merger (Page 71)

Stock Options. Except as otherwise agreed upon in writing between the holder of Company Stock Options and Parent, effective as of immediately prior to the Effective Time, each then-outstanding and unexercised stock option (“Company Stock Option”) will be automatically canceled and converted into the right to receive from the Surviving Company an amount in cash equal to the product of (a) the total number of shares of common stock then underlying such Company Stock Option multiplied by (b) the excess, if any, of $15.00 over the exercise price per share of such Company Stock Option, without any interest thereon and subject to all applicable withholding, if any. The aggregate amount due to a holder of Company Stock Options pursuant to the preceding sentence will be paid by the Surviving Company upon the later of (i) five business days after the closing date and (ii) the date of the Company’s first regularly scheduled payroll after the closing date. In the event that the exercise price of any Company Stock Option is equal to or greater than $15.00, such Company Stock Option will be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

Performance Stock Unit Awards. Except as otherwise agreed upon in writing between the holder of Company PSUs and Parent, effective as of immediately prior to the Effective Time, each then-outstanding performance stock unit (“Company PSU”) will be automatically canceled and converted into the right to receive from the Surviving Company an amount in cash equal to the product of (a) the total number of shares of common stock then underlying such Company PSU multiplied by (b) $15.00 without interest and subject to all applicable withholding, if any. The aggregate amount due to a holder of Company PSU pursuant to the preceding sentence will be paid by the Surviving Company upon the later of (i) five business days after the closing date and (ii) the date of the Company’s first regularly scheduled payroll after the closing date.

Restricted Stock Unit Awards. Except as otherwise agreed upon in writing between the holder of Company RSUs and Parent, effective as of immediately prior to the Effective Time, each then-outstanding restricted stock unit (“Company RSU”) will be automatically canceled and converted into the right to receive from the Surviving Company an amount in cash equal to the product of (a) the total number of shares of common stock then underlying such Company RSU multiplied by (b) $15.00 without interest and subject to all applicable withholding, if any. The aggregate amount due to a holder of Company RSUs pursuant to the preceding sentence will be paid by the Surviving Company upon the later of (i) five business days after the closing date and (ii) the date of the Company’s first regularly scheduled payroll after the closing date.

Interests of Rent-A-Center’s Directors and Executive Officers in the Merger (Page 62)

In considering the recommendation of our Board with respect to the Merger Agreement and the Merger, you should be aware that some of our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of stockholders generally. Interests of our directors and executive officers may be different from or in addition to the interests of stockholders for the following reasons, among others: potential employment of our executive officers following the Merger with Parent or the Surviving Company; the accelerated vesting and/or cash-out of Company equity awards held by them; potential change in control severance compensation and benefits payable to them under existing agreements with certain officers of the Company; employment relationships and other affiliations between certain members of our Board and Engaged Capital, LLC, the Company’s largest stockholder; and our directors’ and officers’ rights under the Merger Agreement to ongoing indemnification and insurance coverage. The members of the Board were aware of such different and additional interests and considered those interests, among other matters, in negotiating, evaluating and approving the Merger and the Merger Agreement, and in recommending to stockholders that the Merger Agreement and the transactions contemplated thereby be approved. These interests are discussed in more detail in “The Merger (Proposal 1)—Interests of Certain Persons in the Merger” beginning on page 62 of this proxy statement.

Financing (Page 58)

Rent-A-Center and Parent estimate that the total amount of funds required to complete the Merger and related transactions and pay related fees and expenses will be approximately $1.603 billion. Parent expects this amount to be funded through a combination of the following:

•

an investment fund associated with Parent (the “Vintage Investor”) and B. Riley Financial, Inc. (collectively, the “Investors”) have committed, pursuant to an equity commitment letter, dated as of June 17, 2018, to capitalize Parent, at or prior to the Effective Time, with an aggregate equity contribution up to $610 million, on the terms and subject to the conditions set forth in the equity commitment letter; and

•

B. Riley Financial, Inc., Guggenheim Corporate Funding, LLC and GACP Finance Co., LLC have committed to provide an aggregate principal amount of $1,075 million in debt financing, consisting of two senior secured term loans, one of which is in the aggregate principal amount of $800 million and the other of which is in the aggregate principal amount of $275 million, on the terms and subject to the conditions set forth in each lender’s respective debt commitment letters, dated as of June 17, 2018.

The completion of the Merger is not subject to any financing condition, although funding of the debt and equity financing is subject to the satisfaction of the conditions set forth in the equity and debt commitment letters under which the financing relating to the Merger will be provided.

Limited Guarantee (Page 61)

B. Riley Financial, Inc. and Vintage RTO, L.P., an entity associated with Parent (collectively, the “Guarantors”), have executed and delivered a limited guarantee in favor of the Company to guarantee, on a joint and several basis, Parent’s obligations to pay any termination fee payable to the Company under the Merger Agreement, and all of the liabilities and obligations of Parent or Merger Sub (including certain reimbursement and indemnification obligations) under the Merger Agreement, subject to a maximum aggregate liability of $128.5 million.

Alternative Proposal; Unsolicited Proposals (Page 77)

The Company will, and will cause each of its subsidiaries, and its and their officers, directors, or managers, and will instruct its and their employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives, to (a) immediately cease any existing solicitations, discussions or negotiations with any persons (other than Parent, Merger Sub and their respective representatives) that may be ongoing with respect to any Inquiry (as defined below) or any Alternative Proposal (as defined below), (b) request the prompt return or destruction (to the extent provided for in the applicable confidentiality agreement) of all confidential information previously furnished to any person (other than Parent, Merger Sub and their respective representatives) that has, within the one year period of the date of the Merger Agreement, received confidential information concerning the Company and its subsidiaries in connection with a potential strategic transaction with the Company, and (c) terminate access by any person and its representatives (other than Parent, Merger Sub and their respective representatives) to any online or other data rooms containing any confidential information in respect of the Company and its subsidiaries.

The Company will, and will cause each of its subsidiaries, and its and their officers, directors, or managers, and will instruct its employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement not to directly or indirectly:

•

solicit, initiate, induce, propose, knowingly encourage or facilitate any Inquiry or the making, submission or announcement of any proposal that constitutes, or could reasonably be expected to lead to, an Alternative Proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by the Merger Agreement (such as answering unsolicited phone calls or receiving unsolicited correspondence) will not be deemed to “facilitate” for purposes of the Merger Agreement);

•

furnish or otherwise provide access to non-public information regarding the Company and its subsidiaries, or afford access to the business, employees, officers, contracts, properties, assets, books or records of the Company or any of its subsidiaries, to any person in connection with or in response to an Inquiry or an Alternative Proposal;

•	participate in or knowingly facilitate any discussions or negotiations with any person with respect to an Alternative Proposal;

•

adopt, enter into, or propose publicly to adopt or enter into a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement or contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an Alternative Proposal (other than an Acceptable Confidentiality Agreement (as defined below));

•

approve, endorse, accept or adopt or recommend the approval, acceptance or adoption of, or make or authorize any public statement, recommendation or solicitation in support of, any Inquiry or Alternative Proposal;

•	withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub the Company board recommendation; or

•	authorize, resolve, publicly propose or commit to take any of the actions referred to in the foregoing bullet points.

If at any time prior to the special meeting, the Company receives an unsolicited bona fide written Alternative Proposal (x) that the Board determines in good faith to be (after consultation with the Company’s financial advisors and outside legal counsel), or to be reasonably likely to lead to, a Superior Proposal (as defined in “The Merger Agreement—Other Covenants and Agreements”), and (y) in respect of which the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, the Company may then take the following actions:

•

furnish any nonpublic information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and its subsidiaries to any person in response to such an Alternative Proposal, pursuant to the prior execution of (and the Company may enter into) an Acceptable Confidentiality Agreement; provided that if the person making such an Alternative Proposal is a known competitor of the Company, the Company may not provide any commercially sensitive non-public information to such person in connection with the actions permitted herein other than in accordance with customary “clean room” or other similar procedures designed to limit any adverse effect on the Company of the sharing of such information;

•	enter into and maintain discussions with any person with respect to an Alternative Proposal; and

•	engage in the activities otherwise described in the Merger Agreement with respect to any person, subject in the case of this bullet, to the terms and conditions set forth above.

The Company has agreed to promptly (and in no event more than two business days) following the Company’s receipt of any Alternative Proposal or Inquiry, provide Parent with written notice of such Alternative Proposal or Inquiry, which notice must include a written summary of the price and other material terms and conditions thereof (including the identity of the person making such Alternative Proposal or Inquiry) and a copy thereof (including materials relating to the proposed financing commitments with customary redactions). In addition, the Company must substantially concurrently provide Parent with any nonpublic information concerning the Company or its subsidiaries that may be provided to any other person or group in connection with any such Alternative Proposal or Inquiry which was not previously provided to Parent. In addition, the Company must keep Parent reasonably informed on a prompt and timely basis of any material change to the terms or status of the Alternative Proposal or Inquiry, and must provide Parent with copies of all amendments or supplements thereto (including materials relating to any proposed financing commitments with customary redactions), and the general status of any discussions and negotiations with respect to such Alternative Proposal or Inquiry. The Company must (i) no later than twelve hours prior to the meeting (or, if earlier, concurrently with notice to the Board), notify Parent, orally and in writing (including by email), of any scheduled meeting of the Board at which it is reasonably likely that the Board will consider any Alternative Proposal or Inquiry and (ii) as promptly as reasonably practicable (and in any event within one business day) notify Parent of any determination by the Board that an Alternative Proposal constitutes a Superior Proposal.

Company Adverse Recommendation Change (Page 80)

At any time prior to the special meeting, the Board may, (a) upon the occurrence of a material event, development or occurrence following the date of the Merger Agreement with respect to the Company or its subsidiaries (taken as a whole) that was not known or reasonably expected to have been known or foreseen to or by the Board (an “Intervening Event”), make an Adverse Recommendation Change (as defined in “The Merger Agreement—Other Covenants and Agreements”) and (b) solely in the case of a Superior Proposal, terminate the

Merger Agreement and enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of the Merger Agreement, if in the case of clauses (a) and (b), the Board has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, provided that the Board may not make an Adverse Recommendation Change, or in the case of a Superior Proposal, terminate the Merger Agreement unless:

•

the Company has provided Parent at least three business days’ prior written notice (the “Notice Period”) of taking such action, which notice must advise Parent of the circumstances giving rise to the proposed Adverse Recommendation Change, and in the case of a Superior Proposal, that the Board has received a Superior Proposal and must include a copy of such Superior Proposal (including copies of any materials related to any proposed financing commitments with respect thereto with customary redactions);

•

to the extent requested by Parent, the Company has engaged in good faith negotiations with Parent to make such adjustments in the terms and conditions of the Merger Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute a Superior Proposal (in the reasonable judgment of the Board), or in cases not involving a Superior Proposal, the failure to make such Adverse Recommendation Change (in the reasonable judgment of the Board after consultation with the Company’s financial advisors and outside legal counsel) would no longer reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law; and

•

following the expiration of the Notice Period and any negotiations with or consideration of any proposals, amendments or modifications made or agreed to by Parent during the Notice Period, if any, the Board had determined in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in cases not involving a Superior Proposal, that the failure to make an Adverse Recommendation Change or terminate the Merger Agreement and enter into a Superior Proposal, would reasonably be likely to be inconsistent with the exercise of their fiduciary duties under applicable law.

Termination (Page 87)

The Company and Parent may terminate the Merger Agreement by mutual written consent at any time before the Effective Time. In addition, either the Company or Parent may terminate the Merger Agreement if:

•

the Merger is not consummated on or before 11:59 p.m., Eastern Time, on December 17, 2018 (the “End Date”), provided that, in the event that required antitrust approvals have not been obtained, either party may elect (by delivering notice to the other party at or prior to the End Date) to extend the End Date to March 17, 2019, provided further that, following such extension, either party may elect (by delivering notice to the other party at or prior to 11:59 p.m., Eastern time, on March 17, 2019) to extend the End Date to June 17, 2019;

•

upon written notice to the other party if there exists any legal restraint from any governmental authority that permanently restrains, enjoins or otherwise prohibits the Merger and such order or other action is, or shall have become, final and non-appealable;

•	the Company’s stockholders fail to approve the Merger Proposal at the special meeting or any adjournments or postponements thereof; or

•

if the other party has breached any of its representations or warranties or failed to perform any covenants or agreements contained in the Merger Agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured, provided that such party is not in material breach of its obligations.

The Company may also terminate the Merger Agreement:

•

at any time prior to the adoption of the Merger Agreement by the Company’s stockholders, in order for the Company to enter into a definitive written agreement with respect to a Superior Proposal substantially concurrently with such termination provided that the Company has paid the related termination fee to Parent and otherwise complied with its obligations under the Merger Agreement; or

•

upon written notice to Parent, if (i) all conditions to Parent’s obligation to complete the closing (other than those conditions that are to be satisfied by action taken at the closing) have been satisfied or waived, (ii) the Company has irrevocably notified Parent in writing at least three business days prior to such termination that it is ready, willing and able to consummate the Merger, (iii) Parent and Merger Sub fail to consummate the Merger within three business days following the date upon which the closing should have occurred pursuant to the terms of the Merger Agreement and (iv) at all times during such three business day period, the Company stood ready, willing and able to consummate the transactions contemplated by the Merger Agreement; provided that the Company is not in breach of the Merger Agreement in any material respect.

Parent may also terminate the Merger Agreement upon written notice to the Company if (A) the Board shall have effected an Adverse Recommendation Change, (B) the Board, within ten business days of a tender or exchange offer relating to the common stock having been commenced, has failed to publicly recommend against such tender or exchange offer, (C) the Board failed to publicly reaffirm the Board recommendation within three business days after a written request by Parent to do so, or (D) the Company has willfully and materially breached or failed to perform any of its non-solicitation obligations set forth in the Merger Agreement.

Termination Fees (Page 88)

Company Termination Fee. The Company will be required to pay a termination fee to Parent in an amount in cash equal to $25.3 million upon the termination of the Merger Agreement:

•	by the Company, to enter into a definitive acquisition agreement with respect to a Superior Proposal;

•

by Parent, if (a) the Board shall have effected an Adverse Recommendation Change, whether or not permitted in the Merger Agreement, (b) the Board, within ten business days of a tender or exchange offer relating to the common stock having been commenced, has failed to publicly recommend against such tender or exchange offer, (c) the Board has failed to publicly reaffirm the Company board recommendation within three business days after a written request by Parent to do so, or (d) the Company shall have materially and willfully breached or failed to perform any of its non-solicitation obligations under the Merger Agreement with respect to any alternative transaction proposal; or

•	by Company or Parent, as applicable, if:

•	an Alternative Proposal has been publicly made or proposed (and not withdrawn or abandoned) after the date of the Merger Agreement and prior to the termination of the Merger Agreement;

•

following the occurrence of an event described in the preceding bullet, the Merger Agreement is terminated because (i) the Merger has not been consummated on or before the End Date (after giving effect to any applicable extension, but subject to certain conditions having been satisfied), or (ii) the Company breached its representations or covenants under the Merger Agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured; and

•

within twelve months after the date of such termination, the Company enters into a written agreement to consummate an Alternative Proposal and such Alternative Proposal is subsequently consummated (with each reference to 15% in the definition of Alternative Proposal being replaced with more than 50%).

Parent Termination Fee. Parent will be required to pay to the Company a reverse termination fee of $126.5 million in the event that the Merger Agreement is terminated:

•	by Company or Parent, as applicable, if:

•

the Merger has not been consummated on or before the End Date (after giving effect to any applicable extension) and any applicable waiting period under the HSR Act has not expired or any other required consents pursuant to the HSR Act and antitrust laws have not been obtained;

•

the Merger Agreement has not been consummated due to a final and non-appealable legal restraint relating to an antitrust law that makes the Merger illegal or prohibits or otherwise prevents the consummation of the Merger or the other transactions contemplated by the Merger Agreement, as a result of a proceeding brought by a governmental entity;

•

Parent or Merger Sub breaches its representations or warranties or fails to perform any covenants or agreements contained in the Merger Agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured; or

•

the Merger has not been completed within three business days following the date the closing should have occurred pursuant to the Merger Agreement, and at the time of such termination, all conditions to Parent’s obligation to consummate the closing (other than those conditions that are to be satisfied by action taken at the closing) have been satisfied and the Company has irrevocably confirmed by written notice to Parent at least three business days prior to such termination that it is ready, willing, and able to consummate the closing and at all times during such three business day period, the Company was ready, willing and able to consummate the transactions contemplated by the Merger Agreement.

These fees are discussed in more detail in the section entitled “The Merger Agreement—Termination Fees.”

Fees and Expenses (Page 89)

Other than as specifically set forth in the Merger Agreement, each party shall bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Regulatory Approvals (Page 69)

Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information has been furnished to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. The Merger Agreement requires the parties to use their commercially reasonable efforts to (a) file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement within 20 business days of the date of the Merger Agreement, (b) make all other filings that are required to be made in order to consummate the transactions contemplated by the Merger Agreement pursuant to other antitrust laws with respect to the transactions contemplated by the Merger Agreement as promptly as practicable, and (c) subject to the terms of the Merger Agreement, provide any supplemental information requested by any governmental entity relating to such filings.

The Merger Agreement further requires Parent and Merger Sub to use their respective commercially reasonable efforts to cooperate with any governmental entity in connection with obtaining the Governmental Approvals (as defined below) and to promptly undertake any and all actions required to complete lawfully the Merger and the other transactions contemplated by the Merger Agreement, as soon as practicable (but in any event prior to the End Date) and any and all actions necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any action by or on behalf of any governmental entity or the issuance of a legal restraint that would make illegal or prohibit or otherwise prevent the consummation of the Merger or the other transactions contemplated thereby.

Material U.S. Federal Income Tax Consequences of the Merger (Page 66)

If you are a U.S. Holder (as defined below in “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of common stock who receives cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between (a) the amount of cash received and (b) such U.S. Holder’s adjusted tax basis in the shares of common stock exchanged therefor. Such gain or loss generally will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the common stock exchanged is more than one year as of the closing date of the Merger.

You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any federal, state, local, or foreign tax laws).

Appraisal Rights (Page 96 and Annex C)

Holders of our common stock are entitled to appraisal rights in connection with the Merger in accordance with Section 262 of the DGCL. Under Delaware law, holders of our common stock who do not vote in favor of the adoption of the Merger Proposal (either in person or represented by proxy), who properly demand appraisal of their shares of common stock and who otherwise comply with the requirements of Section 262 of the DGCL may be entitled to seek appraisal for, and obtain payment in cash for the judicially determined “fair value” of, their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger and together with interest (as described further below), if any, to be paid upon the amount determined to be “fair value,” in lieu of receiving the Merger Consideration if the Merger is completed, but only if they comply with all applicable requirements of the DGCL and if certain conditions are met. This value could be more than, the same as, or less than the Merger Consideration. Any holder of shares of common stock intending to exercise appraisal rights must deliver a written demand for appraisal to us prior to the vote on the Merger Proposal, not vote in favor of the Merger Proposal, by proxy or otherwise, continue to hold the shares of record through the effective date of the Merger, and otherwise strictly comply with all of the procedures required by Delaware law. If you hold your common stock through a broker, bank, trust or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your broker, bank, trust or other nominee. In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly. The relevant provisions of the DGCL are included as Annex C to this proxy statement. Please read these provisions carefully. Failure to strictly comply with these provisions may result in loss of the right of appraisal.

Market Price of Common Stock and Dividend Data (Page 93)

The closing price of our common stock on Nasdaq on June 15, 2018, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $12.03 per share of common stock. On August 10, 2018, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the common stock on Nasdaq was $14.72 per share of common stock. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of common stock.

The Company declared and paid quarterly dividends for each fiscal quarter during 2016 and for the first and second quarters of 2017. The Company has no intention to pay any dividends prior to the consummation of the Merger. The terms of the Merger Agreement do not allow us to declare or pay a dividend, without the prior written consent of Parent, between June 17, 2018 and the earlier of the Effective Time or the termination of the Merger Agreement.

Delisting and Deregistration of Common Stock (Page 93)

If the Merger is completed, the common stock will be delisted from Nasdaq and deregistered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Litigation Related to the Merger (Page 69)

Three putative class action complaints have been filed in connection with the proposed Merger transaction announced on June 18, 2018. On August 2, 2018, plaintiff Shiva Stein filed a lawsuit captioned Stein v. Rent-A-Center, Inc., No. 1:18-cv-01152, against Rent-A-Center and members of the Rent-A-Center Board in the United States District Court for the District of Delaware. On August 3, 2018, plaintiff Ken Herz filed a lawsuit captioned Herz v. Rent-A-Center, Inc., No. 1:18-cv-01162, against Rent-A-Center and members of the Rent-A-Center Board in the United States District Court for the District of Delaware. On August 8, 2018, plaintiff Charles Robitaille filed a lawsuit captioned Robitaille v. Rent-A-Center, Inc., No. 1:18-cv-01204, against Rent-A-Center and members of the Rent-A-Center Board in the United States District Court for the District of Delaware. All three lawsuits allege violations of Sections 14(a) and 20(a) of the Exchange Act, and SEC Rule 14a-9, for alleged material misstatements or omissions in connection with the proposed transaction. All three complaints include demands for, among other things, an order enjoining defendants from closing the proposed Merger transaction absent certain disclosures of information identified in the complaints. Rent-A-Center believes these complaints are without merit and intends to vigorously defend itself.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents incorporated by reference into this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement captioned “Where You Can Find Additional Information.”

Q:	Why am I receiving this proxy statement?

A:

On June 17, 2018, we entered into the Merger Agreement providing for the Merger of Merger Sub, a direct and wholly owned subsidiary of Parent, with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. You are receiving this proxy statement in connection with our Board’s solicitation of proxies from holders of common stock in favor of the Merger Proposal and in favor of the other matters to be voted on at the special meeting or any adjournment or postponement of the special meeting.

Q:	What is the proposed transaction?

A:

The proposed transaction is the Merger of Merger Sub with and into the Company pursuant to the Merger Agreement and the transactions contemplated thereby. Following the Effective Time, the Company would be privately held as a wholly owned subsidiary of Parent.

Q:	What will I receive in the Merger?

A:

If the Merger is completed, you will be entitled to receive $15.00 in cash, without interest and reduced by the amount of any withholding that is required under applicable law, for each share of our common stock that you own. For example, if you own 100 shares of common stock, you will be entitled to receive $1,500.00 in cash in exchange for your shares of common stock, without interest and reduced by the amount of any withholding that is required under applicable law. You will not be entitled to receive shares in the Surviving Company or any equity interests in Parent.

Q:	How does the per share Merger Consideration compare to the unaffected market price of our common stock?

A:

The $15.00 per share Merger Consideration represents approximately a 25% premium to the closing price of our common stock as of June 15, 2018, the last trading day prior to the announcement of the execution of the Merger Agreement, and approximately a 49% premium to the closing price of our common stock on October 30, 2017, the trading date immediately before the Company publicly announced our Board’s intention to conduct a review of strategic and financial alternatives.

Q:	Where and when is the special meeting?

A:	The special meeting of stockholders will be held at 8:00 A.M., local time, on September 18, 2018, at 5501 Headquarters Drive, Plano, Texas 75024.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger;

•	a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to our named executive officers in connection with the Merger; and

•

a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement of the special meeting to approve the proposal to adopt the Merger Agreement.

Q:	What is a quorum?

A:

A quorum will be present if holders of a majority of the shares of our common stock outstanding on the Record Date and entitled to vote at the special meeting are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but abstain or fail to provide voting instructions on any of the proposals listed on the proxy card, your shares of common stock will be counted for purposes of determining whether a quorum is present at the special meeting.

If your shares of common stock are held in “street name” by your broker, bank, trust or other nominee and you do not instruct the nominee how to vote your shares of common stock, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What vote of our stockholders is required to adopt the Merger Agreement?

A:

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the Record Date. In addition, under the Merger Agreement, the receipt of such required vote is a condition to the completion of the Merger. A failure to vote your shares of common stock or an abstention will have the same effect as a vote “AGAINST” the Merger Proposal.

Q:	What vote of our stockholders is required to approve other matters to be considered at the special meeting?

A:

Approval of each of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or represented by proxy, at the special meeting. Abstentions will have the same effect as a vote “AGAINST” these proposals. Because all proposals for the special meeting are non-routine and non-discretionary, there will not be any broker non-votes for such proposals.

Q:	How will our directors vote on the Merger Proposal?

A:

Our directors have informed us that, as of the date of this proxy statement and to the extent they own shares of common stock, they intend to vote in favor of the Merger Proposal, the Advisory Compensation Proposal, and the Adjournment Proposal, although none of them has an obligation to do so. As of 5:00 p.m., New York City time, on the Record Date, our directors personally owned, in the aggregate, less than 1% of the outstanding shares of our common stock.

Q:	What voting power do I have?

A:	At the special meeting, holders of common stock will have one vote per share that our records show were owned as of the Record Date.

Q:	How does our Board recommend that I vote?

A:

Our Board unanimously recommends that stockholders vote “FOR” the Merger Proposal. Our Board further recommends that stockholders vote “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Q:	When do you expect the Merger to be completed?

A:

We currently anticipate completing the Merger by the fourth quarter of 2018, but we cannot predict the exact timing of the completion of the Merger or whether the Merger will be completed. In order to complete the Merger, stockholders must approve the adoption of the Merger Proposal at the special meeting and the other closing conditions under the Merger Agreement, including receipt of required regulatory approvals, must be satisfied or, to the extent legally permitted, waived.

Q:	What effects will the Merger have on the Company?

A:

Our common stock is currently registered under the Exchange Act, and is listed on Nasdaq under the symbol “RCII.” As a result of the Merger, we will cease to be a publicly traded company and will become a privately held subsidiary of Parent. Following the Merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated and our common stock will no longer be listed or quoted on any stock exchange or quotation system, including Nasdaq.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted by our stockholders, or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares of common stock in connection with the Merger. Instead, we will remain a public company and shares of our common stock will continue to be listed or quoted on Nasdaq. In addition, under specified circumstances, we may be required to pay Parent a termination fee of $25.3 million or Parent may be required to pay us a termination fee of $126.5 million. See “The Merger Agreement—Termination Fees.”

Q:	What will happen if stockholders do not approve the advisory proposal on specified compensation payable to our named executive officers in connection with the Merger?

A:

The approval of this proposal is not a condition to the completion of the Merger. The vote on this proposal is an advisory vote and will not be binding on us or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Therefore, regardless of whether our stockholders approve this proposal, if the Merger is completed, the specified compensation will still be paid to our named executive officers to the extent payable in accordance with the terms of the Merger Agreement and applicable compensation and severance arrangements.

Q:	What do I need to do now? How do I vote my shares of common stock?

A:

We urge you to read this proxy statement carefully, including its annexes and the documents incorporated by reference into this proxy statement. Your vote is important. If you are a stockholder of record of common stock, you can ensure that your shares of common stock are voted at the special meeting by submitting your proxy by:

•	mail, using the enclosed postage-paid envelope;

•	telephone, using the toll-free number listed on each proxy card; or

•	the internet, at the address provided on each proxy card.

If you hold your shares of common stock in “street name” through a broker, bank, trust or other nominee, you should follow the directions provided by your broker, bank, trust or other nominee regarding how to instruct your nominee to vote your shares. Without those instructions, your shares of common stock will not be voted, which will have the same effect as voting “AGAINST” the Merger Proposal.

Q:	Can I revoke my proxy?

A:

Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record of common stock, you may revoke your proxy by notifying the Company’s Secretary in writing at c/o Rent-A-Center, Inc., 5501 Headquarters Drive, Plano, Texas 75024, Attn: Secretary, or by submitting a new proxy by telephone, the internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares of common stock in “street name” and you have instructed a broker, bank, trust or other nominee to vote your shares of common stock, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank, trust or other nominee to revoke your voting instructions or submit new voting instructions.

Q:	Will my shares of common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:

No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to separately submit, a proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What happens if I sell my shares of common stock before completion of the Merger?

A:

If you transfer your shares of common stock (whether or not such shares are entitled to vote), you will have transferred your right to receive the Merger Consideration in the Merger and lost your right to pursue appraisal of your shares under Delaware law. In order to receive the Merger Consideration (or, if you properly demand appraisal, to remain entitled to appraisal rights with respect to your shares), you must hold your shares of common stock through completion of the Merger.

The Record Date for stockholders entitled to vote at the special meeting is earlier than the special meeting date and the closing of the Merger. If you transfer your shares of common stock after the Record Date but before the special meeting, you will have transferred your right to receive the Merger Consideration in the Merger but, unless special arrangements are made, retained the right to vote at the special meeting.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:

No. After the Merger is completed, you will receive a letter of transmittal from the exchange agent for the Merger with detailed written instructions for exchanging your shares of common stock for the Merger Consideration. If your shares of common stock are held in “street name” by your broker, bank, trust or other nominee, you may receive instructions from your broker, bank, trust or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the Merger Consideration. Please do not send in your stock certificates or other evidence of ownership now.

Q:	I do not know where my stock certificate is—how will I get the Merger Consideration for my shares?

A:

If the Merger is completed, the transmittal materials you will receive after the completion of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. These procedures will include an affidavit that you will need to sign attesting to the loss of your stock certificate. Parent may also require that you provide indemnity to the Surviving Company in order to cover any potential loss from the missing stock certificate.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares of common stock?

A:

Holders of common stock are entitled to appraisal rights in connection with the Merger in accordance with Section 262 of the DGCL. Stockholders who do not vote in favor of the Merger Proposal and otherwise comply with the requirements of Section 262 of the DGCL may be entitled to statutory appraisal rights under Delaware law if the Merger is completed and certain conditions are met. This means that if you comply with the requirements of Section 262 of the DGCL, you may be entitled to have the “fair value” of your shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, determined by the Delaware Court of Chancery and to receive payment based on that valuation, together with interest, if any, to be paid upon the amount determined to be fair value by the court, instead of receiving the Merger Consideration, as described in more detail below. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as, or less than the amount you would have received under the Merger Agreement. If you hold your common stock through a broker, bank, trust or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your broker, bank, trust or other nominee. To exercise your appraisal rights, you must strictly comply with the requirements of the DGCL. In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly. See “Appraisal Rights” and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement. Please read it carefully.

Q:	Do any of our directors or executive officers have interests in the Merger that may differ from those of stockholders generally?

A:

Yes. In considering the recommendation of our Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally. These interests include, among others: potential employment of our executive officers following the Merger with Parent or the Surviving Company; the accelerated vesting and cash-out of all Company equity awards held by them; potential change in control severance compensation and benefits payable to them under our executive employment agreements; and their rights under the Merger Agreement to ongoing indemnification and insurance coverage. In (a) evaluating and negotiating the Merger Agreement, (b) approving the Merger Agreement and the Merger, and (c) recommending that the Merger Agreement be adopted by stockholders, our Board was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger (Proposal 1)—Interests of Certain Persons in the Merger.”

Q:	Will I have to pay taxes on the Merger Consideration I receive?

A:

If you are a U.S. Holder (as defined below in “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of common stock who receives cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) such U.S. Holder’s adjusted tax basis in the shares of common stock exchanged therefor. Such gain or loss generally will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the common stock exchanged is more than one year as of the closing date of the Merger. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any federal, state, local, or foreign tax laws).

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:

If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the internet) to ensure that all of your shares are voted.

Q:	Who is paying for this proxy solicitation?

A:

Our directors, officers and employees may solicit proxies on our behalf in person, by telephone, email or facsimile. These persons will not be paid additional remuneration for their efforts. We have also engaged Saratoga Proxy Consulting, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee of $12,500, plus customary disbursements. We will pay all expenses of filing, printing and mailing this proxy statement, including solicitation expenses.

Q:	What is householding and how does it affect me?

A:

The Securities and Exchange Commission (the “SEC”) permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In cases where contrary instructions have been received, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding our common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:

If you have additional questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor, Saratoga Proxy Consulting, LLC, at:

Saratoga Proxy Consulting, LLC

528 8th Avenue, 14th Floor

New York, New York 10018

toll-free at (888) 368-0379 or (212) 257-1311

or by email at info@saratogaproxy.com

If a broker, bank, trust or other nominee holds your shares, you should also call your broker, bank, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference into this proxy statement may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the proposed transaction, the benefits of the proposed transaction, and the anticipated timing and consummation of the proposed Merger. Forward-looking statements can be generally identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” “will,” “could,” “should,” or the negative thereof or variations thereon or similar terminology. These statements reflect only the Company’s current expectations and are not guarantees of future performance or results. Forward-looking information involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	unknown, underestimated or undisclosed commitments or liabilities;

•

the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction;

•	risks regarding the failure of Parent to obtain the necessary debt and/or equity financing to complete the Merger;

•	risks relating to operations of the business and financial results of the Company if the Merger Agreement is terminated;

•	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction;

•

the effect of the announcement, pendency or consummation of the Merger on the Company’s relationships with third parties, including our employees, franchisees, customers, suppliers, business partners and vendors, which make it more difficult to maintain business and operations relationships, and negatively impact the operating results of the four core business segments and business generally;

•	the risk that certain approvals or consents will not be received in a timely manner or that the Merger will not be consummated in a timely manner;

•	the risk of exceeding the expected costs of the Merger;

•	adverse changes in U.S. and non-U.S. governmental laws and regulations;

•	adverse developments in the Company’s relationships with its employees, franchisees, customers, suppliers, business partners and vendors;

•	capital market conditions, including availability of funding sources for the Company and Parent;

•	changes in our credit ratings;

•	risks related to not being able to refinance our indebtedness;

•	the risk of litigation, including stockholder litigation in connection with the proposed transaction, and the impact of any adverse legal judgments, fines, penalties, injunctions or settlements; and

•	volatility in the market price of our stock.

Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. We assume no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-

looking statements contained or incorporated by reference in this proxy statement, whether as a result of new information, future events or otherwise, except as required by law. For additional discussion of potential risks and uncertainties that could impact our results of operations or financial position, refer to Part I, Item 1A. Risk Factors in our Form 10-K for the fiscal year ended December 31, 2017 (our “2017 Form 10-K”) and Part II, Item 1A. Risk Factors in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 (our “2018 Form 10-Qs”), all of which are incorporated by reference herein. There have been no material changes to the risk factors disclosed in our 2017 Form 10-K and 2018 Form 10-Qs.

THE COMPANIES

Rent-A-Center, Inc.

We are one of the largest rent-to-own operators in North America, focused on improving the quality of life for our customers by providing them the opportunity to obtain ownership of high-quality durable products, such as consumer electronics, appliances, computers (including tablets), smartphones, and furniture (including accessories), under flexible rental purchase agreements with no long-term obligation. We were incorporated in the State of Delaware in 1986, and our common stock is traded on Nasdaq under the symbol “RCII.”

Our principal executive offices are located at 5501 Headquarters Drive, Plano, Texas 75024. Our telephone number is (972) 801-1100 and our company website is www.rentacenter.com. We do not intend for the information contained on our website to be incorporated into this proxy statement.

Vintage Rodeo Parent, LLC and Vintage Rodeo Acquisition, Inc.

Parent is an affiliate of Vintage Capital. Vintage Capital is a value-oriented, operations-focused, private and public equity investor specializing in the consumer, aerospace and defense, and manufacturing sectors. Vintage Capital is the controlling shareholder of Buddy’s Newco, LLC d/b/a Buddy’s Home Furnishings, a privately-held rent-to-own company with over 300 locations across the U.S. and Guam. Vintage Capital is the beneficial owner of approximately 6% of our common stock. Parent was formed on May 7, 2018, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Parent’s principal executive offices are located at 4705 S. Apopka Vineland Road, Suite 206, Orlando, Florida 32819, and its telephone number is (407) 909-8015.

Merger Sub is a wholly owned subsidiary of Parent and was formed on May 7, 2018, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at 4705 S. Apopka Vineland Road, Suite 206, Orlando, Florida 32819, and its telephone number is (407) 909-8015.

THE SPECIAL MEETING

Date, Time, and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our Board for use at the special meeting to be held at 8:00 A.M., local time, on September 18, 2018 at 5501 Headquarters Drive, Plano, Texas 75024 or at any adjournment or postponement of such meeting. This proxy statement is first being mailed to our stockholders on or about August 16, 2018.

Purpose of the Special Meeting

The purpose of the special meeting is for the holders of our common stock to consider and vote upon a proposal to adopt and approve (a) the Agreement and Plan of Merger, dated as of June 17, 2018 (as may be amended from time to time), by and among the Company, Parent and Merger Sub, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent, and (b) the transactions contemplated by the Merger Agreement, including, without limitation, the Merger (collectively, the “Merger Proposal”). Holders of our common stock must approve the adoption of the Merger Proposal for the Merger to be completed. A copy of the Merger Agreement is attached to this proxy statement as Annex A and the material provisions of the Merger Agreement are described under “The Merger Agreement.” Holders of our common stock are also being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement of the special meeting to adopt the Merger Agreement (the “Adjournment Proposal”).

In addition, in accordance with Section 14A of the Exchange Act, we are providing holders of our common stock with the opportunity to cast an advisory (non-binding) vote on specified compensation that may be payable to our named executive officers in connection with the Merger, the value of which is disclosed in the table in the section of the proxy statement entitled “The Merger (Proposal 1)—Interests of Certain Persons in the Merger” (the “Advisory Compensation Proposal”). The vote on the Advisory Compensation Proposal is separate and apart from the vote to adopt the Merger Proposal. Accordingly, a holder of our common stock may vote to approve the adoption of the Merger Proposal and vote not to approve the Advisory Compensation Proposal and vice versa. Approval of this Advisory Compensation Proposal is not a condition to the completion of the Merger. Because the Advisory Compensation Proposal vote is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, because we are contractually obligated to pay the specified compensation, such compensation will be payable, subject only to the conditions applicable to such payment, if the Merger is completed and regardless of the outcome of the advisory vote.

Record Date and Quorum

The holders of record of our common stock as of 5:00 p.m., New York City time, on August 7, 2018 (the “Record Date”), are entitled to receive notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. On the Record Date, there were 53,507,970 shares of our common stock outstanding and entitled to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock on the Record Date and entitled to vote at the special meeting will constitute a quorum, permitting us to conduct our business at the special meeting. Treasury shares, which are shares owned by the Company itself, are not voted and do not count for this purpose. Proxies received but not marked or marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. Because all proposals for the special meeting are non-routine and non-discretionary, there will not be any broker non-votes for such proposals. See “—Voting; Proxies; Revocation—Submitting a Proxy or Providing Voting Instructions—Shares Held in ‘Street Name’” below.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the Record Date. In addition, under the Merger Agreement, the receipt of such required vote is a condition to the completion of the Merger. A failure to vote your shares of common stock or an abstention will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of each of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or represented by proxy, at the special meeting.

Abstentions will have the same effect as a vote “AGAINST” on the outcome of the Advisory Compensation Proposal and the Adjournment Proposal (assuming a quorum is present).

Votes You Have

At the special meeting, holders of shares of common stock will have one vote per share that our records show were owned as of the Record Date.

Voting by Our Directors

Our directors have informed us that, as of the date of this proxy statement and to the extent they own shares of common stock, they intend to vote in favor of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, although none of them has an obligation to do so. At 5:00 p.m., New York City time, on the Record Date, our directors personally owned, in the aggregate, less than 1% of the outstanding shares of our common stock.

Voting; Proxies; Revocation

Attendance. All holders of shares of common stock as of 5:00 p.m., New York City time, on the Record Date, including stockholders of record and beneficial owners of common stock registered in the “street name” of a broker, bank, trust or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your broker, bank, trust, or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person. Stockholders of record of common stock will be able to vote in person at the special meeting. If you are not a stockholder of record of common stock, but instead hold your shares of common stock in “street name” through a broker, bank, trust or other nominee, you must provide a proxy executed in your favor from your broker, bank, trust or other nominee in order to be able to vote in person at the special meeting.

Submitting a Proxy or Providing Voting Instructions. To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

•	Shares Held by Record Holder. If you are a stockholder of record of common stock, you may submit a proxy using one of the methods described below.

•

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the internet by accessing the internet address as specified on the enclosed proxy card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated, and returned your proxy card, as described below.

•

Submit a Proxy Card by Mail. If you complete, sign, date, and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares will be voted in the manner directed by you on your proxy card.

If you sign, date, and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted in accordance with our Board’s recommendation—i.e., in favor of (i) the Merger Proposal, (ii) the Advisory Compensation Proposal, and (iii) the Adjournment Proposal. If you are a stockholder of record of common stock and fail to return your proxy card, unless you attend the special meeting and vote in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the Merger Proposal, but will not affect the other proposals.

•

Shares Held in “Street Name”. If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank, trust or other nominee that you must follow in order to have your shares voted. Your broker, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote. Please follow the directions on the voting instruction form sent to you by your broker, bank, trust or other nominee with this proxy statement. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank, trust or other nominee, as the case may be. Brokers who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as the Merger Proposal, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are present in person or represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because all proposals for the special meeting are non-routine and non-discretionary, there will not be any broker non-votes for such proposals.

Revocation of Proxies. Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record of common stock, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•

submitting a new proxy with a later date, by using the telephone or internet proxy submission procedures described above, or by completing, signing, dating, and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	delivering to the Company’s Secretary a written notice of revocation to c/o Rent-A-Center, Inc., 5501 Headquarters Drive, Plano, Texas 75024, Attn: Secretary.

Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares of common stock in “street name” through a bank, broker, trust or other nominee, you will need to follow the instructions provided to you by your bank, broker, trust or other nominee in order to revoke your voting instructions or submit new voting instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to adopt the Merger Proposal at the time of the special meeting or any adjournment or postponement of the special meeting. We retain full authority to the extent set forth in our bylaws and Delaware law to adjourn the special meeting (or any adjournment or postponement of the special meeting) for any purpose, or to postpone the special meeting (or any adjournment or postponement of the special meeting) before it is convened, without the consent of any stockholder.

If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or our Board fixes a new record date for the special meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Solicitation of Proxies

Our directors, officers, and employees may solicit proxies on our behalf in person, by telephone, email or facsimile. These persons will not be paid additional remuneration for their efforts. We have also engaged Saratoga Proxy Consulting, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee of $12,500, plus customary disbursements. We also will request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. We will pay all expenses of filing, printing, and mailing this proxy statement, including solicitation expenses.

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for inspection at the special meeting and for ten days prior to the special meeting for any purpose germane to the special meeting, between the hours of 8:45 a.m. and 4:30 p.m., local time, at our principal executive offices at 5501 Headquarters Drive, Plano, Texas 75024, by contacting the Company’s Secretary.

Other Information

You should not return your stock certificate or send documents representing common stock with the proxy card. If the Merger is completed, the paying agent for the Merger will send you a letter of transmittal and instructions for exchanging your shares of common stock for the Merger Consideration.

Questions and Assistance

If you have questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, Saratoga Proxy Consulting, LLC, at:

Saratoga Proxy Consulting, LLC

528 8th Avenue, 14th Floor

New York, New York 10018

toll-free at (888) 368-0379 or (212) 257-1311

or by email at info@saratogaproxy.com

THE MERGER (PROPOSAL 1)

General

If the Merger Agreement is adopted by our stockholders and all other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will merge with and into the Company. The Company will be the Surviving Company in the Merger and will continue as a wholly owned subsidiary of Parent. Upon completion of the Merger, each outstanding share of common stock (other than Excluded Shares and any Dissenting Shares) will be automatically converted into the right to receive $15.00 in cash, without interest and reduced by the amount of any withholding that is required under applicable laws.

Our common stock is traded on Nasdaq under the symbol “RCII.” If the Merger is completed, we will cease to be an independent public company and will become a subsidiary of Parent. Following the completion of the Merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the completion of the Merger, our common stock will no longer be listed on any stock exchange or quotation system, including Nasdaq.

Recommendation of Our Board of Directors

Our Board has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, advisable to and in the best interests of, the Company and its stockholders. Our Board unanimously recommends that stockholders vote “FOR” the Merger Proposal. Our Board further recommends that you vote “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal also detailed in this proxy statement.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue all conversations, events or meetings among the Strategic Review Steering Committee (as defined below), our Board, representatives of Rent-A-Center and/or other parties.

The Rent-A-Center Board of Directors (the “Rent-A-Center Board” or the “Board”) regularly evaluates the Company’s strategic direction and ongoing business plans with a view toward improving its principal business segments and enhancing stockholder value. As part of this evaluation, the Rent-A-Center Board has, from time to time, considered a variety of strategic initiatives. These have included, among others: the continued execution of the Company’s current business plan as a standalone entity; modifications to the Company’s current business plan and strategic direction; the repurchase of common stock and other financial alternatives; and exploration of potential expansion opportunities for the Company’s principal business segments.

On December 7, 2016, following previous discussions with the Company’s then Chief Executive Officer and its then Chairman of the Board, Engaged Capital and certain of its affiliated funds (collectively, “Engaged Capital”), a stockholder of the Company, sent a private letter to the Rent-A-Center Board encouraging it to explore strategic alternatives, including a possible sale of the Company.

On January 9, 2017, the Company issued a press release announcing the resignation of Robert D. Davis as Chief Executive Officer (“CEO”) and a director of the Company, and the appointment of Mark E. Speese (the Company’s Chairman of the Board, founder and former CEO) as the Company’s interim CEO.

On January 30, 2017, Engaged Capital publicly disclosed via a Schedule 13D filing its acquisition of beneficial ownership of 9.9% of the common stock and, as a result of certain swap agreements, its economic exposure to approximately 12.9% of the common stock. Engaged Capital stated that it acquired shares based on its belief that the shares of Company common stock, when purchased, were undervalued and represented an attractive investment opportunity. Further, Engaged Capital disclosed that it had engaged, and intended to continue to engage, in communications with the Rent-A-Center Board and management regarding means to create stockholder value.

On February 14, 2017, Engaged Capital disclosed via a Schedule 13D filing its issuance of a public letter on February 14, 2017 to the Rent-A-Center Board calling on it to immediately commence a strategic alternatives review process, including a possible sale of the Company. In the February letter, Engaged Capital raised concerns with loss of stockholder value, noting the 26% decline in the Company’s stock price since Engaged Capital sent its private letter to the Rent-A-Center Board on December 7, 2016. Engaged Capital also disclosed that it was prepared to nominate a slate of independent director candidates at the Company’s upcoming annual meeting.

On February 23, 2017, Engaged Capital disclosed via a Schedule 13D filing that it had delivered a letter (the “Nomination Letter”) to the Company nominating five individuals for election to the Rent-A-Center Board at the 2017 annual meeting of stockholders. On that date, Engaged Capital also issued a public letter to the Rent-A-Center Board announcing the nomination and reiterating its call for the Rent-A-Center Board to hire a financial advisor and immediately initiate a strategic alternatives review process to evaluate a sale of the Company.

Also on February 23, 2017, the Company, in consultation with the Board’s Finance Committee, engaged J.P. Morgan to assist it in identifying and evaluating options for responding to a potential proxy contest or related activities undertaken by parties attempting to influence the management, operations or strategy of the Company. Under that engagement, J.P. Morgan also agreed to assist the Company in evaluating the financial aspects of any proposal or offer the Company may receive to sell or merge the Company.

On March 23, 2017, Engaged Capital disclosed via a Schedule 13D filing its beneficial ownership of 16.9% of the common stock, and, as a result of certain swap agreements, its economic exposure to approximately 20.5% of the common stock.

On March 28, 2017, the Company adopted a Stockholders Rights Plan that was designed to protect the Company’s stockholders by reducing the likelihood that any person or group, including Engaged Capital, would gain control of the Company through open market accumulation without paying a premium for such control or without allowing the Rent-A-Center Board sufficient time to make informed decisions.

On April 10, 2017, the Company issued a press release announcing the appointment of Mark E. Speese as the Company’s CEO, noting that Mr. Speese had been serving as the Company’s interim CEO since January 9, 2017.

On April 17, 2017, Engaged Capital disclosed via a Schedule 13D filing that it was withdrawing the nomination of one of its five nominees for election at the Company’s annual stockholders meeting.

On April 20, 2017, Engaged Capital disclosed via a Schedule 13D filing that it was withdrawing the nomination of one of its remaining four nominees for election at the Company’s annual stockholders meeting.

On June 8, 2017, the Company held its annual meeting of stockholders, at which meeting the three remaining nominees put forth by Engaged Capital for election to the Rent-A-Center Board, Jeffrey J. Brown, Mitchell E. Fadel and Christopher B. Hetrick (a member of Engaged Capital’s senior management), were elected to replace the three directors on the Company’s classified board that were up for re-election at the annual meeting.

On June 20, 2017, Vintage Capital sent a non-binding and unsolicited proposal to representatives of J.P. Morgan, under which proposal Vintage Capital proposed to acquire 100% of the common stock for $15.00 per share (the “Vintage June 2017 Proposal”).

On July 1, 2017, the Rent-A-Center Board met, with members of management and representatives of each of J.P. Morgan and Winston & Strawn (outside legal counsel to the Company) in attendance. After receiving a presentation from J.P. Morgan regarding its preliminary valuation of the Company based on management’s long-term financial plan at that time, an extensive discussion regarding the Vintage June 2017 Proposal took place among the members of the Board. Following that discussion, the Board determined not to pursue the Vintage June 2017 Proposal at that time.

On July 5, 2017, the Rent-A-Center Board sent a letter to Vintage Capital noting that the Board had considered the Vintage June 2017 Proposal and determined not to pursue it at that time.

On October 12, 2017, the Rent-A-Center Board met, with members of management and representatives of each of Winston & Strawn and J.P. Morgan in attendance. After the Board discussed with representatives of J.P. Morgan the possible strategic alternatives that may be available to the Company at that time, the Board discussed whether to engage in a broad-based review of the Company’s strategic and financial alternatives, including the evaluation of a possible sale of the Company (the “Strategic Alternatives Review”). Following that discussion, the Board approved undertaking the Strategic Alternatives Review and to announce that process publicly. The Board also approved the suspension of the Company’s quarterly dividends to conserve cash due to the initiation of the Strategic Alternatives Review and the Company’s recent financial performance. Following the approval of the Strategic Alternatives Review by the Board, the Company’s management and advisors engaged in preliminary activities in preparation for the Board’s evaluation of strategic and financial alternatives available to the Company at that time.

On October 30, 2017, the Company issued a press release reporting its third quarter 2017 results and provided an update regarding the Company’s continued progress in executing its operational strategic plan. Later that day, the Company issued a press release announcing (1) the commencement of the Strategic Alternatives Review to facilitate the Board’s determination of the best path forward for maximizing value for all Company stockholders, and (2) the suspension of the Company’s quarterly dividend until such process has concluded. The Company also announced the resignation of Steven L. Pepper from his position as director and Chairman of the Rent-A-Center Board, with his resignation taking effect on October 31, 2017. The press release further noted that Mr. Pepper informed the Company that he was resigning as a result of his disagreement with the Board’s decision to initiate the Strategic Alternatives Review.

On October 31, 2017, the Rent-A-Center Board met to address certain matters relating to the Strategic Alternatives Review. At that meeting, the Board designated J.V. Lentell, Mitchell E. Fadel and Christopher B. Hetrick to serve as advisors to the Board in connection with the Strategic Alternatives Review process (the “Strategic Review Steering Committee”). The Committee was directed by the Board to liaise with the Company’s management and outside advisors regarding activities relating to the Strategic Alternatives Review, and to update the Board with respect to such matters. The Board also approved a one-time payment of $10,000 to each of the members of the Strategic Review Steering Committee for their service on that Committee.

On November 3, 2017, Vintage Capital sent a non-binding and unsolicited letter to the Company proposing an all-cash acquisition of the Company for $13.00 per share and requesting that the Company enter into an exclusivity agreement for a 30-day period. Vintage Capital also publicly disclosed that letter, and its beneficial ownership of 5.9% of the Company’s common stock, on a Schedule 13D. Following the receipt of that proposal, and subsequent discussions with representatives of J.P. Morgan and Winston & Strawn regarding the terms and conditions of the new Vintage Capital proposal, the Rent-A-Center Board sent a letter to Vintage Capital on November 8, 2017 responding to the November 3rd proposal. In that letter, the Board stated that given the early stages of the Strategic Alternatives Review and the level of inbound interest from other parties, the Company would not be entering into an exclusivity arrangement with Vintage Capital at that time.

On November 30, 2017, the Rent-A-Center Board met, with representatives of Winston & Strawn in attendance. At that meeting, members of the Strategic Review Steering Committee provided the Board with an update regarding the activities being undertaken by the Committee and the Company’s outside advisors in preparation for the Board’s review of strategic and financial alternatives.

On December 7, 2017, the Rent-A-Center Board met, with representatives of each of J.P. Morgan and Winston & Strawn in attendance. At that meeting, representatives of J.P. Morgan updated the Board regarding activities being undertaken by representatives of J.P. Morgan and the Company’s management in support of the Strategic Alternatives Review. At that meeting, following the departure of the J.P. Morgan representatives, the Board discussed the relevant experience and expertise of J.P. Morgan in assisting companies evaluating strategic alternatives, together with the familiarity that J.P. Morgan had with the Company following the financial advisory services it provided to the Company during the proxy contest initiated by Engaged Capital earlier that year. Following that discussion, the Board approved engaging J.P. Morgan to be the Company’s financial advisor in connection with the Strategic Alternatives Review. The Board then authorized representatives of J.P. Morgan to begin reaching out to parties that may be interested in participating in a possible sale process involving the Company.

On December 8, 2017, the Rent-A-Center Board approved and authorized the Company to engage AlixPartners, a consulting firm, to provide financial and operational consulting services to the Company in support of its efforts to identify, evaluate and execute cost savings, profitability enhancements and working capital improvement opportunities.

In December 2017, at the direction of the Rent-A-Center Board, representatives of J.P. Morgan began an outreach process to identify strategic parties and financial sponsors that may be interested in exploring a possible acquisition transaction involving the Company (the “Potential Sale Process”). During this outreach process, approximately 30 potential participants (the majority of which being financial sponsors) were contacted (including Vintage Capital) by representatives of J.P. Morgan, and 11 confidentiality and non-disclosure agreements were executed by interested parties. This outreach included, among others, parties that had contacted the Company or its representatives following the announcement of the Strategic Alternatives Review about potentially participating in the Potential Sale Process.

On January 2, 2018, the Company issued a press release announcing the resignation of Mark E. Speese as the Company’s Chief Executive Officer, and the appointment of Mitchell E. Fadel, the Company’s former President and Chief Operating Officer and a current member of Rent-A-Center Board, as the new CEO of the Company. At that time, the Company also reaffirmed that the Rent-A-Center Board had initiated a process to explore strategic and financial alternatives and, with its independent financial and legal advisors, was carefully considering a full range of options focused on maximizing stockholder value.

On January 9, 2018, the Rent-A-Center Board met, with members of management and Winston & Strawn in attendance. During that meeting, the Board discussed the long-term financial plan for the Company prepared by management prior to the recent CEO transition, which plan was being prepared specifically to be provided to participants in the Potential Sale Process and reflected an upside case for the Company’s performance (the “Initial Projections”). The Initial Projections are more fully described in the section of this proxy statement captioned “—Certain Unaudited Projected Financial Information.” Following that discussion, the Board approved the Initial Projections for use specifically in connection with the Potential Sale Process and directed management to make the plan available to those parties participating in the Potential Sale Process. The Initial Projections were subsequently provided to parties participating in that process.

On January 17, 2018, Vintage Capital executed a Confidentiality and Non-Disclosure Agreement (the “Vintage NDA”) with the Company in connection with its participation in the Potential Sale Process. At that time, Vintage Capital was partnering with a large-scale private equity firm in its evaluation of a possible acquisition proposal for the Company, which private equity firm also executed a Confidentiality and Non-Disclosure Agreement with the Company.

On January 18, 2018, the Rent-A-Center Board met, with members of management and representatives of each of Winston & Strawn and AlixPartners in attendance. At that meeting, the Board received a report from AlixPartners regarding its assessment and analysis of potential cost savings, profitability enhancements and working capital improvement opportunities for the Company, and members of the Strategic Review Steering Committee updated the Board with respect to the Strategic Alternatives Review.

On January 19, 2018, Vintage Capital filed an amendment to its Schedule 13D disclosing that, on January 17, 2018, Vintage Capital and the Company entered into the Vintage NDA.

On January 24, 2018, at the direction of the Rent-A-Center Board, representatives of J.P. Morgan distributed a process letter regarding preliminary, non-binding indications of interests to parties that had previously executed a confidentiality and non-disclosure agreement with the Company in connection with the Potential Sale Process. That letter instructed interested parties to provide preliminary indications of interest for a potential transaction involving the Company by February 14, 2018.

On February 4, 2018, the Rent-A-Center Board met, with members of management and representatives of Winston & Strawn in attendance. During that meeting, the Board discussed a recent version of the Company’s long-term financial plan that had been prepared by management (following Mitchell Fadel’s appointment as CEO) that could be used by the Board and Company management to inform strategic and operational decisions in the future. Mr. Fadel conveyed to the Board that the current version of the long-term financial plan was developed to reflect his observations since being appointed CEO and, in particular, his concerns around the business’s recent poor fourth quarter 2017 results. He also discussed with the Board his belief that the Company was facing more significant headwinds than was reflected in management’s prior long-term financial plan, and that this version of the long-term financial plan, therefore, reflected lower expectations for revenue growth and profitability than the Company’s current forecasts or the Initial Projections prepared for and provided for use by participants in the Potential Sale Process. Following this discussion, the Board directed the Company’s management to make certain adjustments to the updated long-term financial plan to reflect discussions between the Board and management and management’s confidence with respect to the overall achievability of the plan.

Between February 6, 2018 and February 14, 2018, members of the Company’s management participated in management presentations and due diligence meetings with Vintage Capital and Party 2 (as defined below). Vintage Capital and Party 2 were also given an opportunity to meet with representatives of AlixPartners to discuss their work and analysis with respect to possible cost savings, profitability enhancements and working capital improvement opportunities for the Company. Also during this period, Party 3 participated in a conference call with members of the Company’s management.

On February 9, 2018, the Rent-A-Center Board met, with members of management and representatives of Winston & Strawn in attendance. Following a discussion by the Board regarding the advantages associated with having a separate legal advisor specifically provide the Board guidance in connection with the Strategic Alternatives Review and the related Potential Sale Process, the Board unanimously agreed to engage Sullivan & Cromwell as independent legal counsel to the Board. At that time, the Board also discussed an updated draft of the proposed long-term financial plan previously reviewed and discussed by the Board and management during its recent February 4th meeting given the unfavorable trends in the business. The Board and management noted the more conservative nature of the updated plan as compared to the Initial Projections. The Board directed management to make further refinements to the updated plan to reflect the discussion between the Board and management.

On February 12, 2018, the Rent-A-Center Board approved, by unanimous consent, a revised draft of the updated long-term financial plan for the Company that was presented to the Board by management at its February 9, 2018 meeting (the “February Management Projections”), and the February Management Projections were subsequently provided to the advisors assisting the Company with the Strategic Alternatives Review process. The February Management Projections are more fully described in the section of this proxy statement captioned “—Certain Unaudited Projected Financial Information.”

On February 14, 2018, representatives of J.P. Morgan received first round non-binding indications of interest from three parties participating in the Potential Sale Process. Vintage Capital, together with its private equity firm partner, proposed an acquisition of the Company for $11.00 per share; a private equity firm referred to as “Party 2” proposed an acquisition of the Company for $12.25 to $12.85 per share; and a private equity firm referred to as “Party 3” did not provide a proposal to acquire the Company but indicated a willingness to evaluate a possible store franchising transaction with the Company. During the Potential Sale Process, the Company did not receive a proposal to acquire the entire Company from any party other than Vintage Capital and Party 2.

On February 16, 2018, the Rent-A-Center Board met, with members of management and representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. At that meeting, representatives of J.P. Morgan updated the Board with respect to certain strategic alternatives being evaluated in keeping with the Board’s decision to pursue a broad-based strategic alternatives review. Such alternatives, other than a possible sale of the Company, included: (1) a potential minority investment by a third-party investor; (2) a major store-base refranchising program; (3) separation of the Company’s Acceptance Now business, whether by sale, spin-off or otherwise; (4) a sale of the Company’s Mexico operations; and (5) the potential for partnering with or buying a third party to facilitate development of the Company’s technology platform for Acceptance Now’s unmanned kiosk business. Representatives of J.P. Morgan also updated the Board with respect to the status of the Potential Sale Process, including outreach to potential bidders by representatives of J.P. Morgan, the parties involved in the process, the quality of the responses obtained to date and the first round indications of interest that had been received. Following this update, the Board instructed representatives of J.P. Morgan to continue their efforts regarding the Potential Sale Process and instructed the Company’s management and advisors to also continue the evaluation of other strategic alternatives.

On February 20, 2018, the Company issued a press release reporting its fourth quarter 2017 results, noting that the fourth quarter performance was more challenging than the Company expected. The press release also reported the Company’s continued implementation of its strategic plan, including management’s focus on a significant-cost savings plan, a more targeted value proposition for its customers, and a refranchising program.

On February 23, 2018, the Strategic Review Steering Committee met, with representatives of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. Representatives of J.P. Morgan provided the Committee with an update regarding the Potential Sale Process, noting that Vintage Capital and Party 2 had each been invited to move forward in the process based on their respective indications of interest, and that each would participate in upcoming meetings with the Company’s management and AlixPartners.

On March 7, 2018, the Company issued a press release announcing, among other things, the reduction of its corporate headcount by approximately 250 positions and related cost savings, and that the Rent-A-Center Board was continuing its Strategic Alternatives Review, including evaluating a possible sale of the Company. The press release also reported that the Company had received proposals from bidders interested in acquiring the Company, and that the Rent-A-Center Board and its advisors remained actively engaged with these parties.

In early March 2018, the Rent-A-Center Board approved an updated version of the Initial Projections (which were specifically prepared for, and distributed to, participants in the Potential Sale Process) (the “Updated March Projections”). The Updated March Projections reflected the Company’s improved recent performance, the results of certain cost-savings initiatives and higher revenue growth assumptions. The Updated March Projections were then made available to participants in the Potential Sale Process and representatives of J.P. Morgan. The Updated March Projections are more fully described in the section of this proxy statement captioned “—Certain Unaudited Projected Financial Information.”

On March 14, 2018, at the Rent-A-Center Board’s direction, representatives of J.P. Morgan distributed a second round process letter to participants in the Potential Sale Process. That letter instructed interested parties to submit final offers with respect to a possible transaction with the Company by April 4, 2018.

On March 24, 2018, at the direction of the Rent-A-Center Board and the Company’s outside legal counsel, representatives of J.P. Morgan distributed a draft merger agreement to Vintage Capital, Party 2 and Party 3.

On March 30, 2018, the Strategic Review Steering Committee met, with representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. At that meeting, the Committee received an update regarding the Potential Sale Process from representatives of J.P. Morgan, and the Committee members discussed with representatives of J.P. Morgan and outside legal counsel the possibility of extending the final offer submission date to permit bidders involved in the Potential Sale Process additional time to complete due diligence activities, continue negotiations with potential lenders and finalize their proposals. The Committee approved extending the final offer submission date to April 25, 2018. The Committee also discussed with representatives of J.P. Morgan and outside legal counsel a request by Vintage Capital, in an effort to improve the value of its proposal to acquire the Company, to permit Vintage Capital’s representatives to approach certain third parties to discuss the possibility of those parties acquiring Company-owned stores as potential franchisees should an acquisition transaction between the Company and Vintage Capital occur. The Committee determined not to consent to the request from Vintage Capital until such time as Vintage Capital could provide more clarity regarding the specific information being requested and the parties that would receive such information.

On April 4, 2018, representatives of J.P. Morgan received a markup from Vintage Capital of the draft merger agreement previously provided to participants in the Potential Sale Process, which markup was subsequently provided to the Strategic Review Steering Committee and the Company’s outside counsel. While Party 2 provided a summary of material comments it intended to provide to the draft merger agreement when it submitted its final offer, no participant in the Potential Sale Process, other than Vintage Capital, submitted a markup of the draft merger agreement to the Company or its advisors.

On April 5, 2018, the Rent-A-Center Board met, with members of management and representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. At that meeting, representatives of J.P. Morgan provided the Board with an update regarding their efforts in support of the Strategic Alternatives Review, including an update regarding the status of the Company’s exploration of a possible sale of the Company, the parties participating in the process, and the feedback obtained from such parties to date. Representatives of J.P. Morgan also discussed with the Board their views with respect to such feedback and the timing of receipt of bids and related documents from the parties involved in the process. Following the process update from representatives of J.P. Morgan, the Board reviewed and discussed the February Management Projections previously approved by the Board on February 12, 2018, and discussed with management what, if any, impact recent positive results posted by the Company had on those projections. The Board determined it would not be appropriate to adjust the February Management Projections at that time on the basis of one quarter’s improved financial results.

On April 10, 2018, the Strategic Review Steering Committee met, with representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. The Committee and representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell discussed the previous request by Vintage Capital (in an effort to potentially increase its proposed purchase price for the Company) to provide certain information regarding the Company to potential franchisees if Vintage Capital completed an acquisition transaction with the Company. The Committee discussed the possible risks of sharing operational and financial information with potential competitors while mitigating operational risk to the Company. The Committee directed representatives of J.P. Morgan and members of the Company’s in-house legal team to communicate with Vintage Capital to discuss its information-sharing request in more detail and appropriately narrow the scope of the information requested and the parties that would receive such information. Following such discussions, an appropriate procedure was established to share information with potential franchisees, confidentiality agreements were entered into with parties receiving such information, and such information was shared.

On April 11, 2018, at the direction of the Rent-A-Center Board, representatives of J.P. Morgan provided an updated process letter to all parties actively participating in the Potential Sale Process (then, Vintage Capital, Party 2 and Party 3), which instructed participants to submit final offers (as well as supporting financing commitments and a markup of the draft merger agreement) by April 25, 2018.

On April 13 and 14, 2018, the Rent-A-Center Board met, with members of management and representatives of each of Winston & Strawn and Sullivan & Cromwell in attendance. The Board, given the continuation of the

Potential Sale Process, considered whether, in light of J.P. Morgan’s commercial banking affiliate’s role as administrative agent and lender to the Company under its existing credit facility, a role that was known to and previously considered by the Board at the time it retained J.P. Morgan as financial advisor, to retain a second financial advisor. The Board determined not to do so and authorized Mr. Lentell (the Chairman of the Board) to execute a letter with J.P. Morgan, which he did on April 16, 2018, reaffirming both parties’ continuing awareness of J.P. Morgan’s commercial banking affiliate’s distinct role as a creditor and J.P. Morgan’s and the Company’s mutual understanding that such commercial banking affiliate’s role does not impair J.P. Morgan’s continued service as independent financial advisor to the Company.

On April 16, 2018, the Rent-A-Center Board met, with members of management and representatives of each of Winston & Strawn and Sullivan & Cromwell in attendance. Outside legal counsel discussed with the Board the merger agreement comments provided by Vintage Capital and its legal counsel. Board members reiterated their desire to enter into an agreement only if it enhanced deal certainty to close, including an appropriate liquidated damages provision for failure to close, and provided appropriate avenues for the Board to respond to unsolicited acquisition proposals received after an agreement was signed. Outside legal counsel provided a detailed update on the Potential Sale Process and the material legal issues presented in the merger agreement draft provided by Vintage Capital and its legal counsel. The Board directed outside legal counsel to begin negotiating the merger agreement with Vintage Capital in an effort to address the areas of concern expressed by the Board. Negotiations between the Company’s legal advisors and legal counsel to Vintage Capital began on or about April 19, 2018.

On April 20, 2018, the Strategic Review Steering Committee met, with members of management and representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. The Committee discussed with representatives of J.P. Morgan certain updates and preliminary analyses regarding strategic alternatives available to the Company. The Company’s management then provided a business update to the Committee noting that management’s operating changes and cost-saving initiatives were resulting in material improvements in the Company’s business during the first quarter of 2018, including achieving positive same store sales across the Company’s two principal operating segments. A discussion between the Committee and outside legal counsel ensued regarding whether the previously approved February Management Projections should be updated to reflect improvements in the Company’s business during the first quarter of 2018. At that meeting, representatives of J.P. Morgan also provided an update to the Committee regarding the current participants in the Potential Sale Process (then, Vintage Capital, Party 2 and Party 3). Representatives of J.P. Morgan specifically noted that it had recently communicated with Party 2 regarding its overall interest in submitting a final proposal, and Party 3 reiterated that it was not in a position to acquire the entire Company but that it remained open to exploring a store franchising opportunity with the Company.

On April 23, 2018, the Rent-A-Center Board met, with members of management and representatives of each of Winston & Strawn and Sullivan & Cromwell in attendance. The Board convened to discuss the possibility of updating the previously approved February Management Projections to reflect improved operational and financial results of the Company from the first quarter of 2018. Mitchell Fadel noted that he was not confident that increased results for one quarter were sufficient to update the February Management Projections at that time. The Board discussed whether updating the February Management Projections would be appropriate at that time, and determined that such update would be premature, noting that there would be opportunities later to provide such update in the event that the Company’s operating performance continued to improve. Board members and outside legal counsel also discussed activities relating to the Potential Sale Process. The Rent-A-Center Board reconvened later in the day to continue its discussion regarding the Potential Sale Process. Members of the Company’s management and representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell were in attendance at the reconvened meeting. Representatives of J.P. Morgan noted that Vintage Capital was actively working on preparing a final offer by the April 25th submission date. Representatives of J.P. Morgan also informed the Board that they had recently communicated with both Party 2 and Party 3 and encouraged each to provide a final offer by the April 25th submission deadline.

From April 25, 2018 through April 27, 2018, participants in the Potential Sale Process submitted proposals to representatives of J.P. Morgan. Vintage Capital submitted a preliminary, non-binding proposal (which no longer contemplated participation by the private equity firm that it had been partnering with previously) to acquire the Company for $13.00 per share. Party 2 submitted a preliminary, non-binding proposal to acquire the Company for $12.25 per share. Party 3 submitted a letter indicating interest regarding the establishment of a franchising platform and the possible acquisition of Company-owned stores.

On April 27, 2018, the Rent-A-Center Board met, with members of management and representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. Members of the Board and its advisors discussed the Company’s broader Strategic Alternatives Review process and the current activities relating to that process. In addition, representatives of J.P. Morgan updated the Board with respect to the status of the Potential Sale Process, including the nature and quality of the proposals submitted by the parties participating in the process and the feedback obtained from such parties to date. Representatives of J.P. Morgan also discussed with the Board their views with respect to such feedback, potential next steps and the timing of the Potential Sale Process. The Company’s outside legal counsel also expressed their views on such topics. Following these discussions, the Board authorized management and the Company’s advisors to continue discussions with the parties participating in the Potential Sale Process and obtain additional information around each party’s proposal for the Board to use in its deliberations.

On April 29, 2018 and April 30, 2018, the Rent-A-Center Board met, with members of management and representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. Representatives of J.P. Morgan and the Company’s outside legal counsel updated the Board with respect to the status of the Potential Sale Process, including the status of various activities being conducted by parties participating in that process, and the nature and quality of the additional bid information submitted by such participants. Outside legal counsel updated the Board with respect to the status of negotiations with Vintage Capital and its counsel regarding the proposed form of merger agreement, specifically noting, among other things, the importance of certainty of closing of any proposed sale transaction (including remedies available to the Company permitting it to require certain parties to the agreement to specifically perform their obligations thereunder), the regulatory clearance implications associated with Vintage Capital’s controlling interest in a smaller competitor of the Company and the credibility of the proposed equity and debt financing package being proposed by Vintage Capital in light of the fact that the party to the merger agreement would be a newly formed entity without assets.

On April 30, 2018, the Company announced its results for the first quarter of 2018.

In May 2018, the Strategic Review Steering Committee, the Company’s management and the Company’s advisors conducted continued negotiations with Vintage Capital and its legal counsel, including multiple telephonic negotiations and exchanges of drafts of the proposed merger agreement and related documents.

On May 3, 2018, the Strategic Review Steering Committee met, with members of management and representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. Mitchell Fadel provided a business update to the Committee, including with respect to continued increases in the Company’s Core U.S. portfolio and further improvement in same store sales during the first four months of the fiscal year. Representatives of J.P. Morgan and the Company’s outside legal counsel updated the Committee on the Potential Sale Process, noting a lack of material progress with Vintage Capital and its proposed financing sources. Mr. Fadel also noted the risks relative to the Company’s operating segments if a deal is signed with Vintage Capital but ultimately not completed. Representatives of J.P. Morgan noted that Party 3 was continuing its due diligence efforts with respect to a possible franchising arrangement with the Company.

On May 6, 2018, the Rent-A-Center Board met, with members of management and representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. Outside legal counsel updated the

Board regarding the structure proposed by Vintage Capital with respect to a possible acquisition transaction and issues relating to the debt financing package Vintage Capital was proposing in connection with such transaction. Outside legal counsel also discussed with the Board a number of risks to deal certainty associated with Vintage Capital’s acquisition proposal. The Board engaged in a detailed discussion regarding its desire for deal certainty and robust remedies if Vintage Capital could not close a transaction. The Board instructed outside legal counsel to continue negotiation activities with Vintage Capital and report back regarding any material open issues.

On May 10, 2018, the Strategic Review Steering Committee met, with representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. Outside legal counsel described for the Committee various recent changes to Vintage Capital’s proposed debt sources (which included, among other things, the addition of B. Riley Financial, Inc. as a possible debt and equity funding source). The Committee also discussed the need for greater compensation to the Company (in the form of liquidated damages) for likely damage to its principal business segments if the transaction did not close, as well as its desire to enhance deal certainty generally. Representatives of J.P. Morgan updated the Committee regarding the continuing interest of Party 2 and Party 3 in conducting a transaction with the Company, noting that Party 3 indicated its continued interest in a franchising arrangement with the Company, and noting that Party 2 had indicated preliminary interest in a potential minority investment in the Company but was no longer actively pursuing an acquisition of the entire Company.

On May 16, 2018, the Strategic Review Steering Committee met, with representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. Representatives of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell provided the Committee with an overview of the status of discussions with Vintage Capital and its counsel regarding a possible transaction. Outside legal counsel also provided the Committee with an update regarding the equity and debt commitments associated with the Vintage Capital proposal and the deal certainty issues associated with the proposed arrangements. The Committee members then discussed the extent to which the Potential Sale Process with Vintage Capital should continue in light of the current inability of the parties to agree on certain matters related to deal certainty. The Committee members and outside legal counsel discussed the need for the Company and Vintage Capital to review and analyze the antitrust aspects of a possible merger transaction given Vintage Capital’s controlling interest in a smaller competitor of the Company. The Committee requested that outside legal counsel prepare a detailed list of open issues with respect to the merger agreement (and related documents) being negotiated with Vintage Capital and provide that information to the Committee.

On May 23, 2018, the Rent-A-Center Board met, with representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. Representatives of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell provided the Board with an update regarding negotiations with Vintage Capital and its legal counsel. Outside legal counsel provided the Board with an update regarding the progress made with respect to the merger agreement and related documents comprising Vintage Capital’s acquisition proposal. The Board and outside legal counsel discussed concerns regarding the ability of financing parties for Vintage Capital to fulfill their debt and equity commitments for the proposed transaction and the inadequacy of the sources and uses information provided by Vintage Capital to date. The Board also discussed whether Vintage Capital had the ability to meet its obligations under the proposed deal structure. The Board discussed and approved establishing a firm deadline of June 1, 2018 for Vintage Capital that would require it to provide a best and final acquisition proposal. The Board instructed representatives of J.P. Morgan and outside legal counsel to contact Vintage Capital and B. Riley Financial, Inc. (which had become the principal equity and debt financing source for the proposed transaction with Vintage Capital) and convey the June 1st deadline as well as the Company’s position that any transaction be focused on maximizing value for the Company’s stockholders, that risks associated with antitrust regulatory approval should be allocated to Vintage Capital, and that Vintage Capital needed to provide better assurance with respect to deal certainty through a liquidated damages provision. Representatives of J.P. Morgan and outside counsel subsequently conveyed these messages to representatives of Vintage Capital, its outside legal counsel and B. Riley Financial, Inc.

On May 30, 2018, the Strategic Review Steering Committee met, with representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. Representatives of J.P. Morgan and outside legal counsel provided the Committee with a detailed update regarding the ongoing negotiations with Vintage Capital.

On June 1, 2018, Vintage Capital presented a revised acquisition proposal to representatives of J.P. Morgan indicating a reduced purchase price of $12.00 per share. Later that day, the Rent-A-Center Board met, with members of management and representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. Representatives of J.P. Morgan discussed with the Board the revised acquisition proposal from Vintage Capital, noting that Vintage Capital had communicated that the reduction in the purchase price per share from the previous $13.00 per share offer was to account for what Vintage Capital viewed as its acceptance of the risk related to the non-consummation of the transaction due to failure to receive antitrust regulatory approval. The Board also received an update from management regarding the significantly improved operational and financial trends in the performance of the business, and the Board discussed how the improved prospects of the Company impacted the reasonableness of the latest proposal from Vintage Capital and the Company’s value as a standalone enterprise. In light of the continuing improved financial performance of the Company during the current fiscal year, the Board directed management to prepare an updated version of the February Management Projections.

On June 4, 2018, the Rent-A-Center Board met, with members of management and representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. Representatives of J.P. Morgan discussed with the Board its preliminary evaluation of the $12.00 per share acquisition proposal submitted from Vintage Capital on June 1, 2018. The Board and representatives of J.P. Morgan and outside legal counsel discussed the status of the proposal provided by Vintage Capital, including matters relating to deal certainty and whether Vintage Capital and B. Riley Financial, Inc. had the ability to pay the reverse breakup fee contemplated under the merger agreement if required to do so. The Board also discussed risks relative to the Company’s operating segments if a deal is signed with Vintage Capital but ultimately not completed.

On June 5, 2018, the Rent-A-Center Board met, with representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. The Board and members of management continued their previous discussion regarding the updates prepared by management to the February Management Projections in light of the continued improved performance of the Company and updated financial forecasts taking the Company’s improved performance into account (the “June Management Projections”). The June Management Projections were subsequently provided to representatives of J.P. Morgan. The June Management Projections are more fully described in the section of this proxy statement captioned “—Certain Unaudited Projected Financial Information.”

On June 8, 2018, the Rent-A-Center Board met, with representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. In executive session, the Board ratified the June Management Projections that had been previously presented to the Board by the Company’s management and delivered to J.P. Morgan on June 5, 2018 for use in connection with its valuation analysis. During the general session of this meeting, representatives of J.P. Morgan presented preliminary discussion materials based on the June Management Projections. The Board, representatives of J.P. Morgan and outside legal counsel then discussed potential paths forward with respect to Vintage Capital’s proposal. Board members discussed the $12.00 per share acquisition proposal by Vintage Capital and its overall insufficiency with respect to maximizing value for the Company’s stockholders as well as the continuing deal uncertainties associated with the proposal. Following this discussion, the Board determined that further negotiations with Vintage Capital were unlikely to produce a proposal that would be acceptable on either terms or value. As such, the Board determined to reject Vintage Capital’s proposal, and terminate both the Potential Sale Process and broader Strategic Alternatives Review to allow the Company to move forward with its strategic plan currently being executed by management. Following the meeting, the Board’s conclusion was communicated to Vintage Capital. The Board also instructed management and outside legal counsel to prepare and issue a press release announcing the conclusion of the Strategic Alternatives Review.

On June 10, 2018 at approximately 9:00 a.m. Dallas, Texas time, the Rent-A-Center Board met, with representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. Representatives of J.P. Morgan updated the Board that Bryant Riley from B. Riley Financial, Inc. had contacted representatives of J.P. Morgan on June 9, 2018. Mr. Riley indicated that Vintage Capital, with support from B. Riley Financial, Inc., would be willing to increase its acquisition offer to $13.50 per share and provide sufficient protections regarding antitrust regulatory risks that may be associated with the transaction. The Board discussed with representatives of J.P. Morgan and outside legal counsel that the communication from Bryant Riley did not constitute a formal proposal to acquire the Company at $13.50 per share and was, therefore, not actionable as a result. The Board discussed the informal nature of these communications, the value indicated in these communications relative to the Board’s views on the value of the Company, the lack of supporting documents and the continuing distraction of the Company’s management in dealing with the ongoing negotiations with Vintage Capital. Following this discussion, the Board agreed to move forward with its decision on June 8, 2018 to conclude the Potential Sale Process and the broader Strategic Alternatives Review. The Board instructed management to move forward with the issuance of a press release announcing the conclusion of the Strategic Alternatives Review.

On June 10, 2018 at approximately 7:30 p.m. Dallas, Texas time, the Company issued a press release announcing, among other things, its conclusion of its ongoing Strategic Alternatives Review and providing a business update and select 2018 financial and operational guidance.

On June 10, 2018 at approximately 7:40 p.m. Dallas, Texas time, representatives of J.P. Morgan notified the Rent-A-Center Board, reporting that representatives of J.P. Morgan had held a telephonic conversation with Brian Kahn from Vintage Capital and Bryant Riley from B. Riley Financial, Inc. During that call, Messrs. Kahn and Riley stated that Vintage Capital intended to shortly submit a revised acquisition proposal at $14.00 per share along with revised supporting documentation, including what it viewed as Vintage Capital’s assumption of all risks relating to antitrust regulatory clearance associated with the proposed transaction, and that counsel for Vintage Capital would be sending revised documentation later that evening.

On June 10, 2018 at approximately 8:15 p.m. Dallas, Texas time, representatives of each of J.P. Morgan, outside legal counsel and members of the Strategic Review Steering Committee received an updated proposal from legal counsel to Vintage Capital reflecting an offer to purchase the Company for $14.00 per share and agreeing that Vintage Capital would take all actions necessary to obtain antitrust regulatory approval for the transaction and assume the transactional risks associated with obtaining such approval.

On June 10, 2018 at approximately 9:30 p.m. Dallas, Texas time, the Rent-A-Center Board met, with representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. Outside legal counsel briefed the Board on the improved offer received from Vintage Capital that reflected a per share purchase price of $14.00. Board members discussed the fact that Vintage Capital’s proposal was not received until after the Company had issued its press release regarding the conclusion of the Strategic Alternatives Review. Outside legal counsel discussed with the Board the likelihood that Vintage Capital would disclose its updated proposal in the form of an amendment to its Schedule 13D and the possible confusion that such disclosure may cause to the market in light of the press release issued by the Company earlier in the evening announcing the conclusion of the Strategic Alternatives Review and the Company’s decision to move forward with management’s current strategic plan for the business. The Board and outside legal counsel also discussed that the updated proposal did not constitute a formal actionable offer because it did not contain all documents necessary to constitute a complete proposal package and was missing certain key components necessary to evaluate the complete financing arrangements associated with the improved proposal.

On June 10, 2018 at approximately 11:30 p.m. Dallas, Texas time, the Rent-A-Center Board met, with representatives of each of Winston & Strawn and Sullivan & Cromwell in attendance. Board members discussed the need to issue a press release regarding the receipt of the improved acquisition proposal from Vintage Capital. The Board authorized the Company, with the assistance of outside counsel and the Company’s public relations advisor, to issue a press release noting the receipt of the improved proposal from a party that previously participated in the Potential Sale Process.

On June 11, 2018 at approximately 3:30 a.m. Dallas, Texas time, the Company issued a press release noting that after the Company’s announcement of the conclusion of the Strategic Alternatives Review, the Company received a proposal containing an increased offer to acquire the Company from one of the parties that had previously been involved in the Potential Sale Process. The press release also noted that the proposal letter was not accompanied by documentation necessary for the Company to evaluate the improved proposal, and that, consistent with its fiduciary duties, the Board would carefully consider any credible proposal, once received, to determine whether a proposal would ultimately maximize stockholder value.

On the afternoon of June 11, 2018, the Rent-A-Center Board met, with representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. Outside legal counsel discussed with the Board the proposal provided by Vintage Capital the previous day.

On June 12, 2018, Vintage Capital filed an amendment to its Schedule 13D disclosing that Vintage Capital made a best and final offer to acquire the Company for $14.00 per share.

Later on June 12, 2018, the Rent-A-Center Board met, with members of management and representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. Outside legal counsel discussed with the Board the $14.00 per share offer received by the Company from Vintage Capital and detailed the documents submitted with the proposal. The Board and outside legal counsel also discussed matters relating to deal certainty, including the proposed amount of the reverse breakup fee payable to the Company if Vintage Capital does not, or cannot, close the proposed acquisition transaction, as well as the ability of the parties to the debt and equity commitments to fund their respective commitments. The Board, with outside legal counsel, discussed risks relative to the Company’s operating segments if a deal is signed with Vintage Capital but ultimately not completed. The Board directed outside legal counsel to review the agreements submitted by Vintage Capital with its improved proposal and prepare a list of terms the Board should consider asking for if it decided to counter the Vintage Capital proposal.

On June 12, 2018, the Company issued a press release confirming it had received and was evaluating a proposal from Vintage Capital to acquire all outstanding shares of the Company for $14.00 per share.

On June 13, 2018, the Rent-A-Center Board met, with members of management and representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. Outside legal counsel reviewed with the Board the open legal items relating to the agreements provided by Vintage Capital in support of its $14.00 per share acquisition proposal. Representatives of J.P. Morgan discussed with the Board their preliminary views of the $14.00 per share proposal. Following discussion of Vintage Capital’s proposal, the Board instructed its advisors to communicate with Vintage Capital, B. Riley Financial, Inc. and their respective representatives and to convey to them that the Company would consider transacting with Vintage Capital if: (1) the acquisition proposal was increased to $15.00 per share; (2) Vintage Capital would accept a liquidated damages structure that included a substantial reverse breakup fee payable to the Company if Vintage Capital failed to close the proposed acquisition transaction; and (3) Vintage Capital agreed to provide the Company with other contractual protections to enhance certainty of closing. Later that day, representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell held a call with Vintage Capital, B. Riley Financial, Inc. and their respective representatives and conveyed the Board’s proposal.

On June 14, 2018, a meeting among Mitchell Fadel, the Company’s CEO, Brian Kahn from Vintage Capital, Bryant Riley from B. Riley Financial, Inc. and representatives of B. Riley Financial, Inc. and representatives of J.P. Morgan took place to discuss certain financial and operational information and projections relating to the Company.

On June 15, 2018, a call was convened with members of the Company’s management, Brian Kahn from Vintage Capital, Bryant Riley from B. Riley Financial, Inc., counsel to Vintage Capital, counsel to B. Riley Financial, Inc. and outside counsel to the Company. During that call, the parties discussed open issues relating to the merger agreement and related transactional documents and engaged in negotiations to resolve the open issues.

Later on June 15, 2018, the Strategic Review Steering Committee met, with members of management and representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. The Committee and the other attendees discussed the results of the conference call earlier in the day with Vintage Capital and other relevant parties.

On June 17, 2018, the Company and its outside legal counsel concluded extensive negotiations with Vintage Capital and its legal counsel regarding the merger agreement and associated documentation. During these negotiations, Vintage Capital agreed to increase its acquisition price to $15.00 per share. Following the conclusion of those negotiations, the Rent-A-Center Board met, with members of management and representatives of each of J.P. Morgan, Winston & Strawn and Sullivan & Cromwell in attendance. During that meeting, the Board received a fiduciary duties briefing from outside legal counsel and a summary of the merger agreement and related documentation negotiated with Vintage Capital. Also at that meeting, representatives of J.P. Morgan reviewed with the Board the financial analysis of the Merger Consideration provided for in the merger agreement and delivered to the Board its oral opinion, which was confirmed by delivery of a written opinion, dated June 17, 2018, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the Merger Consideration to be paid to the holders of the common stock in the proposed merger was fair, from a financial point of view, to such holders, as more fully described below in the section of this proxy statement captioned “—Opinion of Our Financial Advisor.” Following these presentations, the Board engaged in a detailed discussion regarding the Vintage Capital proposal, the terms of the merger agreement that was negotiated, the value to be conveyed to the Company’s stockholders under the Vintage Capital proposal versus the market risks to the Company’s stockholders if the Company continued as an independent enterprise, and other matters relating to the proposed transaction. Following that discussion, the Board unanimously approved the Merger Agreement and transactions contemplated thereby and recommended that the Merger Proposal be submitted to the stockholders of the Company for approval.

On June 18, 2018, the Company and Vintage Capital issued a joint press release regarding the execution of a merger agreement and the proposed acquisition of the Company by Vintage Capital for $15.00 per share.

On June 19, 2018, Vintage Capital filed an amendment to its Schedule 13D disclosing that, on June 17, 2018, it entered into the Merger Agreement with the Company.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board consulted with the Company’s management, its financial advisor and outside legal counsel. In recommending that the Company’s stockholders vote in favor of adoption of the Merger Agreement and approval of the Merger, the Board considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance and do not represent a complete list of factors considered by the Board):

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the value of the Merger Consideration relative to the prospects of the Company’s business plan as an independent company in the context of the Board’s assessment of the Company’s business, operations, financial position, personnel, competitive positioning and prospects, and recent industry trends and developments and broader economic and commercial trends affecting the Company’s business and financial results;

•	the Company’s historical and projected financial performance, results of operation and financial prospects, including risks and uncertainties associated with continuing to execute the Company’s previously announced strategic plan as an independent public company such as those described in the 2017 Form 10-K and the 2018 Form 10-Qs; the potential risks considered by the Board included, but were not limited to:

•	financial alternatives and difficulties that could be encountered in improving the financial and operational performance of the Company’s business segments;

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risks associated with pricing changes and strategies being deployed in the Company’s businesses and the Company’s ability to realize additional benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements;

•	risks associated with the Company’s ability to execute its franchise strategy;

•	the Company’s failure to manage store labor and other store expenses;

•	risks associated with the Company’s ability to refinance its senior credit facility expiring in early 2019 on favorable terms, if at all;

•	risks associated with past disruptions in the Company’s store information management and point-of-sale systems;

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risks associated with the Company’s transition to more-readily scalable, “cloud-based” solutions and its ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications and enhancements to its unmanned platform for its Acceptance NOW segment;

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disruptions in the Company’s supply chain and limitations of, or disruptions in, the Company’s distribution network, and the impact, effects and results of the changes the Company has made to its distribution methods; and

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risks associated with the Company’s ability to execute on, and the effectiveness of, a store consolidation, including the Company’s ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation and its ability to retain the revenue associated with acquired customer accounts;

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the potential rewards of continued execution of the Company’s strategic plan, analyzing the value enhancement that could be achieved if the risks described above were to be overcome, but also recognizing the substantial investments and expenditures that would be required in connection with the strategic plan;

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that the all-cash Merger Consideration will provide certainty of value and, upon the closing of the Merger, liquidity to the Company’s stockholders significantly above the price of our common stock prior to the public announcement of the Merger, while eliminating the effect of long-term business and execution related risks;

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the oral opinion of J.P. Morgan rendered to the Board, which was confirmed by delivery of a written opinion, dated June 17, 2018, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the Merger Consideration to be paid to the holders of the common stock in the proposed Merger was fair, from a financial point of view, to such holders, as more fully described below in the section “—Opinion of Our Financial Advisor” beginning on page 45 of this proxy statement. The full text of the written opinion of J.P. Morgan, dated June 17, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference;

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the fact that the improvement in the Merger Consideration from Parent’s initial proposal of $13 per share on April 4, and of $12 per share on June 1, reflects the substantial results already delivered by the Company’s strategic plan and the improved same store sales and customer retention metrics that were announced when the Company provided its revised 2018 guidance on June 10, 2018;

•	the relationship of the Merger Consideration to the trading price of the Company’s common stock, including that the Merger Consideration constituted approximately:

•	a 25% premium to the closing price of our common stock as of June 15, 2018, the last trading day prior to the announcement of the execution of the Merger Agreement; and

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a 49% premium to the closing price of our common stock on October 30, 2017, the trading date immediately before the Company publicly announced the Board’s intention to conduct a review of strategic and financial alternatives;

•

based on the broad-based strategic and financial alternatives review process conducted by the Board, with the assistance of the Company’s management, its financial advisor and outside legal counsel, and negotiations with Vintage Capital and other parties participating in such process, the Board’s belief that stockholder value will be maximized through a sale of the entire business, in lieu of the separate sale of one or more business segments, and that $15.00 per share in cash and the terms of the Merger Agreement offer the best value reasonably attainable for the Company’s stockholders on the date the Merger Agreement was signed;

•	the terms of the Merger Agreement, including:

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the Company’s ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding unsolicited acquisition proposals following the execution of the Merger Agreement;

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the Board’s view that the terms of the Merger Agreement would be unlikely to deter third parties from making a Superior Proposal, including the Merger Agreement’s terms and conditions as they relate to the ability to make changes in the recommendation of the Board (see the section of this proxy statement captioned “The Merger Agreement—Other Covenants and Agreements”);

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the Company’s ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to paying Parent a termination fee equal to $25,300,000 and complying with the other conditions of the Merger Agreement;

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the Company’s ability to, under certain circumstances, specifically enforce the agreement to prevent breaches of the Merger Agreement and to enforce the terms of the Merger Agreement, including the consummation of the Merger;

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Parent’s obligation to consummate the transactions contemplated by the Merger Agreement not being subject to any financing condition and Parent’s commitment to use its commercially reasonable efforts to take all actions and to do all things necessary to consummate the debt and equity financings contemplated by the Debt Commitment Letters and the Equity Commitment Letter in connection with the consummation of the Merger;

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Parent’s commitment to promptly take any and all actions required to lawfully complete the Merger as soon as practicable and any and all actions necessary or advisable to prevent the actual or threatened commencement of any action by any governmental entity or the issuance of any legal restraint that would prevent the consummation of the Merger; and

•	the fact that the End Date of December 17, 2018, as may be extended to March 17, 2019, and June 17, 2019, is expected to allow for sufficient time to complete the Merger;

•	the requirement that the Merger will only be consummated if the Merger Agreement is adopted by the holders of at least a majority of the outstanding shares of common stock of the Company;

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the Company’s entitlement to a termination fee from Parent of $126,500,000, which is approximately 15% of the implied equity value in the Merger, if the Merger is not consummated under certain circumstances, which is above such fees in comparable transactions;

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the limited guarantee in favor of the Company that guarantees the payment of certain liabilities and obligations of Parent under the Merger Agreement, including the $126,500,000 termination fee if the Merger is not consummated under certain circumstances; and

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the extensive process employed by the Board (with the assistance of the Company’s financial advisor) to identify potential acquirers of the Company, including contacting a broad group of possible transactional parties to assess their interest in a potential acquisition of the Company.

The Board also considered a number of uncertainties and risks concerning the Merger, including the following (which uncertainties and risks are not necessarily presented in order of relative importance and do not represent a complete list of uncertainties and risks considered by the Board):

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that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciations in the value of the Company, including any future appreciation in value that could be realized as a result of the combination of the Company with Merger Sub;

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the risk that the Merger might not be completed unless and until certain specified conditions are satisfied or waived (as more fully described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger”);

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the overall financial commitment of B. Riley Financial, Inc. (a provider of a material portion of the debt and equity financing in connection with the Merger) as compared to its asset base, capitalization and liquidity, as well as the ability of the newly formed fund providing equity financing to Parent and Merger Sub in connection with the Merger to cause its investors to fulfill funding commitments necessary to consummate the Merger;

•	the right of Parent to terminate the Merger Agreement under certain circumstances (as more fully described in the section of this proxy statement captioned “The Merger Agreement—Termination”);

•	the effect of the resulting public announcement of a termination of the Merger Agreement on the trading price of our common stock if such termination were to occur;

•	that, under the terms of the Merger Agreement, the Company is unable to solicit other Alternative Proposals during the pendency of the Merger;

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the obligations on the conduct of the Company’s business prior to the consummation of the Merger, including the requirement that, subject to specific limitations, the Company conduct its business in the ordinary course consistent with past practice, and use its commercially reasonable efforts to (i) preserve intact its business organization and material assets, (ii) keep available the services of its directors, officers and key employees, (iii) maintain in effect all of its material Permits and (iv) preserve the present relationships with those persons having material relationships with the Company. These obligations may delay or prevent the Company from undertaking business opportunities that could arise before the completion of the Merger and that, absent the Merger Agreement, the Company might have pursued for the overall betterment of one or more business segments of the Company;

•

the requirement that the Company pay Parent a termination fee of $25,300,000 under certain circumstances following termination of the Merger Agreement, including if the Board changes its recommendation in favor of adoption of the Merger Agreement or terminates the Merger Agreement to accept a Superior Proposal from another party;

•	the $126,500,000 termination fee payable by Parent will not be available in all instances in which the Merger Agreement is terminated;

•	the requirement that the Merger will only be consummated if the Merger Agreement is adopted by the holders of at least a majority of the outstanding shares of common stock of the Company;

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the significant costs involved in connection with entering into the Merger Agreement and completing the Merger, and the substantial time and effort of the Company’s management required to complete the Merger, which may disrupt the Company’s business operations;

•	that the announcement and pendency of the Merger, or the failure to complete the Merger, may cause substantial harm to the Company’s business, sales operations, financial results and the Company’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, sales and other personnel), vendors, customers and other partners, and may divert management and employees attention away from the Company’s day-to-day business operations and its current strategic plan;

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that the completion of the Merger will require clearance under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and affiliates of Parent are competitors to the Company;

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the fact that the transaction has a potential End Date as late as June 17, 2019, and consequently, the stockholders could be asked to vote on the adoption of the Agreement well in advance of completion of the transaction, depending on when the transaction closes;

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that the Company’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of the Company’s other stockholders (see the section of this proxy statement captioned “—Interests of Certain Persons in the Merger”);

•	the other potential strategic alternatives available to the Company, some of which could result in a more successful and valuable company; in that regard, the following were considered:

•	that the Company could continue to successfully implement cost saving and capital expenditure measures that have already created positive results for the Company; and

•	that the Company could develop new services and technology that could allow it to better compete with competitors in the rent-to-own industry; and

•

that receipt of the Merger Consideration will generally be a taxable transaction for U.S. federal income tax purposes (as more fully described in the section of this proxy statement captioned “—Material U.S. Federal Income Tax Consequences of the Merger”).

The foregoing discussion is not meant to be exhaustive, but summarizes the material factors considered by the Board in its consideration of the Merger. After considering these and other factors, the Board concluded that the potential benefits of the Merger outweighed the uncertainties and risks related to the Merger and related transactions. In view of the variety of factors considered by the Board and the complexity of these factors, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board applied his own business judgment to the process and may have assigned different weights to different factors. The Board unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommends that Company’s stockholders adopt the Merger Agreement and approve the Merger based upon the totality of the information presented to and considered by the Board.

Opinion of Our Financial Advisor

Pursuant to an engagement letter, dated December 7, 2017, which was amended via written agreement on June 3, 2018 and further amended via written agreement on July 12, 2018, the Company retained J.P. Morgan as its financial advisor in connection with evaluating strategic and financial alternatives, including the proposed Merger.

At the meeting of the Board on June 17, 2018, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the Merger Consideration to be paid to the holders of the common stock in the proposed Merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its June 17, 2018 oral opinion by delivering its written opinion to the Board, dated June 17, 2018, that, as of such date, the Merger Consideration to be paid to the holders of the common stock in the proposed Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated June 17, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the Merger Consideration to be paid to the holders of the common stock in the proposed Merger and did not address any other aspect of the proposed Merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to be paid in connection with the proposed Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated June 17, 2018 of the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the proposed financial terms of the proposed Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the Company’s management relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the Company’s management and Parent with respect to certain aspects of the proposed Merger, and with respect to the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best then available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the proposed Merger and other transactions contemplated by the Merger Agreement will be consummated as described in the Merger

Agreement, and that the definitive Merger Agreement will not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company and Parent in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the proposed Merger in any way meaningful to J.P. Morgan’s analysis.

The projections furnished to J.P. Morgan were prepared by the Company’s management. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on certain variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward looking statements, please refer to the section entitled “—Certain Unaudited Projected Financial Information” beginning on page 52.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of the common stock in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed Merger to the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the proposed Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed Merger, or any class of such persons relative to the Merger Consideration to be paid to the holders of the common stock or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the common stock will trade at any future time.

The terms of the Merger Agreement, including the Merger Consideration, were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of the Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board or management with respect to the proposed Merger or the Merger Consideration to be paid to the holders of the common stock.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Board on June 17, 2018 and in the presentation delivered to the Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to the Company. The companies selected by J.P. Morgan were as follows:

•	Aaron’s, Inc.

Hardlines / Furniture Retailers

•	Big Lots, Inc.

•	La-Z-Boy Incorporated

•	Ethan Allen Interiors, Inc.

•	Haverty Furniture Companies, Inc.

•	Pier 1 Imports, Inc.

Specialty Finance

•	First Cash, Inc.

•	EZCorp, Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. None of the selected companies reviewed was identical to the Company and certain of these companies may have characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect the Company.

Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of the company’s firm value (calculated as the market value of that company’s common stock on a fully diluted basis, plus any debt, non-controlling interests and preferred equity, less cash and cash equivalents and investments in associates) to the consensus equity research analyst estimate for the company’s adjusted EBITDA (calculated as earnings before interest, taxes, depreciation, amortization and certain non-recurring and non-cash items (the “Adjusted EBITDA”)) for the years ending December 31, 2018 (the “FV/Dec-18E Adj. EBITDA”) and December 31, 2019 (the “FV/Dec-19E Adj. EBITDA”).

Based on the results of this analysis, J.P. Morgan selected multiple reference ranges of 5.0x—8.5x for the Company’s FV/Dec-18E Adj. EBITDA and 4.5x—7.5x for the Company’s FV/Dec-19E Adj. EBITDA. After applying such ranges to the projected Adjusted EBITDA for the Company for the years ending December 31, 2018 and December 31, 2019, in each case, based on the June Management Projections (as defined in “—Certain Unaudited Projected Financial Information—The Company Forecasts” below), the analysis indicated the following implied share price ranges for the common stock, rounded to the nearest $0.25:

	Implied Share Price
	Low	High
FV/Dec-18E Adj. EBITDA	$5.75	$16.00
FV/Dec-19E Adj. EBITDA	$7.25	$18.00

Using publicly available information, J.P. Morgan also calculated, for each selected company, the ratio of the company’s stock price to the consensus equity research analyst estimate for the company’s earnings per share for the years ending December 31, 2018 (the “P/E Dec-18E”) and December 31, 2019 (the “P/E Dec-19E”).

Based on the results of this analysis, J.P. Morgan selected multiple reference ranges of 8.5x—16.5x for the Company’s P/E Dec-18E and 8.0x—14.5x for the Company’s P/E Dec-19E. After applying such ranges to the projected earnings per share for the Company for the years ending December 31, 2018 and December 31, 2019, in each case, based on the June Management Projections, the analysis indicated the following implied share price ranges for the common stock, rounded to the nearest $0.25:

	Implied Share Price
	Low	High
P/E Dec-18E	$6.75	$13.00
P/E Dec-19E	$11.25	$20.50

The ranges of implied share prices for the common stock were compared to the Company’s closing share price of $10.07 on October 30, 2017, the Nasdaq trading day on which the Company publicly announced that it would undergo a strategic review, the Company’s closing share price of $12.03 on June 15, 2018, the Nasdaq trading day immediately preceding the execution of the Merger Agreement, and the proposed Merger Consideration of $15.00 per share of the common stock.

Selected Transactions Analysis

Using publicly available information, J.P. Morgan reviewed selected transactions involving acquired businesses and assets that, for purposes of J.P. Morgan’s analysis, may be considered similar to the Company’s business or assets. Specifically, J.P. Morgan reviewed the following transactions:

Month/Year Announced	Target	Acquiror
March 2018	The Finish Line, Inc.	JD Sports Fashion plc
June 2017	Staples, Inc.	Sycamore Partners
October 2016	Cabela’s Incorporated	BPS Direct, L.L.C. (dba Bass Pro Shops)
August 2016	Mattress Firm Holding Corp.	Steinhoff International Holdings NV
April 2016	Cash America International, Inc.	First Cash Financial Services, Inc.
November 2015	Petco Holdings, Inc.	CVC Capital Partners Limited / Canada Pension Plan Investment Board
August 2015	Belk, Inc.	Sycamore Partners
May 2015	Ann, Inc.	Ascena Retail Group, Inc.
February 2015	Office Depot, Inc.	Staples, Inc.
December 2014	PetSmart, Inc.	BC Partners Limited
July 2014	Family Dollar Stores, Inc.	Dollar Tree, Inc.
February 2014	Zale Corporation	Signet Jewelers Limited
November 2013	Jos. A. Bank Clothiers, Inc.	Men’s Wearhouse, Inc.
September 2013	Neiman Marcus, Inc.	Ares Management LLC / Canada Pension Plan Investment Board
September 2013	Yankee Candle Investments LLC	Jarden Corporation
July 2013	Saks Incorporated	Hudson Bay Company
March 2013	Hot Topic, Inc.	Sycamore Partners
October 2012	The Warnaco Group, Inc.	PVH Corp.
May 2012	Cost Plus, Inc.	Bed, Bath & Beyond, Inc.
May 2012	Charming Shoppes, Inc.	Ascena Retail Group, Inc.
May 2012	Collective Brand’s, Inc.	Wolverine World Wide, Inc. / Blum Capital Partners / Golden Gate Capital
June 2006	Michael Stores, Inc.	Blackstone Group LP / Bain Capital LP

None of the selected transactions reviewed was identical to the proposed Merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed Merger.

Using publicly available information, J.P. Morgan calculated, for each selected transaction, the ratio of the target company’s firm value to the target company’s EBITDA for the twelve-month period prior to announcement of the applicable transaction (“FV/LTM EBITDA”).

Based on the results of this analysis, J.P. Morgan selected a multiple reference range for FV/LTM EBITDA of 7.0x—11.0x and applied it to the Company’s LTM Adjusted EBITDA as of March 31, 2018. This analysis indicated the following implied share price range for the common stock, rounded to the nearest $0.25:

	Implied Share Price
	Low	High
FV/LTM Adj. EBITDA as of March 31, 2018	$0.00	$4.75

The range of implied share prices for the common stock was compared to the Company’s closing share price of $10.07 on October 30, 2017, the Nasdaq trading day on which the Company publicly announced that it would undergo a strategic review, the Company’s closing share price of $12.03 on June 15, 2018, the Nasdaq trading day immediately preceding the execution of the Merger Agreement, and the proposed Merger Consideration of $15.00 per share of the common stock.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for the common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow for this purpose represents Adjusted EBITDA less taxes, capital expenditures and changes in net working capital, as applicable. “Present value” refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using an appropriate discount rate and applying a discounting convention that assumes that all cash flows were generated at the midpoint of each period. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projection period.

Utilizing the June Management Projections, J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 2018 through 2027, which calculation was reviewed and approved for J.P. Morgan’s use by the Company’s management. J.P. Morgan also calculated, based on certain assumptions provided by the Company’s management, a range of terminal asset values of the Company at the end of the ten-year period ending in 2027, which applied a perpetual growth rate ranging from 0.0% to 1.0% to the final year of the ten-year period of the June Management Projections. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.75% to 11.00%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company.

Based on the foregoing, this analysis indicated the following implied share price range for the common stock, rounded to the nearest $0.25:

	Implied Share Price
	Low	High
Discounted Cash Flow Analysis	$12.25	$15.75

The range of implied share prices for the common stock was compared to the Company’s closing share price of $10.07 on October 30, 2017, the Nasdaq trading day on which the Company publicly announced that it would undergo a strategic review, the Company’s closing share price of $12.03 on June 15, 2018, the Nasdaq trading day immediately preceding the execution of the Merger Agreement, and the proposed Merger Consideration of $15.00 per share of the common stock.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the proposed Merger. However, the companies selected were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the proposed Merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the proposed Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

The Company has agreed to pay J.P. Morgan an estimated fee of approximately $19 million, of which $2 million became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and a substantial portion of which is contingent and payable upon the consummation of the proposed Merger. In addition, the Company has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint lead bookrunner on the Company’s revolving credit facility which closed in June 2017 and financial advisor to the Company in connection with its strategic planning. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company. During the two-year period preceding the delivery of its opinion, the aggregate fees received by J.P. Morgan from the Company were approximately $4 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Certain Unaudited Projected Financial Information

The Company does not, as a matter of course, publicly disclose long-term financial projections or forecasts as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates associated with such forecasts. However, the Company has included below summaries and descriptions of certain long-term financial projections and forecasts of the Company that were prepared by the Company’s management, approved by the Board, and provided to the Company’s financial advisor and, in some cases, certain parties potentially interested in an acquisition transaction with the Company, including Parent and its representatives. These Financial Forecasts (as defined below) were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements, or generally accepted accounting principles in the United States (“GAAP”). Furthermore, the Financial Forecasts assume that the Company would continue to operate as a standalone company and do not reflect any impact of the Merger, if completed.

While the Financial Forecasts were prepared in good faith, no assurance can be made regarding future events. The estimates and assumptions underlying the Financial Forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which the Company operates, and the risk and uncertainties described under the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are outside the control of the Company. The Company’s stockholders are urged to review the Company’s SEC filings for a description of risk factors with respect to the Company’s business. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results set out in the Financial Forecasts will be realized, and actual results likely will differ, and may differ materially, from those reflected in the Financial Forecasts, whether or not the Merger is completed. The inclusion in this proxy statement of the Financial Forecasts below should not be regarded as an indication that the Company, the Board or the Company’s financial advisor considered, or now considers, these forecasts to be a reliable predictor of future results. The Financial Forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on this information.

The Financial Forecasts summarized in this section were prepared by the Company’s management and approved by the Board. Our independent registered public accounting firm has not examined, compiled or otherwise performed any procedures with respect to the Financial Forecasts and, accordingly, our independent registered public accounting firm has not expressed any opinion on, given any other form of assurance with respect to or assumes any responsibility for the Financial Forecasts.

By including in this proxy statement the Financial Forecasts below, neither the Company nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Financial Forecasts. Further, the inclusion of the Financial Forecasts in this proxy statement does not constitute an admission or representation by the Company that the information presented is material. The Financial Forecasts summarized in this section reflect the subjective estimates and judgments available to the Company’s management at the time they were prepared and have not (unless otherwise stated in this summary) been updated to reflect any changes since the dates the Financial Forecasts were prepared. Because the Financial Forecasts reflect estimates and judgments, they are susceptible to multiple interpretations based on actual experience and business developments. The Financial Forecasts also cover multiple years and such information by its nature becomes less predictive with each succeeding year. The Company does not intend, and undertakes no obligation, to update or otherwise revise the Financial Forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The Company’s stockholders are cautioned not to place undue reliance on the Financial Forecasts included in this proxy statement, as the Company may not achieve the Financial Forecasts whether or not the Merger is completed.

The summary of the Financial Forecasts is not included in this proxy statement to induce any stockholder to vote in favor of the adoption of the Merger Agreement or any other proposals to be voted on at the special meeting, but rather to inform our stockholders as to the Financial Forecasts that were made available to certain parties, including J.P. Morgan, in its capacity as the Company’s financial advisor, and with respect to its rendering of its fairness opinion in connection with the Board’s consideration and approval of the Merger Agreement, and Parent and other parties potentially interested in engaging in an acquisition transaction with the Company in connection with the Company’s strategic and financial alternatives review process, and in connection with negotiating and evaluating the Merger Agreement.

The Company Forecasts

In January 2018, as part of the Company’s strategic and financial alternatives review process and not with a view to public disclosure, the Company’s management prepared the Initial Projections, prior to the recent CEO transition, for use by prospective bidders in connection with a potential acquisition of the Company. The Board determined at its January 9, 2018 meeting that these were the appropriate projections to provide to prospective bidders, and on January 14, the Initial Projections were made available to prospective bidders, including Parent. The Initial Projections were prepared in good faith based on the Company’s management’s reasonable estimates and assumptions regarding the Company’s future financial performance at the time such forecasts were prepared, including higher revenue growth for each fiscal year ending 2019, 2020, 2021 and 2022 and cost savings as a result of store rationalization.

In February 2018, the Company’s management provided the February Management Projections to the Board in connection with development of the Company’s long-range plan as an independent public company and not with a view to public disclosure. The February Management Projections reflected, among other things, the Board’s concerns about the Company’s disappointing performance in the final quarter of 2017 and its recognition of the Company’s historical underperformance in previous quarters. The Board determined to provide the February Management Projections to J.P. Morgan in connection with its role as financial advisor to the Company but determined not to provide the February Management Projections to prospective bidders. The February Management Projections, compared to the Initial Projections, reflected more conservative estimates and assumptions with respect to the Company’s performance and the future financial impact of the cost-saving initiatives being pursued by the Company at that time.

In early March, the Board provided prospective bidders, including Parent, the Updated March Projections reflecting the Company’s improved recent performance and, optimistic, but still realistic, assumptions regarding the Company’s future financial performance at the time such forecasts were prepared, including certain cost-savings initiatives and higher revenue growth compared to the Initial Projections.

On June 5, 2018, the Company’s management provided the June Management Projections to the Board reflecting the fact that the Company’s operating performance had significantly exceeded expectations in the first quarter and first half of the second quarter of 2018 as a result of its strategic initiatives. Compared to the February Management Projections, the June Management Projections reflected, among other things, the Company’s cost reduction initiatives being significantly ahead of schedule, a reduction in the costs associated with refinancing the Company’s existing credit facility through, among other things, an extension of the current facility through the first quarter of 2020, increases in the Company’s U.S. Core portfolio, improved same store sales performance and revised capital expenditure assumptions. In the light of the Company’s improved performance, the Board determined to provide certain elements of the June Management Projections, regarding 2018 and 2019 projected performance, to Parent. The Board determined that the June Management Projections represented the most likely standalone financial forecast of the Company’s business and approved J.P. Morgan’s use of, and reliance on, the June Management Projections in its analysis of a potential transaction and for rendering its fairness opinion in connection with the Board’s consideration and approval of the Merger Agreement. The Initial Projections, the February Management Projections, the Updated March Projections and the June Management Projections are collectively referred to as the “Financial Forecasts.”

Non-GAAP Financial Measures

This summary contains non-GAAP financial measures such as Adjusted EBITDA and free cash flow. The presentation of such non-GAAP financial measures in this summary is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, among other things: (1) provide useful information about the Company’s operating results; (2) enhance the overall understanding of past financial performance and future prospects of the Company; and (3) allow for greater transparency with respect to key metrics used by the Company’s management in its financial and operational decision making. The non-GAAP financial measures included in the Financial Forecasts are defined and reconciled to GAAP financial measures below. As used in this summary, Adjusted EBITDA is defined as net income (i.e., earnings) before interest, taxes, depreciation, amortization and other charges, and (2) free cash flow is defined as cash flows from operations less investing activities.

The Company’s use of non-GAAP financial measures, including Adjusted EBITDA and free cash flow, has limitations as an analytical tool, and you should not consider any non-GAAP financial measure in isolation or as a substitute for analysis of our results as reported under GAAP. Other companies, including companies in the Company’s industry, may calculate similarly titled non-GAAP financial measures differently, which reduces their usefulness as a comparative measure. Because of these limitations, you should consider our non-GAAP financial measures alongside other financial performance measures, including various cash flow metrics, net income and our other GAAP results.

Company Forecast Summary

The following tables sets forth summaries of the Initial Projections, Updated March Projections, February Management Projections and June Management Projections:

Initial Projections

Fiscal Years Ending December 31,

($ in millions) (1)

	2018F	2019F	2020F	2021F	2022F
Revenue	$2,653	$2,720	$2,760	$2,820	$2,913
Adjusted EBITDA (2)	$159	$228	$246	$263	$293
Free Cash Flow (3)	$114	$161	$139	$139	$166
Capital Expenditures	$75	$61	$61	$61	$61

(1)

Key assumptions include: (a) U.S. Core segment revenue growth of 0-1% annually and Acceptance NOW segment revenue growth in the mid- to high- single digits annually, (b) modest improvement in the U.S. Core segment gross margins and declining gross margins in the Acceptance NOW segment due to value proposition changes, (c) cost savings as a result of store rationalization, (d) no changes in the capital structure and no refinance costs associated with the Company’s existing credit facility and senior notes, and (e) significant investment in capital expenditures during fiscal year 2018, with historical run rate for capital expenditures thereafter.

(2)	Earnings before interest, income taxes, depreciation, amortization and other charges.
(3)	Free cash flow is defined as operating cash flow less investing activities.

February Management Projections

Fiscal Years Ending December 31,

($ in millions) (1)

	2018F	2019F	2020F	2021F	2022F	2023F	2024F	2025F	2026F	2027F
Revenue	$2,589	$2,550	$2,524	$2,500	$2,476	$2,478	$2,479	$2,481	$2,483	$2,484
Adjusted EBITDA (2)	$132	$162	$174	$176	$182	$186	$189	$192	$195	$197
Free Cash Flow (3)	$142	$126	$102	$93	$60	$67	$96	$99	$101	$103
Capital Expenditures	$43	$59	$63	$65	$65	$65	$65	$65	$65	$65

(1)

Key assumptions include: (a) flat revenues annually for the U.S. Core segment and revenue declines of 4% annually through fiscal year 2022 and flat revenue thereafter for the Acceptance NOW segment, (b) flat gross margins in the U.S. Core segment and declining gross margins in the Acceptance NOW segment due to value proposition changes, (c) cost savings as a result of store rationalization, and implementing the costing savings plan presented to the Board, (d) costs associated with the refinance of the Company’s existing credit facility and senior notes, and (e) minimal investment in capital expenditures during fiscal year 2018, with historical run rate for capital expenditures thereafter.

(2)	Earnings before interest, income taxes, depreciation, amortization and other charges.
(3)	Free cash flow is defined as operating cash flow less investing activities.

Updated March Projections

Fiscal Years Ending December 31,

($ in millions) (1)

	2018F	2019F	2020F	2021F	2022F
Revenue	$2,620	$2,693	$2,733	$2,793	$2,886
Adjusted EBITDA (2)	$175	$272	$293	$311	$335
Free Cash Flow (3)	$177	$205	$158	$173	$189
Capital Expenditures	$43	$59	$63	$65	$65

(1)

Key assumptions include: (a) U.S. Core segment revenue growth of 0-1% annually and Acceptance NOW segment revenue growth in the mid- to high- single digits annually, (b) modest improvement in the U.S. Core segment gross margins and declining gross margins in the Acceptance NOW segment due to value proposition changes, (c) cost savings as a result of store rationalization, and implementing the costing savings plan presented to the Board, (d) no changes in the capital structure and no refinance costs associated with the Company’s existing credit facility and senior notes, and (e) minimal investment in capital expenditures during fiscal year 2018, with historical run rate for capital expenditures thereafter.

(2)	Earnings before interest, income taxes, depreciation, amortization and other charges.
(3)	Free cash flow is defined as operating cash flow less investing activities.

June Management Projections

Fiscal Years Ending December 31,

($ in millions) (1)

	2018F	2019F	2020F	2021F	2022F	2023F	2024F	2025F	2026F	2027F
Revenue	$2,663	$2,635	$2,609	$2,585	$2,562	$2,563	$2,565	$2,566	$2,568	$2,569
Adjusted EBITDA (2)	$168	$205	$216	$219	$224	$228	$229	$233	$236	$238
Free Cash Flow (3)	$227	$147	$132	$154	$134	$106	$108	$109	$112	$114
Capital Expenditures	$42	$64	$68	$70	$70	$70	$70	$70	$70	$70

(1)

Key assumptions include: (a) flat revenues annually for the U.S. Core segment and revenue declines of 4% annually through fiscal year 2022 and flat revenue thereafter for the Acceptance NOW segment, (b) flat gross margins in the U.S. Core segment and declining gross margins in the Acceptance NOW segment due to value proposition changes, (c) cost savings as a result of store rationalization, and implementing the costing savings plan presented to the Board, (d) the amendment and extension of the Company’s existing credit facility through the first quarter of 2020, (e) improvements to the Company’s overall performance during the first half of fiscal year 2018 and increased portfolio, and (f) minimal investment in capital expenditures during fiscal year 2018, with historical run rate for capital expenditures thereafter.

(2)	Earnings before interest, income taxes, depreciation, amortization and other charges.
(3)	Free cash flow is defined as operating cash flow less investing activities.

Reconciliation of Adjusted EBITDA to Net Income

Initial Projections

	2018F	2019F	2020F	2021F	2022F
Net Income	$35	$93	$107	$123	$148
Income Taxes	$10	$27	$31	$36	$43
Interest Expense, Net	$42	$36	$37	$35	$35
Depreciation, amortization and impairment of intangibles	$71	$72	$71	$68	$67
Other Charges	$0	$0	$0	$0	$0
Adjusted EBITDA	$159	$228	$246	$263	$293

February Management Projections

	2018F	2019F	2020F	2021F	2022F	2023F	2024F	2025F	2026F	2027F
Net Income	$(28)	$25	$31	$34	$40	$65	$94	$95	$97	$99
Income Taxes	$(8)	$7	$9	$10	$12	$19	$29	$29	$30	$30
Interest Expense, Net	$57	$67	$70	$70	$70	$40	$5	$5	$5	$5
Depreciation, amortization and impairment of intangibles	$68	$63	$64	$62	$61	$61	$62	$63	$64	$64
Other Charges	$44	$0	$0	$0	$0	$0	$0	$0	$0	$0
Adjusted EBITDA	$132	$162	$174	$176	$182	$186	$189	$192	$195	$197

Updated March Projections

	2018F	2019F	2020F	2021F	2022F
Net Income	$17	$132	$148	$165	$183
Income Taxes	$5	$39	$44	$48	$54
Interest Expense, Net	$42	$36	$36	$35	$35
Depreciation, amortization and impairment of intangibles	$67	$65	$65	$63	$63
Other Charges	$44	$0	$0	$0	$0
Adjusted EBITDA	$175	$272	$293	$311	$335

June Management Projections

	2018F	2019F	2020F	2021F	2022F	2023F	2024F	2025F	2026F	2027F
Net Income	$10	$73	$84	$107	$114	$115	$116	$118	$119	$121
Income Taxes	$3	$23	$26	$34	$36	$36	$36	$37	$38	$38
Interest Expense, Net	$43	$41	$35	$9	$5	$5	$5	$5	$5	$5
Depreciation, amortization and impairment of intangibles	$69	$63	$66	$64	$64	$66	$67	$68	$69	$69
Other Charges	$42	$5	$5	$5	$5	$5	$5	$5	$5	$5
Adjusted EBITDA	$168	$205	$216	$219	$224	$228	$229	$233	$236	$238

Reconciliation of Free Cash Flow to Cash Flows from Operations

Initial Projections

	2018F	2019F	2020F	2021F	2022F
Net Cash from Operating Activities	$189	$222	$200	$200	$227
Cash from Investing Activities	$(75)	$(61)	$(61)	$(61)	$(61)
Free Cash Flow	$114	$161	$139	$139	$166

February Management Projections

	2018F	2019F	2020F	2021F	2022F	2023F	2024F	2025F	2026F	2027F
Net Cash from Operating Activities	$185	$185	$165	$158	$125	$132	$161	$164	$166	$168
Cash from Investing Activities	$(43)	$(59)	$(63)	$(65)	$(65)	$(65)	$(65)	$(65)	$(65)	$(65)
Free Cash Flow	$142	$126	$102	$93	$60	$67	$96	$99	$101	$103

Updated March Projections

	2018F	2019F	2020F	2021F	2022F
Net Cash from Operating Activities	$220	$264	$221	$238	$254
Cash from Investing Activities	$(43)	$(59)	$(63)	$(65)	$(65)
Free Cash Flow	$177	$205	$158	$173	$189

June Management Projections

	2018F	2019F	2020F	2021F	2022F	2023F	2024F	2025F	2026F	2027F
Net Cash from Operating Activities	$255	$211	$200	$224	$204	$176	$178	$179	$182	$184
Cash from Investing Activities	$(28)	$(64)	$(68)	$(70)	$(70)	$(70)	$(70)	$(70)	$(70)	$(70)
Free Cash Flow	$227	$147	$132	$154	$134	$106	$108	$109	$112	$114

Financing

General. The Company and Parent estimate that the total amount of funds required to complete the Merger and related transactions and pay related fees and expenses will be approximately $1.603 billion. Parent has provided equity and debt commitment letters which provide that this amount will be funded through a combination of the following:

•

equity financing in an aggregate amount up to $610 million in cash in immediately available funds and all of the issued and outstanding equity interests of Buddy’s Newco, LLC (the “Buddy Newco Interests”); and

•	debt financing in an aggregate principal amount of $1,075 million as described below.

The completion of the Merger is not conditioned upon Parent’s receipt of financing.

Equity Financing. On June 17, 2018, Vintage Rodeo, L.P. and B. Riley Financial, Inc. entered into an equity commitment letter (the “Equity Commitment Letter”) with Parent pursuant to which Vintage Rodeo, L.P., severally and not jointly, committed to contribute (or cause to be contributed) to Parent up to $610 million in cash and the Buddy Newco Interests, and B. Riley Financial, Inc., severally and not jointly, committed to contribute (or cause to be contributed) up to $429 million in cash to Vintage Rodeo, L.P., which will be contributed by Vintage Rodeo, L.P. to Parent as a portion of its aggregate contribution. The equity commitment is subject to the following conditions:

•

satisfaction or waiver by Parent, Merger Sub or the Company, as applicable, of the conditions precedent to Parent’s, Merger Sub’s or the Company’s obligations to consummate the transactions contemplated by the Merger Agreement; and

•	the substantially concurrent closing of the Merger in accordance with the terms and subject to the conditions set forth in the Merger Agreement.

Provided that, the B. Riley Financial, Inc. equity commitment is further conditioned upon the contribution of the Buddy Newco Interests to Parent at or prior to the closing, in accordance with the terms and subject to the conditions set forth in the Equity Commitment Letter.

The obligations of Vintage Rodeo, L.P. and B. Riley Financial, Inc. to fund their respective equity commitment will terminate and expire upon the earliest to occur of: (1) the valid termination of the Merger Agreement in accordance with its terms; (2) the date on which any claim is brought by the Company under, or any legal action, suit or proceeding is brought by the Company with respect to the Limited Guarantee (as defined below), against any of B. Riley Financial, Inc., Vintage RTO, L.P. (collectively, the “Guarantors”) or any of their respective affiliates; and (3) the date on which any other claim is brought under, or legal action, suit or proceeding is initiated against any of the Investors, the Guarantors and each of their respective affiliates in connection with the Equity Commitment Letter, the Limited Guarantee, the Merger Agreement, the contribution agreement dated as of June 17, 2018, by and among Parent, the Vintage Investor and the holders of the Buddy Newco Interests (the “Contribution Agreement”), or any transaction contemplated thereby or otherwise relating thereto, other than a claim for specific performance under and in accordance with the Contribution Agreement or a claim for specific performance under and in accordance with the terms of the Merger Agreement or the Equity Commitment Letter.

In no event will the Investors have any obligation to fund its equity commitment at any time after the date such Investor has made full payment of its equity commitment and otherwise satisfied its obligations under the Equity Commitment Letter.

The Company is an express third-party beneficiary of the Equity Commitment Letter and has the right to seek specific performance of the several, and not joint, obligations of the Investors under the Equity Commitment Letter in certain circumstances.

Debt Financing. In connection with the entry into the Merger Agreement, Parent has entered into two debt commitment letters (the “Debt Commitment Letters”): (i) a commitment letter dated June 17, 2018 with B. Riley Financial, Inc., Guggenheim Corporate Funding, LLC and certain of Guggenheim Corporate Funding, LLC’s affiliates (the “Initial Lenders”) pursuant to which the Initial Lenders have committed to provide an $800 million senior secured term loan facility (the “Main Term Loan Facility”); and (ii) a commitment letter dated June 17, 2018 with GACP Finance Co., LLC (“GACP”) pursuant to which GACP has committed to provide a $275 million senior secured term loan facility (the “Term Loan Facility”), subject to the terms and conditions set forth in the Debt Commitment Letters.

Main Term Loan Facility. The Initial Lenders’ obligation to provide the debt financing under the Debt Commitment Letter is subject to customary conditions, including the following (subject to certain exceptions and qualifications as set forth in the Debt Commitment Letter):

•	the execution and delivery of definitive documentation, customary closing certificates and opinions with respect to the financing;

•	the substantially simultaneous funding of the equity financing;

•

the substantially simultaneous repayment of all third-party indebtedness (other than (i) intercompany indebtedness, (ii) existing capital lease obligations and purchase money indebtedness, and (iii) certain indebtedness permitted to survive under the Merger Agreement (including up to $100 of letters of credit which have been cash collateralized)) for borrowed money (or, in the case of the Company’s 6.625% Senior Notes due 2020 and the Company’s 4.75% Senior Notes due 2021, the satisfaction and discharge of the indentures governing such notes) of the Company and its subsidiaries;

•	the absence of a Company Material Adverse Effect (see “The Merger Agreement—Representations and Warranties—Definition of Material Adverse Effect”) since June 17, 2018;

•	the substantially simultaneous closing of the Merger in accordance with the terms and conditions of the Merger Agreement;

•

the delivery of documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;

•	the payment of costs, fees, expenses and other compensation due to the Initial Lenders (and any other lender) on the closing date;

•

the execution and delivery of all documents and the taking of all actions necessary to create and perfect a security interest in specified items of collateral with respect to which a security interest may be perfected by the filing of a financing statement under the Uniform Commercial Code;

•

the accuracy of certain representations and warranties made by the Company pursuant to the Merger Agreement, and the accuracy in all material respects of certain specified representations and warranties in the credit documentation; and

•	the substantially simultaneous effectiveness of the Term Loan Facility and the initial funding thereof.

The commitment of the Initial Lenders under the Debt Commitment Letter expires upon the earliest of (1) three business days following the End Date (after giving effect to any applicable extension), (2) the closing date, (3) the closing of the Merger without the use of the Main Term Loan Facility, (4) the valid termination of the Merger Agreement prior to the closing of the Merger and (5) with respect to B. Riley Financial, Inc., on the date on which any claim is brought by the Company or its affiliates under, or any legal action, suit or proceeding is brought by the Company or its affiliates with respect to the Limited Guarantee or the Guarantors.

Term Loan Facility. GACP’s obligation to provide the debt financing under the Debt Commitment Letter is subject to customary conditions, including the following (subject to certain exceptions and qualifications as set forth in the Debt Commitment Letter):

•	the execution and delivery of definitive documentation, customary closing certificates and opinions with respect to the financing;

•	the substantially simultaneous funding of the equity financing;

•

the substantially simultaneous repayment of all third-party indebtedness (other than (i) intercompany indebtedness, (ii) existing capital lease obligations and purchase money indebtedness, and (iii) certain indebtedness permitted to survive under the Merger Agreement (including up to $100 of letters of credit which have been cash collateralized)) for borrowed money (or, in the case of the Company’s 6.625% Senior Notes due 2020 and the Company’s 4.75% Senior Notes due 2021, the satisfaction and discharge of the indentures governing such notes) of the Company and its subsidiaries;

•	the absence of a Company Material Adverse Effect (see “The Merger Agreement—Representations and Warranties—Definition of Material Adverse Effect”) since June 17, 2018;

•	the substantially simultaneous closing of the Merger in accordance with the terms and conditions of the Merger Agreement;

•

the delivery of documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;

•	the payment of costs, fees, expenses and other compensation due to GACP on the closing date;

•

the execution and delivery of all documents and the taking of all actions necessary to create and perfect a security interest in specified items of collateral with respect to which a security interest may be perfected by the filing of a financing statement under the Uniform Commercial Code;

•

the accuracy of certain representations and warranties made by the Company pursuant to the Merger Agreement, and the accuracy in all material respects of certain specified representations and warranties in the credit documentation; and

•	the substantially simultaneous effectiveness of the Main Term Loan Facility and the initial funding thereof.

The commitment of GACP under the Debt Commitment Letter expires upon the earliest of (1) three business days following the End Date (after giving effect to any applicable extension), (2) the closing date, (3) the closing of the Merger without the use of the Term Loan Facility, (4) the valid termination of the Merger Agreement prior to the closing of the Merger, and (5) the date on which any claim is brought by the Company or its affiliates under, or any legal action, suit or proceeding is brought by the Company or its affiliates with respect to the Limited Guarantee or the Guarantors.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, each of the Guarantors has executed and delivered a limited guaranty in favor of the Company (the “Limited Guarantee”), pursuant to which each Guarantor has agreed, subject to the terms and conditions of the Limited Guarantee, to guarantee, on a joint and several basis, the payment of Parent’s obligations to pay the Parent termination fee (as described in more detail under “The Merger Agreement—Termination Fees”), and all of the liabilities and obligations of Parent or Merger Sub under the Merger Agreement (including certain reimbursement and indemnification obligations) (the “Guaranteed Obligations”). The Guaranteed Obligations of the Guarantors are subject to a maximum aggregate liability of $128.5 million.

The Limited Guarantee will terminate upon the earliest to occur of:

•	the consummation of the closing;

•	the valid termination of the Merger Agreement in accordance with its terms;

•	the payment by either Guarantor, Parent and/or Merger Sub of its maximum aggregate liability, in an amount not to exceed $128.5 million;

•

the 120th day after the valid termination of the Merger Agreement in accordance with its terms unless, prior to the 120th day after such termination, the Company shall have (i) delivered a written notice with respect to the Guaranteed Obligations asserting that either the Guarantor, Parent or Merger Sub is liable, in whole or in part, for any portion of the Guaranteed Obligation and (ii) commenced a legal action, suit or proceeding against either Guarantor, Parent or Merger Sub alleging that Parent or Merger Sub are liable for any payment obligations under the Merger Agreement or against either Guarantor that amounts due and owing from the Guarantors with respect to certain Guaranteed Obligations, in which case the Limited Guarantee will survive solely with respect to amounts so alleged to be owing; and

•	the execution and delivery of a written agreement among the Guarantors and the Company to terminate the Limited Guarantee.

In the event that the Company or any of its affiliates, who is acting on behalf of, or at the direction of, any of the Company, asserts, directly or indirectly, in any litigation or other legal proceeding (1) that certain provisions of the Limited Guarantee are illegal, invalid, or unenforceable, in whole or in part, including such provisions limiting the maximum aggregate liability of the Guarantors, or (2) any theory of liability against the Guarantors, or any of the affiliates of the Guarantors, Parent, Merger Sub, or the Investors with respect to the transactions contemplated by the Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, the Contribution Agreement, or any of the transactions contemplated thereby other than, solely with respect to clause (2), any guarantee claim, Merger Agreement claim, or equity funding claim, then (x) the obligations of the Guarantors under the Limited Guarantee will terminate immediately and have no further force and effect, (y) if either Guarantor has previously made any payments under the Limited Guarantee, such Guarantor will be entitled to recover such payments from the Company and (z) none of Parent, Merger Sub, the Guarantors nor any of the affiliates of the Guarantors shall have any liability or obligation to the Company or any of its affiliates with respect to the Limited Guarantee, the Merger Agreement, the Contribution Agreement, or the transactions contemplated thereby, or the termination or abandonment thereof.

Interests of Certain Persons in the Merger

General. In considering the recommendation of our Board with respect to the Merger Agreement and the Merger, you should be aware that some of our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of stockholders generally. Interests of our directors and executive officers may be different from or in addition to the interests of stockholders for the following reasons, among others: potential employment of our executive officers following the Merger with Parent or the Surviving Company; the accelerated vesting and/or cash-out of Company equity awards held by them; potential change in control severance compensation and benefits payable to them under existing agreements with certain officers of the Company; employment relationships and other affiliations between certain members of our Board and Engaged Capital, LLC, the Company’s largest stockholder; and our directors’ and officers’ rights under the Merger Agreement to ongoing indemnification and insurance coverage. The members of the Board were aware of such different and additional interests and considered those interests, among other matters, in negotiating, evaluating and approving the Merger and the Merger Agreement, and in recommending to stockholders that the Merger Agreement and the transactions contemplated thereby be approved. See the section entitled “The Merger (Proposal 1)—Reasons for the Merger.” Stockholders should take these interests into account in deciding whether to vote “FOR” the Merger Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

Future Arrangements. As of the date of this proxy statement, to the Company’s knowledge, none of our executive officers has had any discussion or entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Company or one or more of its affiliates. Prior to or following the closing of the Merger, some or all of our executive officers or other employees may discuss or enter into agreements with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Company or one or more of its affiliates. However, the Company and Parent have stated that they do not intend to enter into any such agreements before the special meeting.

Treatment of Company Equity Awards

Stock Options. Except as otherwise agreed upon in writing between the holder of Company Stock Options and Parent, effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option will be automatically canceled and converted into the right to receive from the Surviving Company an amount in cash equal to the product of (a) the total number of shares of common stock then underlying such Company Stock Option multiplied by (b) the excess, if any, of $15.00 over the exercise price per share of such Company Stock Option, without any interest thereon and subject to all applicable withholding, if any. The aggregate amount due to a holder of Company Stock Options pursuant to the preceding sentence will be paid by the Surviving Company upon the later of (i) five business days after the closing date and (ii) the date of the Company’s first regularly scheduled payroll after the closing date. In the event that the exercise price of any Company Stock Option is equal to or greater than $15.00, such Company Stock Option will be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

Performance Stock Unit Awards. Except as otherwise agreed upon in writing between the holder of Company PSUs and Parent, effective as of immediately prior to the Effective Time, each then-outstanding Company PSU will be automatically canceled and converted into the right to receive from the Surviving Company an amount in cash equal to the product of (a) the total number of shares of common stock then underlying such Company PSU multiplied by (b) $15.00 without interest and subject to all applicable withholding, if any. The aggregate amount due to a holder of Company PSU pursuant to the preceding sentence will be paid by the Surviving Company upon the later of (i) five business days after the closing date and (ii) the date of the Company’s first regularly scheduled payroll after the closing date.

Restricted Stock Unit Awards. Except as otherwise agreed upon in writing between the holder of Company RSUs and Parent, effective as of immediately prior to the Effective Time, each then-outstanding Company RSU will be automatically canceled and converted into the right to receive from the Surviving Company an amount in cash equal to the product of (a) the total number of shares of common stock then underlying such Company RSU multiplied by (b) $15.00 without interest and subject to all applicable withholding, if any. The aggregate amount due to a holder of Company RSUs pursuant to the preceding sentence will be paid by the Surviving Company upon the later of (i) five business days after the closing date and (ii) the date of the Company’s first regularly scheduled payroll after the closing date.

The following table sets forth the cash consideration that each of the Company’s directors and executive officers would be entitled to receive in respect of the Company Stock Options, Company RSUs and Company PSUs held by the executive officer or director as of July 2, 2018, taking into account any regularly scheduled vesting and settlement of awards on or prior to the Effective Time. The values shown were calculated assuming (i) that the price per share of the Company’s common stock was $15.00, which equals the per share Merger Consideration, (ii) that no additional equity-based awards will be granted to any directors or executive officers between the date of the Merger Agreement and the Effective Time, and (iii) that all stock options held by each director or executive officer remain unexercised immediately prior to the Effective Time.

Name	Number of Shares Subject to Company Options	Total Consideration for Company Options	Number of Company RSUs (1)	Total Consideration for RSUs	Number of Shares Underlying Company PSUs	Total Consideration for Company PSUs	Aggregate Consideration for Company Awards
Jeffrey J. Brown	0	$0	14,265	$213,975	0	$0	$213,975
Mitchell E. Fadel	107,817	$730,999	53,918	$808,770	194,489	$2,917,335	$4,457,104
Ann L. Davids	15,121	$102,520	6,825	$102,375	27,277	$409,155	$614,050
Michael J. Gade	0	$0	42,310	$634,650	0	$0	$634,650
Fred E. Herman	56,161	$337,895	18,491	$277,365	73,380	$1,100,700	$1,715,960
Christopher B. Hetrick	0	$0	14,265	$213,975	0	$0	$213,975
Christopher A. Korst	82,570	$493,957	26,734	$401,010	106,041	$1,590,615	$2,485,582
J.V. Lentell	0	$0	42,310	$634,650	0	$0	$634,650
Catherine M. Skula	58,550	$357,538	16,146	$242,190	64,105	$961,575	$1,561,303
Maureen B. Short	51,026	$312,860	16,898	$253,470	67,146	$1,007,190	$1,573,520

(1)

Includes deferred stock awards awarded to our non-employee directors pursuant to the Rent-A-Center, Inc. 2016 Long-Term Incentive Plan. Each deferred stock award consists of the right to receive shares of our common stock and is fully vested upon issuance. The shares covered by the award will be issued upon the termination of the director’s service as a member of the Board.

Severance Arrangements. The Company is currently a party to executive transition agreements, providing for severance, with each of the Company’s executive officers (each, an “Executive Agreement”), except for Mr. Fadel, whose December 30, 2017 employment agreement (the “Fadel Employment Agreement”) contains his severance arrangement.

Pursuant to the Executive Agreement, if any such executive is terminated by the Company without cause or the executive terminates his or her employment for good reason (as defined in the Executive Agreement) during the period beginning on the date of the definitive agreement pursuant to which a change in control is consummated and ending on the second anniversary of the date of the change in control, the executive is entitled to severance benefits, conditioned on execution of a release of claims if so required by the Company, consisting of: (i) accrued compensation; (ii) pro rata bonus (payable in a lump sum in cash in the normal course upon the Company’s completion of annual bonus calculations, but in no event later than March 15 of the year following the year in which the executive’s termination of employment occurred); (iii) an amount equal to two times salary and bonus, which amount shall be payable in a lump sum in cash within 10 business days following the date of the executive’s termination of employment or, if later, the date of the change in control (Ms. Short’s agreement deviates by providing one-and-one-half times salary and bonus and Ms. Davids’ agreement deviates by providing one-and-one-half times salary); and (iv) benefit continuation coverage for two years following termination (Ms. Short’s agreement deviates by providing one-and-one-half years of benefit continuation coverage). The Merger will constitute a “change in control” under the Executive Agreement.

Pursuant to the Fadel Employment Agreement, if Mr. Fadel is terminated by the Company without cause, if he terminates his employment for good reason (each as defined in the Fadel Employment Agreement), or upon expiration of the initial term or a renewal term due to the Company providing notice of nonrenewal, Mr. Fadel is entitled to severance benefits consisting of: (i) accrued compensation; (ii) pro rata bonus (meaning the annual bonus, if any, earned by Mr. Fadel for the calendar year preceding the year in which Mr. Fadel’s employment terminates, prorated based on the number of days elapsed from the beginning of the calendar year in which Mr. Fadel’s employment terminates until the date his employment actually terminated); (iii) an amount equal to one times salary (increasing to two times salary after the first anniversary of the Fadel Employment Agreement); and (iv) benefit continuation coverage for 18-months following termination. In addition, if, following a change in control, Mr. Fadel’s employment is terminated in such a manner that entitles him to the aforementioned severance benefits, then, such benefits will be reduced on a dollar by dollar basis by the change in control payment provided for in the Fadel Employment Agreement to avoid duplication of benefits.

Our severance plans and the Fadel Employment Agreement contain a “280G cutback” provision. Under that provision, if, in connection with a change in control of the Company, an eligible officer becomes entitled to receive severance compensation and benefits and the amount of such severance compensation and benefits would require that the officer pay an excise tax under Section 4999 of the Code or the Company would be denied a deduction under Section 280G of the Code, the officer will receive the full amount of such severance compensation and benefits as reduced by the minimum amount necessary to ensure that the excise tax will not apply and the Company will not be denied any such deduction.

Golden Parachute Compensation

As required by Item 402(t) of Regulation S-K, the following table sets forth, for our named executive officers, compensation that is based on or otherwise relates to the Merger and that may (in the case of “double trigger” arrangements) or will (in the case of “single trigger” arrangements) become payable to or realized by such individuals. For purposes of this proxy statement, our “named executive officers” are those individuals who are identified as named executive officers in our proxy statement for the 2018 annual meeting of stockholders, which proxy statement was filed with the SEC on April 24, 2018, as well as Mr. Fadel, who recently rejoined the Company as our Chief Executive Officer.

Specifically, in the event the Merger occurs, the compensation that may or will be paid to or realized by our named executive officers will consist of:

•

cash severance and continuation of healthcare coverage that, under the terms of our officer Executive Agreements, the officers may be entitled to receive in connection with the Merger upon a qualifying termination of employment;

•

cash change in control payment that, under the Fadel Employment Agreement, Mr. Fadel may be entitled to receive in connection with the Merger (and in some instances, requiring a prior qualifying termination of employment);

•

deferred compensation that, under the terms of the Rent-A-Center, Inc. Deferred Compensation Plan, officers electing a change in control benefit at the time of commencing participation in the plan will be entitled to receive in connection with the Merger; and

•

cash compensation that the officers will be entitled to receive following the Effective Time as a result of the accelerated vesting, in accordance with the terms of the Merger Agreement, of Company Stock Options, Company RSUs and Company PSUs that are outstanding at the Effective Time.

The table assumes that: (a) the Merger Consideration is $15.00 per share, (b) December 31, 2018 is the date of the closing of the Merger, (c) at the Effective Time, the officer experiences a qualifying termination of employment that entitles him or her to change in control severance compensation and benefits under the terms of our applicable officer Executive Agreements, and (d) the officer does not receive a reduction (or “280G cutback”) in severance compensation and benefits as a result of the potential imposition of an excise tax under Sections 280G and 4999 of the Code as described above under “—Severance Arrangements.”

Please note that the amounts set forth in the table are subject to a non-binding, advisory vote of our stockholders, as described in the section entitled “Advisory Vote on Named Executive Officer Specified Compensation (Proposal 2)” beginning on page 91 of this proxy statement.

Golden Parachute Compensation

Name	Cash ($) (1)(2)	Equity ($) (3)	Deferred Compensation ($) (4)	Perquisites/ Benefits ($) (5)	Total ($)
Robert D. Davis (6)	$0	$0	$0	$0	$0
Mitchell E. Fadel (7)	$1,600,000	$4,457,104	$120,188	$15,600	$6,192,892
Maureen B. Short	$840,293	$1,573,520	$179,252	$13,872	$2,606,937
Mark E. Speese (8)	$0	$660,000	$0	$0	$660,000
Fred E. Herman	$1,082,750	$1,715,960	$196,031	$21,672	$3,016,413
Christopher A. Korst	$1,384,029	$2,485,582	$580,337	$21,672	$4,471,620
Joel M. Mussat (9)	$1,050,000	$395,979	$68,150	$21,672	$1,535,801

(1)

Double Trigger Cash Severance Compensation. Includes cash severance compensation that will become payable to an officer under, and subject to the terms and conditions of, each of our officer’s applicable severance arrangement only if (a) the Merger occurs and (b) the officer’s employment terminates under certain qualifying circumstances as set forth in such arrangement and as described under “—Severance Arrangements” above. The following table sets forth, for each of our named executive officers for whom cash severance compensation is disclosed in this column, the calculation of such cash severance compensation:

Name	Salary Continuation ($)	Pro-Rata Bonus ($) (a)(b)	Total ($)
Robert D. Davis	$0	$0	$0
Mitchell E. Fadel	$1,600,000	$0	$1,600,000
Maureen B. Short	$677,393	$162,900	$840,293
Mark E. Speese	$0	$0	$0
Fred E. Herman	$905,250	$177,500	$1,082,750
Christopher A. Korst	$1,142,756	$241,273	$1,384,029
Joel M. Mussat	$1,050,000	$0	$1,050,000

(a)	The Pro-Rata Bonus assumes that financial performance measures were achieved to warrant the payment of a “target” level bonus and such bonuses were approved by our Compensation Committee.

(b)

Under the terms of the Fadel Employment Agreement, Mr. Fadel would not be entitled to a Pro-Rata Bonus if his employment with the Company was terminated on December 31, 2018, but he would be entitled to any annual bonus earned during that year (up to $800,000), subject to certain financial performance measures being achieved and the bonus being approved by our Compensation Committee.

(2)

Change in Control Payment. Includes cash compensation equal to $1,600,000 (or 2.0 times his base salary) that will become payable to Mr. Fadel under his employment agreement (a) if the Merger occurs while he is still employed (with such amount offsetting any severance payment later owed to Mr. Fadel if a qualifying termination of employment occurs after the Merger) or (b) if he is terminated or the Fadel Employment Agreement expires or is not renewed by the Company (i) within 180 days prior to the Company entering into a definitive agreement and the Merger occurs starting on Mr. Fadel’s termination date ending on the date that is 12-months from such date or (ii) the Merger occurs within 180 days following Mr. Fadel’s termination date. If the Merger occurs before December 31, 2018, Mr. Fadel’s cash compensation will be equal to $800,000 (or 1.0 times his base salary).
(3)

Single Trigger Equity Award Acceleration. Represents the aggregate amount of the payments that the named executive officer will receive for (a) Company Stock Options that, in accordance with the terms of the Merger Agreement, become fully vested immediately prior to the Effective Time and are canceled at the Effective Time in consideration for cash option payments, (b) Company PSUs that, in accordance with the terms of the Merger Agreement, are canceled at the Effective Time in consideration for cash PSU payments and (c) Company RSUs that, in accordance with the terms of the Merger Agreement, are canceled at the Effective Time in consideration for cash RSU payments. See “—Treatment of Company Equity Awards” above. Such payments will be made pursuant to the terms of the Merger Agreement and will be made regardless of whether an officer’s employment terminates in connection with the Merger.

(4)

Single Trigger Deferred Compensation Distribution. Represents an officer’s vested account under, and as determined by, the Rent-A-Center, Inc. Deferred Compensation Plan that will become payable to an officer if the Merger occurs to the extent the officer made an irrevocable election for a change in control benefit at the commencement of his or her participation in the plan. For the avoidance of doubt, to the extent that the above table does not list a deferred compensation balance for certain officers, then the officer either does not have a deferred compensation balance or the officer has a deferred compensation balance that will not be paid out in connection with the Merger.

(5)

Double Trigger COBRA Benefit. Represents the estimated value of the continuation of health care insurance coverage for a period of 24 months that the officer will be entitled to receive under, and subject to the terms and conditions of, each officer’s applicable severance arrangement only if (1) the Merger occurs and (2) the officer’s employment terminates under certain qualifying circumstances as set forth in such arrangement. See “—Severance Arrangements” above.

(6)	Mr. Davis resigned as Chief Executive Officer effective as of January 9, 2017.
(7)	Mr. Fadel was named Chief Executive Officer effective as of January 2, 2018.
(8)

Mr. Speese was named Interim Chief Executive Officer effective as of January 9, 2017, and Chief Executive Officer effective as of April 10, 2017. Mr. Speese resigned as Chief Executive Officer effective as of December 30, 2017.

(9)

Mr. Mussat was named Executive Vice President—Chief Operating Officer effective as of May 5, 2017. Mr. Mussat resigned as Chief Operating Officer effective as of February 22, 2018. In connection with his resignation, Mr. Mussat’s deferred compensation balance under the Rent-A-Center, Inc. Deferred Compensation Plan will become payable in September 2018.

Indemnification and Insurance. Pursuant to the terms of the Merger Agreement, directors and executive officers of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the Merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance.”

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the Merger to holders of common stock whose shares are exchanged for cash pursuant to the Merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations (“Treasury Regulations”), judicial authorities, and administrative interpretations, each as in effect as of the date of this proxy statement. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this discussion or that a court would not sustain such challenge.

This discussion applies only to holders of shares of common stock who hold such shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of such holder’s particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, cooperatives, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of common stock as part of a straddle, constructive sale, or conversion transaction, holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and holders who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements). Moreover, this discussion does not address the tax consequences of the Merger arising under any applicable state, local, or foreign tax laws or the application of other U.S. federal taxes, such as the federal estate tax, the federal gift tax, the “Medicare” tax on certain net investment income, or the alternative minimum tax.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of common stock, you should consult your tax advisor.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of common stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes that is not a U.S. Holder.

Holders of common stock are urged to consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situation and the applicability and effect of state, local or foreign tax laws and tax treaties.

Consequences to U.S. Holders. The receipt of cash by U.S. Holders in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for shares of common stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. Holder’s adjusted tax basis in such shares of common stock.

Any such gain or loss recognized by a U.S. Holder upon the exchange of shares of common stock pursuant to the Merger generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in its shares of common stock is more than one year on the closing date of the Merger. Long-term capital gains of non-corporate U.S. Holders generally are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of common stock at different times and different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.

Consequences to Non-U.S. Holders. Subject to the discussion below in “—Information Reporting and Backup Withholding,” a non-U.S. Holder who receives cash in exchange for its shares of common stock in the Merger generally will not be subject to U.S. federal income tax on gain recognized on such exchange unless:

•

such gain is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. Holder in the United States);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Merger occurs and certain other conditions are satisfied; or

•	the non-U.S. Holder’s common stock constitutes a “United States real property interest” as defined in the Code (a “USRPI”).

A non-U.S. Holder described in the first bullet above generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder with respect to the receipt of cash in exchange for common stock in the Merger. A non-U.S. Holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Gain recognized with respect to shares of common stock surrendered in the Merger by a non-U.S. Holder who is described in the second bullet above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable treaty) but may be offset by certain U.S. source capital losses, if any, of the non-U.S. Holder.

With respect to the third bullet above, the non-U.S. Holder’s common stock will not be treated as a USRPI unless the Company is or has been a “United States real property holding corporation,” as defined in the Code (a “USRPHC”), at any time during the five-year period ending on the date of the Merger or the non-U.S. Holder’s holding period, whichever period is shorter. We do not believe that we have been or will become a USRPHC at any time during the five-year period ending on the date of the Merger. Further, even if contrary to our expectation, the Company were treated as a USRPHC at any time during the applicable period, the non-U.S. Holder’s common stock will not be treated as a USRPI unless (1) such series of common stock exchanged in the Merger was not regularly traded on an established securities market (within the meaning of Section 1.897-9T(d) of the Treasury Regulations) prior to the Merger, or (2) such holder owned, actually or constructively, more than five percent of such series of common stock during the applicable period described above. If a non-U.S. Holder’s common stock constitutes a USRPI, such non-U.S. Holder will be subject to U.S. federal income tax on the gain recognized in the Merger on a net basis in the same manner as a U.S. Holder.

Information Reporting and Backup Withholding. Payments made in exchange for shares of common stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct, and such U.S. Holder is not subject to backup withholding. In general, a non-U.S. Holder will not be subject to backup withholding with respect to cash payments to the non-U.S. Holder pursuant to the Merger if the non-U.S. Holder has provided an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or an IRS Form W-8ECI if the non-U.S. Holder’s gain is effectively connected with the conduct of a U.S. trade or business).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of common stock should consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situation and the applicability and effect of state, local or foreign tax laws and tax treaties.

Regulatory Approvals

Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information has been furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. The Merger Agreement requires the parties to use their commercially reasonable efforts to (A) file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement within 20 business days of the date of the Merger Agreement, (B) make all other filings that are required to be made in order to consummate the transactions contemplated by the Merger Agreement pursuant to other antitrust laws with respect to the transactions contemplated by the Merger Agreement as promptly as practicable, and (C) subject to the terms of the Merger Agreement, provide any supplemental information requested by any governmental entity relating to such filings.

The Merger Agreement further requires Parent and Merger Sub to use their respective commercially reasonable efforts to cooperate with any governmental entity in connection with obtaining the Governmental Approvals (as defined in the Merger Agreement) and to promptly undertake any and all actions required to complete lawfully the Merger and the other transactions contemplated by the Merger Agreement, as soon as practicable (but in any event prior to the End Date) and any and all actions necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any action by or on behalf of any governmental entity or the issuance of a legal restraint that would make illegal or prohibit or otherwise prevent the consummation of the Merger or the other transactions contemplated thereby.

Any time before or after completion of the Merger, and notwithstanding termination of the waiting period under the HSR Act, the Antitrust Division, the FTC or U.S. state attorneys general could take action under the antitrust laws as any deems necessary or desirable in the public interest, including, without limitation, seeking to prevent the Merger, to rescind the Merger or to require divestiture of assets of the Company, Parent or Merger Sub. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Litigation Related to the Merger

Three putative class action complaints have been filed in connection with the proposed Merger transaction announced on June 18, 2018. On August 2, 2018, plaintiff Shiva Stein filed a lawsuit captioned Stein v. Rent-A-Center, Inc., No. 1:18-cv-01152, against Rent-A-Center and members of the Rent-A-Center Board in the United States District Court for the District of Delaware. On August 3, 2018, plaintiff Ken Herz filed a lawsuit captioned Herz v. Rent-A-Center, Inc., No. 1:18-cv-01162, against Rent-A-Center and members of the Rent-A-Center Board in the United States District Court for the District of Delaware. On August 8, 2018, plaintiff Charles Robitaille filed a lawsuit captioned Robitaille v. Rent-A-Center, Inc., No. 1:18-cv-01204, against Rent-A-Center and members of the Rent-A-Center Board in the United States District Court for the District of Delaware. All three lawsuits allege violations of Sections 14(a) and 20(a) of the Exchange Act, and SEC Rule 14a-9, for alleged material misstatements or omissions in connection with the proposed transaction. All three complaints include demands for, among other things, an order enjoining defendants from closing the proposed Merger transaction absent certain disclosures of information identified in the complaints. Rent-A-Center believes these complaints are without merit and intends to vigorously defend itself.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The Merger Agreement and the below description have been included to provide investors and security holders with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about Parent, Merger Sub, the Company, or their respective subsidiaries or affiliates or equityholders. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of those agreements and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors. Investors should be aware that the representations, warranties and covenants or any description thereof may not reflect the actual state of facts or condition of Parent, Merger Sub, the Company or any of their respective subsidiaries, affiliates, businesses, or equityholders. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

The Merger

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the Effective Time, Merger Sub will be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Company and become a wholly owned subsidiary of Parent. As the Surviving Company, the separate corporate existence of the Company, and all of its property, rights, privileges, immunities, powers, and franchises will continue unaffected by the Merger.

Unless the Merger Agreement has been terminated pursuant to its terms, the closing of the Merger will occur no later than the third business day after all of the conditions set forth in the Merger Agreement and described below under “—Conditions to the Merger” are satisfied or waived, to the extent permitted under the Merger Agreement or applicable law, or at such other time and on a date as agreed to by the parties in writing.

The Merger will become effective when the certificate of merger has been duly filed with the Delaware Secretary of State or at a later date and time as the parties may agree upon and set forth in the certificate of merger. The Merger is currently expected to be completed by the fourth quarter of 2018. However, the parties cannot predict the exact timing of the completion of the Merger or whether the Merger will be completed at an earlier or later time, as agreed by the parties, or at all.

Effect of the Merger on Capital Stock

Subject to the terms of the Merger Agreement, at the Effective Time, each share of our common stock outstanding immediately prior to the Effective Time, other than shares held by (i) Parent, Merger Sub, or the Company (or held in the Company’s treasury) or by any subsidiary of Parent or Merger Sub or (ii) any Dissenting Shares, will be converted automatically into the right to receive $15.00 in cash, without interest and reduced by the amount of any withholding that is required under applicable laws.

At the Effective Time, each share of common stock that is held by Parent, Merger Sub, or the Company (or held in the Company’s treasury) or by any subsidiary of Parent or Merger Sub immediately prior to the Effective Time will be canceled and will cease to exist and no consideration will be delivered in exchange for such share.

At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock of the Surviving Company, and will constitute the only outstanding shares of capital stock of the Surviving Company.

Treatment of Company Equity Awards

Stock Options. Except as otherwise agreed upon in writing between the holder of Company Stock Options and Parent, effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option will be automatically canceled and converted into the right to receive from the Surviving Company an amount in cash equal to the product of (a) the total number of shares of common stock then underlying such Company Stock Option multiplied by (b) the excess, if any, of $15.00 over the exercise price per share of such Company Stock Option, without any interest thereon and subject to all applicable withholding, if any. The aggregate amount due to a holder of Company Stock Options pursuant to the preceding sentence will be paid by the Surviving Company upon the later of (i) five business days after the closing date and (ii) the date of the Company’s first regularly scheduled payroll after the closing date. In the event that the exercise price of any Company Stock Option is equal to or greater than $15.00, such Company Stock Option will be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

Performance Stock Unit Awards. Except as otherwise agreed upon in writing between the holder of Company PSUs and Parent, effective as of immediately prior to the Effective Time, each then-outstanding Company PSU will be automatically canceled and converted into the right to receive from the Surviving Company an amount in cash equal to the product of (a) the total number of shares of common stock then underlying such Company PSU multiplied by (b) $15.00 without interest and subject to all applicable withholding, if any. The aggregate amount due to a holder of Company PSU pursuant to the preceding sentence will be paid by the Surviving Company upon the later of (i) five business days after the closing date and (ii) the date of the Company’s first regularly scheduled payroll after the closing date.

Restricted Stock Unit Awards. Except as otherwise agreed upon in writing between the holder of Company RSUs and Parent, effective as of immediately prior to the Effective Time, each then-outstanding Company RSU will be automatically canceled and converted into the right to receive from the Surviving Company an amount in cash equal to the product of (a) the total number of shares of common stock then underlying such Company RSU multiplied by (b) $15.00 without interest and subject to all applicable withholding, if any. The aggregate amount due to a holder of Company RSUs pursuant to the preceding sentence will be paid by the Surviving Company upon the later of (i) five business days after the closing date and (ii) the date of the Company’s first regularly scheduled payroll after the closing date.

Payment for the Common Stock and Equity Awards in the Merger

At or prior to the Effective Time, Parent will deposit or cause to be deposited with the paying agent sufficient cash to pay to the holders of the common stock the Merger Consideration of $15.00 per share. Promptly after the Effective Time (and in any event within five business days after the Effective Time), Parent will cause the paying agent to send to each record holder of shares of common stock that were converted into the right to receive the Merger Consideration a letter of transmittal and instructions for use in effecting the delivery of shares to the paying agent and for effecting the surrender of certificates in exchange for the Merger Consideration. Each holder of our common stock that has been converted into the right to receive the Merger Consideration will be entitled to receive such Merger Consideration upon (i) surrender to the paying agent of a certificate, together with a properly completed letter of transmittal or (ii) receipt of an “agent’s message” by the paying agent (or such other evidence, if any, that the paying agent may reasonably request) in the case of book-entry shares of our common stock. Until so surrendered, each certificate and book entry share representing such shares of common stock will represent, after the Effective Time, only the right to receive such Merger Consideration.

The Surviving Company will pay to each holder of Company equity awards, the cash amounts described above under “—Treatment of Company Equity Awards” upon the later of five business days after the Effective Time and the Company’s first regularly scheduled payroll date following the closing date.

Representations and Warranties

The Merger Agreement contains representations and warranties that: (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were solely for the benefit of the parties to the Merger Agreement; (3) may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and (4) may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Our stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations and warranties or any description of such representations and warranties as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Representations of the Company. The Merger Agreement contains customary representations and warranties made by the Company that are subject, in some cases, to specific exceptions and qualifications contained in the Merger Agreement, the Company’s SEC filings, and the matters contained in the disclosure letter delivered by the Company to Parent and Merger Sub in connection with the Merger Agreement (the “Disclosure Letter”). These representations and warranties relate to, among other things:

•	due organization, good standing and corporate power;

•	ownership of subsidiaries;

•	capital structure;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby;

•	absence of conflicts with, or violations of, organizational documents, applicable laws and contracts, and required consents of governmental authorities;

•	our filings with the SEC, financial statements, and internal controls and procedures;

•	accuracy and compliance with applicable laws of the information supplied by the Company contained in this proxy statement;

•	the absence of certain changes since December 31, 2017;

•	the payment of taxes, the filing of tax returns and other tax matters;

•	employee benefit plans and other benefit and compensation agreements;

•	absence of certain litigation;

•	the absence of certain undisclosed liabilities;

•	compliance with applicable laws;

•	environmental matters;

•	material contracts;

•	rental contracts and inventory;

•	key suppliers;

•	owned or leased real property;

•	intellectual property;

•	labor matters;

•	privacy, data security and IT systems;

•	application of takeover laws;

•	brokers’ fees and expenses payable in connection with the Merger;

•	receipt of an opinion from our financial advisor;

•	insurance policies;

•	compliance with various anti-bribery and anti-corruption laws;

•	interested party transactions;

•	franchise matters; and

•	no other representations and warranties.

Representations of Parent and Merger Sub. The Merger Agreement also contains customary representations and warranties of Parent and Merger Sub that are subject to specified exceptions and qualifications contained in the Merger Agreement. The representations of Parent and Merger Sub to the Company under the Merger Agreement relate to, among other things:

•	due organization, good standing and corporate power;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby;

•	absence of conflicts with, or violations of, organizational documents, applicable laws and contracts, and required consents of governmental authorities;

•	accuracy and compliance with applicable laws of the information supplied by Parent and Merger Sub contained in this proxy statement;

•	absence of certain litigation;

•	brokers’ fees and expenses payable in connection with the Merger;

•	ownership and operations of Merger Sub;

•	ownership of equity securities of the Company;

•	the debt and equity financing that has been committed in connection with the Merger;

•	the solvency of the Surviving Company;

•	the Limited Guarantee delivered by the Guarantors; and

•	no other representations and warranties.

Definition of Material Adverse Effect. Some of the representations and warranties in the Merger Agreement are subject to materiality or Company Material Adverse Effect (as defined below) or Parent Material Adverse Effect (as defined below) qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would, as the case may be, be material or have a material adverse effect on the Company or Parent, as applicable).

For purposes of the Merger Agreement, a “Company Material Adverse Effect” on the Company means any circumstance, event, effect or change that, individually or in the aggregate, materially adversely effects the condition (financial or otherwise), business or results of operations of the Company and its subsidiaries, taken as a whole. However, subject to certain exceptions, the Company Material Adverse Effect standard excludes any such Company Material Adverse Effect resulting from or arising out of:

•	conditions affecting the United States economy, or any other national or regional economy or the global economy generally;

•

political conditions (or changes in such conditions) in the United States or any other country or region in the world, declared or undeclared acts of war, the commencement, continuation or escalation of a war, cyber-attacks, sabotage or terrorism, acts of armed hostility, epidemics or pandemics (including any escalation or general worsening of any of the foregoing) or national or international emergency in the United States or any other country or region of the world occurring after the date of the Merger Agreement;

•

changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates;

•	changes required by GAAP or other accounting standards (or interpretations thereof);

•

any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation or change in any laws or other binding directives issued by any governmental entity (or interpretations thereof), including, to the extent relevant to the business of the Company and its subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment;

•	changes that are generally applicable to the industries in which the Company and its subsidiaries operate;

•

any failure by the Company to meet any internal or published projections, estimates, expectations, forecasts or revenue or earnings predictions for any period ending on or after the date of the Merger Agreement or any decline in the market price or trading volume of our common stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein);

•

the negotiation, execution or delivery of the Merger Agreement or compliance with the terms of the Merger Agreement or the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or any of the other transactions contemplated by the Merger Agreement or the public announcement by Parent or its affiliates of their intentions with respect to the Surviving Company or its business, including, in each case, the impact thereof on relationships, contractual or otherwise with customers, suppliers, landlords, tenants, franchisees, lenders, investors, joint venture partners, partners or employees of the Company and its subsidiaries;

•

changes in the Company’s credit rating (provided, however, that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein);

•	the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by the Company and its subsidiaries;

•	stockholder litigation arising from or relating to the Merger Agreement, the Merger or any strategic alternatives considered by the Company;

•

any action taken pursuant to, or expressly required by, the terms of the Merger Agreement or with the prior written consent of or at the direction of Parent (or any action not taken as a result of a failure of Parent to consent to an action otherwise requiring Parent’s consent);

•	the announcement of and any action taken in connection with the contemplated contribution of Buddy’s Newco, LLC into Merger Sub;

•	any actions required to obtain any approval or authorization under antitrust laws for the consummation of the Merger; and

•	certain matters described in the Disclosure Letter;

provided that, with respect to the first, second, third, fourth, fifth, sixth and tenth bullets above, any such effect to the extent it materially disproportionately affects the Company and its subsidiaries relative to other companies of a similar size in the industries in which the Company and its subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account.

For the purpose of the Merger Agreement, a “Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any circumstance, occurrence, effect, change, event or development that, individually or taken together with other circumstances, occurrences, effects, changes, events or developments, is or would be reasonably expected to prevent or materially impair, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

Conduct of Business Pending the Merger

Conduct of the Company. From the date of the Merger Agreement to the earlier of the Effective Time and the termination of the Merger Agreement pursuant to the terms of the Merger Agreement, except for matters (a) expressly required or expressly contemplated by the Merger Agreement, (b) as required by applicable law or (c) undertaken with the prior written consent of Parent, the Company will, and will cause each of its subsidiaries to, conduct its business and operations in the ordinary course of business consistent with past practice, and use its commercially reasonable efforts to (i) preserve intact its business organization and material assets, (ii) keep available the services of its directors, officers and key employees, (iii) maintain in effect all of its material permits and (iv) preserve the present relationships with those persons having material business relationships with the Company or any of its subsidiaries. In addition to the above, from the date of the Merger Agreement to the earlier of the Effective Time and the termination of the Merger Agreement pursuant to the terms of the Merger Agreement, except (A) as expressly required or expressly contemplated by the Merger Agreement, (B) as required by applicable law or (C) consented to with the prior written consent of Parent, none of the Company or any of its subsidiaries may:

•	waive or adopt any amendments to its certificate of incorporation or bylaws (or other similar governing documents) (whether by merger, consolidation or otherwise);

•

issue, sell, deliver or pledge, or agree or commit to issue, sell, deliver or pledge, any equity securities of the Company or any subsidiary, other than (i) common stock issuable or upon exercise of Company Stock Options or the vesting of Company PSUs or Company RSUs, in each case, outstanding as of the date of the Merger Agreement in accordance with their terms as in effect on the date of the Merger Agreement or (ii) as contemplated by the Merger Agreement;

•

acquire or redeem, directly or indirectly, or amend any equity securities, other than (i) as provided by any Company stock plan, (ii) the acquisition by the Company of shares of common stock in connection with the surrender of shares of common stock by holders of Company Stock Options in order to pay the exercise price of such Company Stock Options, or (iii) the withholding of shares of common stock to satisfy tax obligations with respect to Company Stock Options, Company PSUs or Company RSUs in connection with the exercise of such awards;

•

(i) split, combine or reclassify its capital stock, (ii) declare, set aside, make or pay any dividend or distribution (whether in cash, stock, property or otherwise) on any shares of its capital stock (other than dividends paid to the Company or its subsidiary by a subsidiary), or (iii) enter into any agreement with respect to the voting of any capital stock of the Company or any of its subsidiaries;

•

(i) acquire (A) by means of merger, consolidation, recapitalization or otherwise, any business, property or securities of any person or (B) any assets or group of related assets from any third person, other than in connection with capital expenditures permitted under the Merger Agreement; (ii) sell, lease, license, transfer or otherwise dispose of any assets or properties of the Company or any subsidiary outside of the ordinary course of business consistent with past practice, except (A) pursuant to contracts or commitments existing as of the date of the Merger Agreement and (B) de minimis dispositions or abandonments; or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization;

•

make any loans, advances or capital contributions to, or investments in, any other person, except for (i) the Company’s subsidiaries and (ii) advances to directors, officers and other employees of the Company and its subsidiaries, in each case, in the ordinary course of business consistent with past practice;

•

(i) enter into, voluntarily terminate or fail to perform in any material respect any material contract; (ii) except in the ordinary course of business consistent with past practice, amend or modify in any material respect any material contract; or (iii) grant any release or relinquishment of any material rights under any material contract;

•

incur, assume or otherwise become liable or responsible for any indebtedness, except for indebtedness incurred in the ordinary course of business consistent with past practice under any existing credit facilities of the Company or any subsidiary, including credit agreements;

•

assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except with respect to any subsidiary of the Company or any franchisee in the ordinary course of business consistent with past practice;

•	change any financial accounting methods, principles or practices used by it, except in order to comply with GAAP or applicable law;

•

change any annual tax accounting period or make or change any material tax election that is inconsistent with past practices, except, in each case, to the extent required by applicable law (or as a result of a determination by a governmental entity that is final), amend any material tax return, settle or compromise any material tax claim or assessment or consent to any extension or waiver of any limitation period with respect to any material claim or assessment for taxes;

•

except as required pursuant to a Company benefit plan in effect on the date hereof or as required by applicable law: (i) increase any severance or termination pay; (ii) adopt, enter into, amend or terminate any Company benefit plan; (iii) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company benefit plan; or (iv) pay or agree to pay any bonus or remuneration or grant any increases in the compensation or benefits payable to any executive officer, director or employee, except in the case of each of (iii) or (iv), (A) in connection with employment agreements entered into in the ordinary course of business consistent with past practice with any new employee hires permitted by the Merger Agreement that do not provide for severance benefits beyond those in effect as of the date of the Merger Agreement for similarly situated employees or any change of control benefits; or (B) increases in compensation for or payment of bonuses to employees below the level of corporate vice president or regional director in the ordinary course of business consistent with past practice;

•

hire any new employees at the corporate vice president or regional director level or above, or terminate the employment of any employee at the corporate vice president or regional director level or above, other than for cause;

•	enter into any collective bargaining or similar labor agreement;

•

make any capital expenditures, other than (i) capital expenditures as contemplated by our current operating plan approved by the Board or (ii) other capital expenditures not exceeding $10,000,000 in the aggregate;

•

settle any suit, action, claim, proceeding or investigation other than a settlement for monetary damages (net of insurance proceeds received) not in excess of $1,000,000 individually or $10,000,000 in the aggregate;

•	except as required by applicable law or GAAP, revalue any of its properties or assets, including writing off notes or accounts receivables;

•	adopt or implement any stockholder rights plan or similar arrangement;

•

fail to maintain existing material insurance policies or comparable replacement policies with respect to the assets, operations and activities of the Company and its subsidiaries as is currently in effect;

•

sell, license, sublicense or otherwise transfer or dispose of, abandon or permit to lapse, or create or incur any lien (other than permitted liens) on any material intellectual property owned by the Company, except for non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

•	enter into any agreement to (i) purchase or sell any real property or (ii) lease or sublease any material real property;

•

publish any material new privacy policy or notice, or make any material amendment to any privacy policy or notice, of the Company or any subsidiary unless such new privacy policy, notice or amendment is required by applicable law;

•	enter into any new line of business that is not reasonably related to the existing business of the Company or its subsidiaries; or

•	offer, agree or commit to take any of the foregoing actions.

Other Covenants and Agreements

Alternative Proposal; Unsolicited Proposals; Intervening Event. The Company will, and will cause each of its subsidiaries, and its and their officers, directors, or managers, and will instruct its and their employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives, to (a) immediately cease any existing solicitations, discussions or negotiations with any persons (other than Parent, Merger Sub and their respective representatives) that may be ongoing with respect to any Inquiry (as defined below) or any Alternative Proposal (as defined below); (b) request the prompt return or destruction (to the extent provided for in the applicable confidentiality agreement) of all confidential information previously furnished to any person (other than Parent, Merger Sub and their respective representatives) that has, within the one year period of the date of the Merger Agreement, received confidential information concerning the Company and its subsidiaries in connection with a potential strategic transaction with the Company; and (c) terminate access by any person and its representatives (other than Parent, Merger Sub and their respective representatives) to any online or other data rooms containing any confidential information in respect of the Company and its subsidiaries.

The Company will, and will cause each of its subsidiaries, and its and their officers, directors or managers, and will instruct its employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement not to, directly or indirectly:

•

solicit, initiate, induce, propose, knowingly encourage or facilitate any Inquiry or the making, submission or announcement of any proposal that constitutes, or could reasonably be expected to lead to, an Alternative Proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by the Merger Agreement (such as answering unsolicited phone calls or receiving unsolicited correspondence) will not be deemed to “facilitate” for purposes of the Merger Agreement);

•	furnish or otherwise provide access to non-public information regarding the Company and its subsidiaries, or afford access to the business, employees, officers, contracts, properties, assets, books or records of the Company or any of its subsidiaries, to any person in connection with or in response to an Inquiry or an Alternative Proposal;

•	participate in or knowingly facilitate any discussions or negotiations with any person with respect to an Alternative Proposal;

•

adopt, enter into, or propose publicly to adopt or enter into a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement or contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an Alternative Proposal (other than an Acceptable Confidentiality Agreement);

•

approve, endorse, accept or adopt or recommend the approval, acceptance or adoption of, or make or authorize any public statement, recommendation or solicitation in support of, any Inquiry or Alternative Proposal;

•	withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub the Company board recommendation; or

•	authorize, resolve, publicly propose or commit to take any of the actions referred to in the foregoing bullet points.

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no less restrictive to the counterparty than as to Parent in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement (a) need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its affiliates or representatives from making any Alternative Proposal, acquiring the Company or taking any other similar action and (b) shall not (i) prohibit compliance by the Company with certain non-solicitation provisions of the Merger Agreement or (ii) provide for an exclusive right to negotiate with the Company).

“Alternative Proposal” means any bona fide unsolicited written offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in:

•

any acquisition, directly or indirectly, by any person (or the stockholders of any person) or group of more than 15% of the outstanding voting securities of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning or acquiring the right to beneficially own more than 15% of the outstanding voting securities of the Company or any successor or parent company thereto or any subsidiary whose assets constitute 15% or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities);

•

the issuance, the sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of more than 15% of the outstanding voting securities of the Company or any subsidiary whose assets constitute more than 15% of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities, measured by the fair market value thereof as of the date of such disposition);

•

any merger, consolidation, share exchange, business combination, recapitalization, reorganization or other similar transaction involving the Company pursuant to which any person or group, other than the stockholders of the Company immediately prior to the consummation of such transaction, would hold common stock representing more than 15% of the voting power of the surviving entity after giving effect to the consummation of such transaction; or

•

any sale, consolidation, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a subsidiary or otherwise), of any business or assets of the Company representing more than 15% of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole (measured by the fair market value thereof as of the date of such disposition).

“Inquiry” means any inquiry, proposal, offer, indication of interest or request for nonpublic information that constitutes, or could be reasonably expected to lead to, an Alternative Proposal.

If at any time prior to the special meeting, the Company receives an unsolicited bona fide written Alternative Proposal (x) that the Board determines in good faith to be (after consultation with the Company’s financial advisors and outside legal counsel), or to be reasonably likely to lead to, a Superior Proposal, and (y) in respect of which the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, the Company may then take the following actions:

•

furnish any nonpublic information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and its subsidiaries to any person in response to such an Alternative Proposal, pursuant to the prior execution of (and the Company may enter into) an Acceptable Confidentiality Agreement; provided that if the person making such an Alternative Proposal is a known competitor of the Company, the Company may not provide any commercially sensitive non-public information to such person in connection with the actions permitted herein other than in accordance with customary “clean room” or other similar procedures designed to limit any adverse effect on the Company of the sharing of such information;

•	enter into and maintain discussions with any person with respect to an Alternative Proposal; and

•	engage in the activities otherwise described in the Merger Agreement with respect to any person, subject in the case of this bullet, to the terms and conditions set forth above.

“Superior Proposal” means any Alternative Proposal that our Board determines in good faith, after consultation with outside legal counsel and financial advisor, to be more favorable to the holders of shares of common stock than the Merger and the Merger Agreement (including any changes proposed by Parent to the terms of the Merger Agreement) and the conditions to the consummation of which are all reasonably capable of being consummated in accordance with its terms, in each case, taking into account taking into account all legal, regulatory and financing aspects of the proposal and the Person making the proposal and other aspects of such proposal that the Board deems appropriate; provided, however, for the purpose of the reference to an “Alternative Proposal” in this definition of “Superior Proposal,” all references to “more than 15%” in the definition of “Alternative Proposal” shall be deemed to be references to “more than 50%.”

The Company has agreed to promptly (and in no event more than two business days) following the Company’s receipt of any Alternative Proposal or Inquiry, provide Parent with written notice of such Alternative Proposal or Inquiry, which notice must include a written summary of the price and other material terms and conditions thereof (including the identity of the person making such Alternative Proposal or Inquiry) and a copy thereof (including materials relating to the proposed financing commitments with customary redactions). In addition, the Company must substantially concurrently provide Parent with any nonpublic information concerning the Company or its subsidiaries that may be provided to any other person or group in connection with any such Alternative Proposal or Inquiry which was not previously provided to Parent. In addition, the Company must keep Parent reasonably informed on a prompt and timely basis of any material change to the terms or status of the Alternative Proposal or Inquiry, and must provide Parent with copies of all amendments or supplements thereto (including materials relating to any proposed financing commitments with customary redactions), and the general status of any discussions and negotiations with respect to such Alternative Proposal or Inquiry. The Company must (i) no later than twelve hours prior to the meeting (or, if earlier, concurrently with notice to the Board), notify Parent, orally and in writing (including by email), of any scheduled meeting of the Board at which it is reasonably likely that the Board will consider any Alternative Proposal or Inquiry and (ii) as promptly as reasonably practicable (and in any event within one business day) notify Parent of any determination by the Board that an Alternative Proposal constitutes a Superior Proposal.

Company Adverse Recommendation Change. At any time prior to the special meeting, the Board may, (A) upon the occurrence of an Intervening Event, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company board recommendation or take any action, or make any public statement, filing or release inconsistent with the Company board recommendation (an “Adverse Recommendation Change”) and (B) solely in the case of a Superior Proposal, terminate the Merger Agreement and enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of the Merger Agreement, if in the case of clauses (A) and (B), the Board has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, provided that the Board may not make an Adverse Recommendation Change, or in the case of a Superior Proposal, terminate the Merger Agreement unless:

•

the Company has provided Parent at least three business days’ prior written notice of taking such action, which notice must advise Parent of the circumstances giving rise to the proposed Adverse Recommendation Change, and in the case of a Superior Proposal, that the Board has received a Superior Proposal and must include a copy of such Superior Proposal (including copies of any materials related to any proposed financing commitments with respect thereto with customary redactions);

•

to the extent requested by Parent, the Company has engaged in good faith negotiations with Parent to make such adjustments in the terms and conditions of the Merger Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute a Superior Proposal (in the reasonable judgment of the Board), or in cases not involving a Superior Proposal, the failure to make such Adverse Recommendation Change (in the reasonable judgment of the Board after consultation with the Company’s financial advisors and outside legal counsel) would no longer reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law; and

•

following the expiration of the Notice Period and any negotiations with or consideration of any proposals, amendments or modifications made or agreed to by Parent during the Notice Period, if any, the Board had determined in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in cases not involving a Superior Proposal, that the failure to make an Adverse Recommendation Change or terminate the Merger Agreement and enter into a Superior Proposal, would reasonably be expected to be inconsistent with the exercise of their fiduciary duties under applicable law.

The Merger Agreement provides that none of its terms will be deemed to prohibit the Company from taking and disclosing a position contemplated by Rule 14d-9 and Rule 14e-2(a) of the Exchange Act, or making any disclosure that constitutes a “stop, look and listen” communication as contemplated by Section 14d-9(f) of the Exchange Act.

The Merger Agreement includes an agreement by the Company and its subsidiaries to not directly or indirectly terminate, amend, modify, waive, release or fail to enforce any standstill or similar provision of any contract to which the Company or any subsidiary is a party or any anti-takeover law unless in the good faith judgment of the Board, after consultation with the Company’s independent financial advisors and outside legal counsel, the failure to grant any such termination, amendment, modification, waiver, release or failure to enforce such agreement, provision or law would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law. The Company must provide written notice to Parent of any such termination, amendment, modification, waiver, release or failure to enforce concurrent with its determination to terminate, amend, modify, waive, release or fail to enforce such agreement, provision or law concurrently with the decision of the Board to take such action.

SEC Documents and Special Meeting. Pursuant to the terms of the Merger Agreement and in accordance with applicable law and the Company’s governing documents, the Company agreed to duly give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon the adoption of the Merger Agreement. Unless our Board effects an Adverse Recommendation Change, our Board must make the recommendation that stockholders vote to adopt the Merger Proposal.

Access to Information. From the date of the Merger Agreement until the earlier of the termination of the Merger Agreement pursuant to the Merger Agreement and the Effective Time, upon reasonable advance notice, the Company will afford Parent and its representatives reasonable access during normal business hours to all properties, books, contracts, commitments, personnel and records of each of the Company and its subsidiaries, and to furnish promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any subsidiary), subject to the terms and conditions set forth in the Merger Agreement.

Efforts to Complete the Merger; Governmental Approvals. Each of the parties will (and will cause their respective affiliates to) use their commercially reasonable efforts to (i) prepare and file with any governmental authority all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all consents necessary or advisable to be obtained from any governmental authority in order to consummate the transactions contemplated by the Merger Agreement (collectively, the “Governmental Approvals”) and (ii) as promptly as practicable take all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each party further agreed to use their respective commercially reasonable efforts to (A) file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement within twenty (20) business days of the date of the Merger Agreement, (B) make all other filings that are required to be made in order to consummate the transactions contemplated by the Merger Agreement pursuant to other antitrust laws with respect to the transactions contemplated by the Merger Agreement as promptly as practicable, and (C) subject to the Merger Agreement, provide any supplemental information requested by any governmental authority relating thereto.

Each of the Company and Parent will use their respective commercially reasonable efforts to cooperate with any governmental authority in connection with obtaining Governmental Approvals, and will promptly undertake any and all actions required to be completed lawfully the Merger and the other transactions contemplated thereby, as soon as practicable (but in any event prior to the End Date) and any and all actions necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any action by or on behalf of any governmental authority or the issuance of any legal restraints that would make illegal or prohibit or otherwise prevent the consummation of the Merger or the other transactions contemplated thereby, including by (i) proffering and consenting and/or agreeing to an order or other agreement providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of Parent (or any of its affiliates, including Buddy’s Newco, LLC) or, effective as of the closing, the Surviving Company or its subsidiaries; and (ii) promptly effecting the disposition or holding separate of assets or lines of business of Parent (or any of its affiliates, including Buddy’s Newco, LLC) or, effective as of the closing, the Surviving Company or its subsidiaries, in each case, at such time as may be necessary to permit the lawful consummation of the Merger and the other transactions contemplated hereby on or prior to the End Date.

Each of the Company and Parent (and their respective affiliates, if applicable) will promptly inform the other of any communication from any governmental authority regarding any of the transactions contemplated by the Merger Agreement in connection with any filings or investigations with, by or before any governmental entity relating to the Merger Agreement or the transactions contemplated thereby, including any proceedings initiated by a private party. If any party to the Merger Agreement receives a request for additional information or documentary material from any governmental entity with respect to the transactions contemplated by the Merger Agreement pursuant to the HSR Act with respect to which any such filings have been made, then such party shall use its commercially reasonable efforts to make, or cause to be made, as soon as practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable governmental entity, the parties agree to (i) give each other reasonable advance notice of all meetings and conference calls with any governmental entity relating to the transactions contemplated by the Merger Agreement, (ii) give each other the opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any oral communications with any governmental entity regarding the transactions contemplated by the Merger Agreement, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions contemplated by the Merger Agreement, articulating any regulatory or competitive argument or responding to requests or objections made by any governmental entity, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments or opinions) with a governmental entity regarding the transactions contemplated by the Merger Agreement, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any governmental entity relating to the transactions contemplated by the Merger Agreement, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in this paragraph. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable law or to remove references concerning the valuation of the Company.

Indemnification of Directors and Officers; Insurance. From and after the Effective Time, the Surviving Company and its subsidiaries shall, and Parent will cause the Surviving Company and its subsidiaries to, jointly and severally, indemnify, defend and hold harmless each person who is at the time of the Merger Agreement, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries (each an “indemnified party”) against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising at or prior to the Effective Time out of or pertaining to the fact that the indemnified party is or was an officer, director or manager of the Company or any of its subsidiaries or, while an officer, director or manager of the Company or any of its subsidiaries, is or was serving at the request of the Company or any of its subsidiaries as an officer, director or manager of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted to do so by applicable law. Each indemnified party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Company or its subsidiaries; provided that any indemnified party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the DGCL or other applicable law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such indemnified party is not entitled to indemnification under applicable law. Without limitation of the foregoing or any other indemnification obligation provided for in the Merger Agreement, for a period of six years from and after the Effective Time, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any indemnified party, whether provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its subsidiaries or in any indemnification agreement between such indemnified party and the Company or any of its subsidiaries as in effect on the date hereof, shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified party.

The Merger Agreement provides that, for six years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Company shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of the Merger Agreement.

The Merger Agreement further provides that, for a period of six years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or any of its subsidiaries as of the date of the Merger Agreement or provide substitute policies for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage maintained by the Company as of the date of the Merger Agreement, in either case, with limits not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of the Merger Agreement (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this paragraph it shall obtain as much comparable insurance coverage as possible for each year within such six-year period for an annual premium equal to the Maximum Amount. In lieu of such insurance, the Company may, at its option (following reasonable consultation with Parent), purchase “tail” directors’ and officers’ liability insurance and fiduciary liability insurance for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage maintained by the Company, such tail insurance to provide limits not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time, provided that in no event shall the cost of any such tail insurance exceed the Maximum Amount. The Surviving Company shall use its commercially reasonable efforts to maintain such policies in full force and effect, and continue to honor the obligations thereunder.

Employee Matters. For a period of one year following the closing date of the Merger, the employees of the Company and any of its subsidiaries as of the closing date of the Merger Agreement who remain employed by the Surviving Company or any affiliate of Parent immediately following the closing of the Merger (“Company Employee”) will receive (i) an annual base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such Company Employee as of immediately prior to the closing date, (ii) incentive compensation opportunities that, with respect to each Company Employee, are no less favorable in the aggregate than the annual and long-term cash incentive compensation opportunities in effect for the Company Employee immediately prior to the closing date, and (iii) employee benefits, with respect to each Company Employee, that are no less favorable in the aggregate to that provided to such Company Employee as of immediately prior to the closing date; provided, however, that neither Parent nor the Surviving Company shall be required to provide incentive compensation in the form of equity or equity-based compensation.

Parent will also provide each Company Employee who incurs a termination of employment during the twelve month period following the closing date with severance benefits that are no less favorable than the severance benefits to which such Company Employee would have been entitled to with respect to such termination under the severance policies, practices and guidelines of the Company or any of its subsidiaries as in effect as of the date of the Merger Agreement.

Parent has further agreed to give, or will cause the Surviving Company to give, each Company Employee full credit for such Company Employee’s service with the Company and any of its subsidiaries (and any affiliates or predecessors thereto) for all purposes, including eligibility, vesting, determination of the level of benefits (including, for purposes of severance, vacation and other paid time off) and benefits accrual under any benefit plans maintained by Parent or any of its affiliates (including the Surviving Company) in which the Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service will not be recognized (i) for purposes of benefits accrual under defined benefit pension plans or (ii) to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

In addition, Parent will, or will cause the Surviving Company to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan maintained by Parent or any of its affiliates (including the Surviving Company) that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such Company Employees as of the closing date under the analogous Company Benefit Plan (as defined in the Merger Agreement), (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by a Company Employee and his or her eligible dependents under the health plans in which such Company Employee participated immediately prior to the closing date during the portion of the plan year prior to the closing date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans maintained by Parent or any of its affiliates (including the Surviving Company) in which such Company Employee is eligible to participate after the closing date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the closing date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan (as defined in the Merger Agreement) prior to the closing date.

Finally, Parent will comply, or cause the Surviving Company, to comply with the WARN Act or any similar law, with respect to “employment losses” which would constitute a “mass layoff” or “plant closing” (each as defined in the WARN Act) occurring at or after the Effective Time.

Debt Financing. Parent shall (or shall cause its affiliates to) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the debt financing contemplated by the Debt Commitment Letters so that the funds contemplated thereby are available as promptly as practicable but in any event no later than the closing date, including:

•	complying with and maintaining in full force and effect the Debt Commitment Letters in accordance with the terms and subject to the conditions thereof until the debt financing is consummated;

•

negotiating and entering into definitive financing agreements with respect to the debt financing on the terms and conditions contained in the Debt Commitment Letters (including any “flex” provisions contained in the Debt Commitment Letters or any fee letter) so that such agreements are in effect as promptly as practicable but in any event no later than the closing date (which definitive financing agreements shall not (1) reduce the aggregate amount of the debt financing to be funded on the closing date (including by increasing the amount of fees to be paid or original issue discount) from that contemplated in the Debt Commitment Letters and the related “flex provisions” of the fee letter relating to the Debt Commitment Letters (unless, in each case, the amount of the equity financing has been increased by a corresponding amount), (2) amend, modify or supplement the conditions or contingencies to, or impose new or additional conditions to, or expand any existing condition to, the debt financing, in each case in a manner that would reasonably be expected to make it less likely that the debt financing will be funded on the closing date, (3) materially delay funding of the debt financing or make funding of the debt financing less likely to occur at the closing, or (4) impose additional material obligations on the Company, any of its subsidiaries or their respective affiliates prior to closing);

•

satisfying as promptly as practicable on a timely basis (or obtaining the waiver of) all conditions that are within the control of Parent or Merger Sub to the funding of the debt financing contemplated by the Debt Commitment Letters and the definitive agreements relating to the debt financing;

•

accepting all “market flex” contemplated by the Debt Commitment Letters and any fee letter relating to the Debt Commitment Letters to the extent necessary to obtain the funding of the debt financing on the closing date; and

•

enforcing its rights under the Debt Commitment Letters in the event of a breach by the lenders under the Debt Commitment Letters or any related agreement or the definitive agreements relating to the debt financing that would reasonably be expected to, impede or materially delay the closing.

Parent further agreed to provide, as promptly as practicable, to the Company copies of all executed documents (including all fee letters and engagement letters, subject to customary redaction of fee amounts, price caps and economic “flex” terms) relating to the debt financing and to keep the Company reasonably informed of material developments in respect of the financing process relating thereto. At the closing, upon request by the Company, Parent will deliver to the Company any opinions, letters or certificates with respect to solvency matters obtained by or provided by Parent or its affiliates to any financing sources in connection with the debt financing.

Financing Cooperation. Prior to the closing, the Company shall, and shall cause its subsidiaries to, use its and their commercially reasonable efforts to cause its and their respective representatives to use their respective commercially best efforts to provide, to Parent and its affiliates, at Parent’s sole expense, all cooperation reasonably requested by Parent and/or its affiliates to assist them in causing the conditions in the Debt Commitment Letters to be satisfied or in connection with the arrangement of the debt financing to the extent not unreasonably interfering with the business of the Company or any of its subsidiaries, subject to certain exceptions as detailed in the Merger Agreement.

Other Covenants. The Merger Agreement contains additional agreements among the Company, Parent, and Merger Sub relating to, among other matters:

•	the preparation, filing and distribution of this proxy statement;

•	notices of breaches of the Merger Agreement;

•	anti-takeover statutes or regulations that become applicable to the transactions contemplated by the Merger Agreement;

•	the coordination of press releases and other public statements with respect to the transactions contemplated by the Merger Agreement;

•	certain tax matters;

•	stockholder litigation commenced or threatened relating to or arising out of the Merger Agreement and the settlement thereof;

•	reporting under Section 16 of the Exchange Act;

•	the treatment of our outstanding 4.750% Senior Notes Due 2021 and 6.625% Senior Notes Due 2020;

•	the delisting of our common stock from Nasdaq and the deregistration under the Exchange Act; and

•	causing the Merger Sub to perform its obligations under the Merger Agreement and to consummate the Merger.

Conditions to the Merger

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver at or prior to the closing of the Merger of the following conditions:

•	the adoption of the Merger Agreement and approval of the Merger by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon;

•	the expiration or termination of any applicable waiting period (and any extensions thereof) under the HSR Act, and the receipt of all other required consents under any antitrust laws; and

•

the absence of any law or order (whether temporary, preliminary or permanent) being in effect that makes the Merger illegal or prohibits or otherwise prevents the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the closing of the following additional conditions:

•

the representations and warranties of the Company set forth in the Merger Agreement with respect to organization, standing and power; subsidiaries; certain capital structure matters; authority, execution and delivery, and enforceability; takeover laws; brokers’ fees; and the opinion from the Company’s financial advisor (i) that are not qualified by materiality or Company Material Adverse Effect are true and correct in all material respects as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of a particular date or period of time, in which case as of such particular date or period of time), subject to certain materiality or Company Material Adverse Effect qualifiers; and (ii) that are qualified by materiality or Company Material Adverse Effect are true and correct in all respects (without disregarding such materiality or Company Material Adverse Effect qualifications as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of a particular date or period of time, in which case as of such particular date or period of time);

•

the representations and warranties of the Company set forth in the Merger Agreement with respect to the capitalization structure of the Company are true and correct as of the date of the Merger Agreement and as of the closing date, except for such failures to be true and correct that would not reasonably be expected to result in additional cost, expense or liability to Parent or Merger Sub, individually or in the aggregate, that is more than $1,000,000;

•

the remaining representations and warranties of the Company set forth in the Merger Agreement are true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” contained therein) as of the date of the Merger Agreement and as of the closing date of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any failure of such representations or warranties to be so true and correct that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

•

the performance, in all material respects, by the Company of all obligations required to be performed by it under the Merger Agreement at or prior to the closing date of the Merger (it being understood that non-compliance cured in accordance with the Merger Agreement will not be taken into account);

•	since the date of the Merger Agreement, there has not been a material adverse effect (see “The Merger Agreement—Representations and Warranties—Definition of Material Adverse Effect”);

•	receipt of a certificate executed by an executive officer of the Company to the effect that the conditions described in the preceding five bullets are satisfied; and

•

no governmental entity of competent jurisdiction has initiated a suit, action or proceeding seeking to prohibit or otherwise prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the closing of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement are true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be so true and correct have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;

•

the performance, in all material respects, by Parent and Merger Sub of all obligations required to be performed by it under the Merger Agreement at or prior to the closing date (it being understood that any non-compliance cured in accordance with the Merger Agreement will not be taken into account); and

•	receipt of a certificate executed by an executive officer of Parent to the effect that the conditions described in the preceding two bullets are satisfied.

Termination

The Company and Parent may terminate the Merger Agreement by mutual written consent at any time before the Effective Time. In addition, either the Company or Parent may terminate the Merger Agreement if:

•

the Merger is not consummated on or before the End Date, provided that, in the event that required antitrust approvals have not been obtained, either party may elect (by delivering notice to the other party at or prior to the End Date) to extend the End Date to March 17, 2019, provided further that, following such extension, either party may elect (by delivering notice to the other party at or prior to 11:59 p.m., Eastern time, on March 17, 2019) to extend the End Date to June 17, 2019;

•

upon written notice to the other party if there exists any legal restraint from any governmental authority that permanently restrains, enjoins or otherwise prohibits the Merger and such order or other action is, or shall have become, final and non-appealable;

•	the Company’s stockholders fail to approve the Merger Proposal at the special meeting or any adjournments or postponements thereof; or

•

if the other party has breached any of its representations or warranties or failed to perform any covenants or agreements contained in the Merger Agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured, provided that such party is not in material breach of its obligations.

The Company may also terminate the Merger Agreement:

•

at any time prior to the adoption of the Merger Agreement by the Company’s stockholders, in order for the Company to enter into a definitive written agreement with respect to a Superior Proposal substantially concurrently with such termination provided that the Company has paid the related termination fee to Parent and otherwise complied with its obligations under the Merger Agreement; or

•

upon written notice to Parent, if (a) all conditions to Parent’s obligation to complete the closing (other than those conditions that are to be satisfied by action taken at the closing) have been satisfied or waived, (b) the Company has irrevocably notified Parent in writing at least three business days prior to such termination that it is ready, willing and able to consummate the Merger, (c) Parent and Merger Sub fail to consummate the Merger within three business days following the date upon which the closing should have occurred pursuant to the terms of the Merger Agreement and (d) at all times during such three business day period, the Company stood ready, willing and able to consummate the transactions contemplated by the Merger Agreement; provided that the Company is not in breach of the Merger Agreement in any material respect.

Parent may also terminate the Merger Agreement upon written notice to the Company if (i) the Board shall have effected an Adverse Recommendation Change, (ii) the Board, within ten business days of a tender or exchange offer relating to the common stock having been commenced, has failed to publicly recommend against such tender or exchange offer, (iii) the Board failed to publicly reaffirm the Board recommendation within three business days after a written request by Parent to do so, or (iv) the Company has willfully and materially breached or failed to perform any of its non-solicitation obligations set forth in the Merger Agreement.

Termination Fees

Company Termination Fee. The Company will be required to pay a termination fee to Parent in an amount in cash equal to $25.3 million upon the termination of the Merger Agreement:

•	by the Company, to enter into a definitive acquisition agreement with respect to a Superior Proposal;

•

by Parent, if (a) the Board shall have effected an Adverse Recommendation Change, whether or not permitted in the Merger Agreement, (b) the Board, within ten business days of a tender or exchange offer relating to the common stock having been commenced, has failed to publicly recommend against such tender or exchange offer, (c) the Board has failed to publicly reaffirm the Company board recommendation within three business days after a written request by Parent to do so, or (d) the Company shall have materially and willfully breached or failed to perform any of its non-solicitation obligations under the Merger Agreement with respect to any alternative transaction proposal; or

•	by Company or Parent, as applicable, if:

•	an Alternative Proposal has been publicly made or proposed (and not withdrawn or abandoned) after the date of the Merger Agreement and prior to the termination of the Merger Agreement;

•

following the occurrence of an event described in the preceding bullet, the Merger Agreement is terminated because (i) the Merger has not been consummated on or before the End Date (after giving effect to any applicable extension, but subject to certain conditions having been satisfied), or (ii) the Company breached its representations or covenants under the Merger Agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured; and

•

within twelve months after the date of such termination, the Company enters into a written agreement to consummate an Alternative Proposal and such Alternative Proposal is subsequently consummated (with each reference to 15% in the definition of Alternative Proposal being replaced with more than 50%).

Parent Termination Fee. Parent will be required to pay to the Company a reverse termination fee of $126.5 million in the event that the Merger Agreement is terminated:

•	by Company or Parent, as applicable, if:

•

the Merger has not been consummated on or before the End Date (after giving effect to any applicable extension) and any applicable waiting period under the HSR Act has not expired or any other required consents pursuant to the HSR Act and antitrust laws have not been obtained;

•

the Merger Agreement has not been consummated due to a final and non-appealable legal restraint relating to an antitrust law that makes the Merger illegal or prohibits or otherwise prevents the consummation of the Merger or the other transactions contemplated by the Merger Agreement, as a result of a proceeding brought by a governmental entity;

•

Parent or Merger Sub breaches its representations or warranties or fails to perform any covenants or agreements contained in the Merger Agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured; or

•

the Merger has not been completed within three business days following the date the closing should have occurred pursuant to the Merger Agreement, and at the time of such termination, all conditions to Parent’s obligation to consummate the closing (other than those conditions that are to be satisfied by action taken at the closing) have been satisfied and the Company has irrevocably confirmed by written notice to Parent at least three business days prior to such termination that it is ready, willing, and able to consummate the closing and at all times during such three business day period, the Company was ready, willing and able to consummate the transactions contemplated by the Merger Agreement.

Each of the parties acknowledges that any amount payable by the Company or Parent including any termination fee does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the efforts and resources expended and the opportunities foregone while negotiating the Merger Agreement and in reliance on the Merger Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, which amount would otherwise be impossible to calculate with precision.

Fees and Expenses

Other than as specifically set forth in the Merger Agreement, each party shall bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Specific Performance

The Company, Parent, and Merger Sub will be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to seek enforcement specifically of the terms and provisions of the Merger Agreement. This is in addition to any other remedy to which they are entitled at law or in equity.

The Company will be entitled to specific performance in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and the transactions contemplated by the Merger Agreement and cause the equity financing to be funded only in the event that:

•

all closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the expiration time or the closing, as applicable, but subject to such conditions being able to be satisfied);

•	the debt financing (or any alternative financing) will be funded at the closing if the equity financing is funded at the closing; and

•	the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the debt financing is funded, then the Company will cause the closing to occur.

Amendments; Waiver

The Merger Agreement may be amended at any time, by an instrument in writing signed by or on behalf of each of the parties, before or after the approval of the Merger by the Company’s stockholders; provided, however, that after adoption of the Merger Agreement by the Company’s stockholders, no amendment may be made that would require further approval or adoption without such further approval or adoption. Notwithstanding anything to the contrary contained in this paragraph, certain provisions of the Merger Agreement may not be modified, waived or terminated in a manner that impacts or is adverse in any material respect to a financing source without the prior written consent of such financing source.

At any time prior to the Effective Time, the parties may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to the Merger Agreement; (c) waive compliance with any covenants and agreements contained herein; or (d) waive the satisfaction of any of the conditions contained herein. No extension or waiver by the Company shall require the approval of the Company’s stockholders unless such approval is required by law. Any agreement on the part of a party to any such extension or waiver is valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise does not constitute a waiver of such rights.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER SPECIFIED COMPENSATION (PROPOSAL 2)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide holders of common stock with the opportunity to cast a non-binding, advisory vote on the compensation that may become payable to our named executive officers in connection with the Merger, as disclosed in this proxy statement, including as described in “The Merger (Proposal 1)—Interests of Certain Persons in the Merger.” This vote is commonly referred to as a “say on golden parachute” vote. This non-binding, advisory proposal relates only to contractual obligations of the Company that may result in a payment to our named executive officers in connection with, or following, the consummation of the Merger, and does not relate to any new compensation or other arrangements between our named executive officers and Parent. Further, this proposal does not relate to any compensation arrangements that are or may become applicable to our directors or executive officers who are not named executive officers.

As an advisory vote, this proposal is not binding upon the Company or our Board. Approval of this proposal is not a condition to completion of the Merger, and this vote is separate from the other proposals at the special meeting. Accordingly, you may vote to approve such other proposals to be considered and vote not to approve the Advisory Compensation Proposal, and vice versa. Because the vote on the Advisory Compensation Proposal is advisory in nature only, it will not be binding on the Company. To the extent that we are contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote. These payments are a part of our comprehensive executive compensation program and are intended to align our named executive officers’ interests with yours as stockholders by ensuring their continued retention and commitment during critical events such as the Merger, which may create significant personal uncertainty for them.

The Board recommends that our stockholders approve the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘The Merger (Proposal 1)—Interests of Certain Persons in the Merger—Golden Parachute Compensation’, are hereby APPROVED.”

The Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting. Abstentions will have the same effect as a vote “AGAINST” the Advisory Compensation Proposal.

Our Board recommends a vote “FOR” the Advisory Compensation Proposal.

VOTE ON ADJOURNMENT (PROPOSAL 3)

We are asking stockholders to approve a proposal for one or more adjournments of the special meeting, if necessary or appropriate, including to solicit additional proxies if we have not obtained sufficient affirmative stockholder votes to adopt the Merger Proposal. If, at the special meeting (or any adjournment or postponement of the special meeting), the number of shares of common stock present in person or by proxy and voting in favor of the Merger Proposal is not sufficient to approve that proposal, we may move to adjourn the special meeting (or any adjournment or postponement of the special meeting) in order to enable our directors, officers, employees and representatives to solicit additional proxies for the adoption of the Merger Proposal. In that event, we will ask stockholders to vote only upon the Adjournment Proposal, and not the Merger Proposal. If stockholders approve the Adjournment Proposal, we could adjourn the special meeting, and any adjourned session or postponement of the special meeting, and use the additional time to solicit additional proxies.

We retain full authority to the extent set forth in our bylaws and under Delaware law to adjourn the special meeting for any purpose, or to postpone the special meeting before it is convened, without the consent of any stockholder.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.

Our Board recommends a vote “FOR” the Adjournment Proposal.

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on Nasdaq under the symbol “RCII.” As of the Record Date, there were 53,507,970 shares of common stock outstanding and entitled to vote at the special meeting, held by approximately 27 stockholders of record.

The following table sets forth during the periods indicated the high and low sales prices of our common stock as reported on Nasdaq for the periods indicated:

	High	Low	Cash Dividends Declared
2018
Third Quarter (through August 10, 2018)	$14.86	$14.70	$—
Second Quarter	$14.88	$8.72	$—
First Quarter	$11.77	$7.30	$—
2017
Fourth Quarter	$12.20	$9.05	$—
Third Quarter	$13.89	$10.66	$—
Second Quarter	$13.33	$8.52	$0.08
First Quarter	$11.98	$7.76	$0.08
2016
Fourth Quarter	$13.16	$8.00	$0.08
Third Quarter	$13.73	$10.20	$0.08
Second Quarter	$15.94	$11.21	$0.08
First Quarter	$16.37	$9.76	$0.08

On June 15, 2018, the last trading date prior to the public announcement of the Company’s entry into the Merger Agreement, shares of our common stock closed at $12.03. On August 10, 2018, the most recent practicable date prior to the date of this proxy statement, the closing price per share of common stock was $14.72. You are encouraged to obtain current market quotations for our common stock.

Under the terms of the Merger Agreement, all outstanding shares of our common stock will be acquired for a total enterprise value (equity and debt) of approximately $1.365 billion. Each holder of our common stock will receive $15.00 in cash per share, representing an approximately 25% premium to the closing price of our common stock as of June 15, 2018, and an approximately 49% premium to the closing price of our common stock on October 30, 2017, the trading date immediately before the Company publicly announced our Board’s intention to conduct a review of strategic and financial alternatives.

The Company has not declared or paid dividends since the second quarter of fiscal year 2017 and has no intention to pay any dividends prior to the consummation of the Merger. The terms of the Merger Agreement do not allow us to declare or pay a dividend, without the prior written consent of Parent, between June 17, 2018 and the earlier of the Effective Time or the termination of the Merger Agreement.

If the merger is completed, the common stock will be delisted from Nasdaq and deregistered under the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the common stock ownership for each of our directors, each of the named executive officers who are currently employed by us, all of our directors and executive officers as a group, and each of our known 5% stockholders. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Information in the table is as of July 2, 2018, unless otherwise indicated.

Except as otherwise indicated, the address for each person listed below is c/o Rent-A-Center, Inc., 5501 Headquarters Drive, Plano, Texas 75024.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent (%)
Jeffrey J. Brown	14,265	(1)	*
Mitchell E. Fadel	5,256	(2)	*
Michael J. Gade	44,710	(3)	*
Fred E. Herman	59,633	(4)	*
Christopher B. Hetrick	14,265	(5)	*
Christopher A. Korst	108,855	(6)	*
J.V. Lentell	57,310	(7)	*
Maureen B. Short	30,800	(8)	*
BlackRock, Inc.	6,470,305	(9)	12.1%
Engaged Capital, LLC	8,983,609	(10)	16.9%
Frontier Capital Management Co., LLC	3,062,503	(11)	5.7%
Morgan Stanley	2,745,952	(12)	5.1%
The Vanguard Group	4,452,828	(13)	8.4%
Vintage Capital Management, LLC	3,186,042	(14)	5.9%
All executive officers and directors as a group (11 total)	408,880		*

*	Less than 1%.
(1)	Represents 14,265 deferred stock units.
(2)	Represents 5,256 deferred stock units.
(3)	Represents (a) 2,400 shares held directly, and (b) 42,310 deferred stock units.
(4)	Represents (a) 7,788 shares held directly, and (b) 51,845 shares issuable pursuant to currently exercisable options.
(5)

Represents 14,265 deferred stock units. In addition, as an affiliate of Engaged Capital, LLC, Mr. Hetrick may be deemed to be a member of a Section 13(d) group that may be deemed to collectively beneficially own the shares held by Engaged Capital, LLC as disclosed herein.

(6)

Represents (a) 14,630 shares held directly, (b) 87,249 shares issuable pursuant to currently exercisable options, (c) 1,976 shares held pursuant to our 401(k) Plan (as of December 31, 2017), and (d) 5,000 shares held in an IRA.

(7)	Represents (a) 15,000 shares held directly, and (b) 42,310 deferred stock units.
(8)	Represents (a) 2,187 shares held directly, and (b) 28,613 shares issuable pursuant to currently exercisable options.
(9)

The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10022. BlackRock, Inc. exercises sole voting control over 6,325,375 of these shares and sole investment control over all 6,470,305 shares. This information is based on a Schedule 13G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on January 19, 2018.

(10)	The address of Engaged Capital, LLC is 610 Newport Center Drive, Suite 250, Newport Beach, CA 92660. Engaged Capital, LLC exercises sole voting and investment control over all 8,983,609 shares. This information is based on a Schedule 13D/A filed by Engaged Capital, LLC with the Securities and Exchange Commission on February 9, 2018.
(11)

The address of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, MA 02110. Frontier Capital Management Co., LLC exercises sole voting control over 1,232,350 of these shares and sole investment control over all 3,062,503 shares. This information is based on a Schedule 13G/A filed by Frontier Capital Management with the Securities and Exchange Commission on February 7, 2018.

(12)

The address of Morgan Stanley is 1585 Broadway, New York, New York 10036. Morgan Stanley exercises shared voting control over 2,745,887 of these shares, and shared investment control over 2,703,138 of these shares. This information is based on a Schedule 13G filed by Morgan Stanley with the Securities and Exchange Commission on June 20, 2018.

(13)

The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group exercises sole voting control over 52,711 of these shares, shared voting control over 6,808 of these shares, sole investment control over 4,399,400 of these shares, and shared investment control over 53,428 of these shares. This information is based on a Schedule 13G/A filed by The Vanguard Group with the Securities and Exchange Commission on February 12, 2018.

(14)

The address of Vintage Capital is 4705 S. Apopka Vineland Road, Suite 206, Orlando, Florida 32819. Vintage Capital exercises shared voting and investment control over all 3,186,042 shares. This information is based on a Schedule 13D/A filed by Vintage Capital with the Securities and Exchange Commission on June 19, 2018.

APPRAISAL RIGHTS

The following discussion summarizes the material terms of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL (“Section 262”), which is attached to this proxy statement as Annex C. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” or a “holder of shares” are to the record holder of shares of common stock unless otherwise noted herein.

Holders of common stock are entitled to seek appraisal of their shares in connection with the Merger in accordance with Section 262. Under Section 262, if the Merger is completed, record holders of shares of common stock who do not vote in favor of the adoption of the Merger Agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the “fair value.” Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective date of the Merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the Company, as the Surviving Company, may pay to each stockholder entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (a) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery and (b) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Company, as the Surviving Company, is under no obligation to make such voluntary cash payment prior to such entry of judgment.

However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of shares of common stock who asserted appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, as measured in accordance with subsection (g) of Section 262, or (ii) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million. We refer to these conditions as the “Ownership Thresholds.”

Under Section 262, where a merger agreement is submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder of record for notice of the meeting with respect to shares for which appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes such notice, and the full text of Section 262 is attached to this proxy statement as Annex C.

ANY HOLDER OF COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX C BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED THEREIN MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF COMMON STOCK, WE BELIEVE THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

If a holder of common stock loses his, her or its appraisal rights by failing to timely comply with the procedures of Section 262 or otherwise or if the Ownership Thresholds are not met, such holder of common stock will be entitled to receive the Merger Consideration described in the Merger Agreement, without interest.

Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•	the stockholder must deliver to the Company a written demand for appraisal before the vote on the Merger Agreement at the special meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the effective date of the Merger (a stockholder will lose appraisal rights if the stockholder transfers the shares before such effective date); and

•

a stockholder or the Company, as the Surviving Company, must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Company, as the Surviving Company, is under no obligation to file any petition and has no intention of doing so.

In addition, one of the Ownership Thresholds must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the adoption of the Merger Agreement or abstain.

Filing Written Demand

Any holder of common stock wishing to exercise appraisal rights must, before the vote on the adoption of the Merger Agreement at the special meeting, deliver to the Company a written demand for the appraisal of the stockholder’s shares. A holder of common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the Merger. The holder will lose appraisal rights if the holder transfers the shares before the effective date of the Merger. The holder must not vote in favor of the adoption of the Merger Agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will result in the submitting stockholder losing such stockholder’s right of appraisal and will effectively nullify any previously delivered written demand for appraisal of such stockholder’s shares of common stock. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement, nor abstaining from voting or failing to vote on the Merger Proposal, will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. The demand must reasonably inform the Company of the identity of the holder as well as the intention of the holder to demand an appraisal of the shares held by the holder. A stockholder’s failure to deliver the written demand to the Company prior to the taking of the vote on the adoption of the Merger Agreement at the special meeting will result in such stockholder losing such stockholder’s right of appraisal.

Only a holder of record of shares of common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock must be executed by or on behalf of the holder of record. The written demand must reasonably inform the Company of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common or other joint ownership, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank, trust or nominee, the broker, bank, trust or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of common stock held in the name of the record owner. If a stockholder holds shares of common stock through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly in a timely manner the steps necessary to perfect appraisal rights.

All written demands for appraisal pursuant to Section 262 must be delivered to the Company at:

Rent-A-Center, Inc.

5501 Headquarters Drive

Plano, Texas 75024

Attention: Secretary

At any time within 60 days after the effective date of the Merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to the Company, as the Surviving Company, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the Merger will require written approval of the Company, as the Surviving Company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration offered pursuant to the Merger Agreement within 60 days after the effective date of the Merger. If the Company, as the Surviving Company, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Company

If the Merger is completed, within ten days after the effective date of the Merger, the Company, as the Surviving Company, must notify each holder of common stock who has complied with the written demand requirements of Section 262, and who has not voted in favor of the adoption of the Merger Agreement, of the date on which the Merger became effective.

Filing a Petition for Appraisal

Within 120 days after the effective date of the Merger, but not thereafter, the Company, as the Surviving Company, or any holder of common stock who has complied with Section 262 and is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware

Court of Chancery, with a copy served upon the Surviving Company in the case of a petition filed by a stockholder, demanding a determination of the value of the shares held by all such stockholders. The Company, as the Surviving Company, is under no obligation to and has no present intention to file such a petition and holders of common stock should not assume that the Company, as the Surviving Company, will file such a petition. Accordingly, any holders of common stock who desire to have their shares appraised should initiate all necessary action to demand appraisal and perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262. Within 120 days after the effective date of the Merger, any holder of common stock who has complied with the requirements of Section 262 will be entitled, upon written request, to receive from the Company, as the Surviving Company, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the Company, as the Surviving Company, or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the Company, as the Surviving Company, the statement described in this paragraph. If a petition for appraisal is not timely filed or if neither of the Ownership Thresholds is met, then the right to appraisal will cease.

If a petition for an appraisal is timely filed by a holder of shares of common stock and a copy thereof is served upon the Company as the Surviving Company, the Company as the Surviving Company will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (the “Verified List”), containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Company, as the Surviving Company, and all of the stockholders shown on the Verified List at the addresses stated therein. Any such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or any other publication which the Delaware Court of Chancery deems advisable. The costs of any such notice shall be borne by the Company, as the Surviving Company.

After notice to the dissenting stockholders, the Delaware Court of Chancery will conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares and who had stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Upon application by the Surviving Company or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares whose name appears on the Verified List and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights or that neither of the Ownership Thresholds is met.

The Delaware Court of Chancery shall dismiss the proceedings as to all shareholders who are otherwise entitled to appraisal rights in connection with the Merger unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, as measured in accordance with subsection (g) of Section 262, or (ii) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.

Determination of Fair Value

After the Delaware Court of Chancery determines the holders of common stock entitled to appraisal and that at least one of the Ownership Thresholds has been satisfied in respect of the Company stockholders seeking appraisal rights, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

At any time before the entry of judgment in the proceedings, the Company, as the Surviving Company, may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and may not otherwise address, “fair value” under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Parent, Merger Sub nor the Company anticipate offering more than the applicable Merger Consideration to any stockholder of the Company exercising appraisal rights, and reserve the right to make a voluntary cash payment prior to the entry of judgment in an appraisal action as described above and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the applicable Merger Consideration.

The Delaware Court of Chancery will direct the payment of the “fair value” of the shares, together with interest, if any, by the Company as the Surviving Company to the stockholders entitled thereto. Payment will be made to each such stockholder, in the case of holders of uncertificated stock, forthwith, and in the case of holders of shares represented by certificates, upon the surrender to the Company as the Surviving Company of the certificate(s) representing such stock. The Delaware Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such an order, each party bears its own expenses.

If any stockholder who demands appraisal of shares of common stock under Section 262 fails to perfect, effectively withdraws or otherwise loses such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted as of the effective date of the Merger into the right to receive the Merger Consideration pursuant to the Merger Agreement, without interest. A stockholder will fail to perfect, or effectively lose or withdraw the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger or if neither of the Ownership Thresholds is met. In addition, as described above and subject to the timing considerations discussed above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the Merger Consideration offered pursuant to the Merger Agreement, without interest.

Any holder of shares of common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the Merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the Merger.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR DEMANDING AND PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE A COMPANY STOCKHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

OTHER MATTERS

Our Board is not currently aware of any business to be acted on at the special meeting other than that which is described in this proxy statement. If, however, any other matters are properly brought to a vote at the special meeting, the persons designated as proxies will have discretion to vote or to act on those matters in accordance with their best judgment.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to Rent-A-Center, Inc., 5501 Headquarters Drive, Plano, Texas 75024, Attn: Secretary, or by calling (972) 801-1100. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

FUTURE STOCKHOLDER PROPOSALS

We held our annual meeting of stockholders on June 5, 2018.

We will hold our 2019 annual meeting of stockholders only if the Merger is not completed because, if the Merger is completed, we will cease to be an independent public company and will become a subsidiary of Parent and you will no longer have an ownership interest in the Company.

From time to time, stockholders may seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at an annual stockholders meeting. To be included in the proxy statement or considered at an annual meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements. We must receive proposals for possible inclusion in the proxy statement related to the 2019 annual stockholders meeting no later than December 25, 2018. Proposals for possible consideration at the 2019 annual stockholders meeting, but not submitted for inclusion in the proxy statement, must be received by us no earlier than February 5, 2019, and no later than March 7, 2019. If held, the 2019 annual stockholders meeting is expected to take place on June 5, 2019. Direct any proposals, as well as related questions, to Corporate Secretary, Rent-A-Center, Inc., 5501 Headquarters Drive, Plano, Texas 75024.

All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, our charter and bylaws and Delaware law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following filings with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018; and

•	Current Reports on Form 8-K filed on January 2, 2018, February 7, 2018, February 28, 2018, April 3, 2018, May 29, 2018, June 7, 2018, June 14, 2018 and June 19, 2018.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

You may read and copy any reports, statements or other information that we file with the SEC at its public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Rent-A-Center, Inc.

Attn: Secretary

5501 Headquarters Drive

Plano, Texas 75024

If you would like to request documents from us, please do so as soon as possible to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method. Please note that all of our documents that we file with the SEC are also promptly available through the “Investors” section of our website, www.rentacenter.com. The information included on our website is not incorporated by reference into this proxy statement.

MISCELLANEOUS

We have supplied all information relating to the Company, and Parent has supplied, and we have not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT, THE ANNEXES TO THIS PROXY STATEMENT AND THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED AUGUST 15, 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

VINTAGE RODEO PARENT, LLC,

VINTAGE RODEO ACQUISITION, INC.

and

RENT-A-CENTER, INC.

Dated as of June 17, 2018

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 17, 2018, among Vintage Rodeo Parent, LLC, a Delaware limited liability company (“Parent”), Vintage Rodeo Acquisition, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Rent-A-Center, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation of such merger (the “Merger”);

WHEREAS, the Company Board has unanimously (a) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, and (c) resolved, subject to Section 5.03, to recommend that its stockholders approve the Merger and adopt this Agreement;

WHEREAS, the respective board of directors of Parent and Merger Sub have (a) declared it advisable to enter into this Agreement, and (b) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will adopt this Agreement by written consent immediately following its execution; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, (a) each of Vintage Rodeo L.P., a Delaware limited partnership and B. Riley Financial, Inc., a Delaware corporation (the “Investors”), has entered into, and delivered to the Company, an Equity Commitment Letter and (b) B. Riley Financial, Inc., a Delaware corporation (the “BR Guarantor”), and Vintage RTO, L.P., a Delaware limited partnership (the “VRTO Guarantor”) (the BR Guarantor and the VRTO Guarantor each, a “Guarantor” and collectively the “Guarantors”), has entered into, and delivered to the Company, a limited guarantee (the “Guarantee”) of certain of Parent’s and Merger Sub’s obligations under the Agreement and the Transaction Documents, in form and substance acceptable to the Company.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and (c) the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Company.”

Section 1.02 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), the parties shall file with the Delaware Secretary of State the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Delaware Secretary of State, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.03 Closing. Unless this Agreement shall have been terminated pursuant to ARTICLE VIII the closing (the “Closing”) of the Merger shall take place at the offices of Winston & Strawn LLP, 2501 North Harwood Street, Dallas, Texas 75201 (or remotely via the electronic exchange of documents), at 9:00 a.m., Central time, on a date to be specified by the Company and Parent, which shall be no later than the third (3rd) Business Day following the satisfaction or (to the extent permitted by this Agreement and applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by this Agreement or applicable Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing by the Company and Parent. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.04 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers, intangible and tangible assets, and franchises of the Company and Merger Sub will vest in the Surviving Company and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Company.

Section 1.05 Certificate of Incorporation and Bylaws. Subject to the provisions of Section 6.05(a), the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that, in each case, references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.

Section 1.06 Directors and Officers of Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT

ENTITIES; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of the capital stock of the Company or the capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of the common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the

Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b) Excluded Common Stock. Each share of Common Stock held by Parent, Merger Sub or the Company (or held in the Company’s treasury), or by any Subsidiary of Parent or Merger Sub, in each case outstanding immediately prior to the Effective Time (the “Canceled Company Shares”) shall cease to be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist.

(c) Conversion of Common Stock. Subject to Section 2.01(d) and Section 2.03, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than the Canceled Company Shares and any Dissenting Shares) shall be converted into the right to receive $15.00 in cash (the “Merger Consideration”), without interest and reduced by the amount of any withholding that is required under applicable Law, in accordance with Section 2.02(h). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form (such shares, “Book-Entry Shares”)) that immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d) Adjustment of Merger Consideration. Notwithstanding any provision of this ARTICLE II, if between the date of this Agreement and the Effective Time the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration and amounts payable to any holder of Company Stock Options, Company RSUs or Company PSUs, as applicable, shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction; provided, however, that nothing in this Section 2.01(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by this Agreement.

Section 2.02 Exchange Fund; Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall, at its sole cost and expense, appoint a bank or trust company reasonably acceptable to the Company that is organized and doing business under the Laws of the United States to act as paying agent (the “Paying Agent”) for the holders of shares of Common Stock to receive the aggregate Merger Consideration to which holders of such shares of Common Stock shall become entitled to pursuant to Section 2.01.

(b) Exchange Fund.

(i) On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to make the payment of the aggregate Merger Consideration payable pursuant to Section 2.01(c), by wire transfer of immediately available funds (such cash, the “Exchange Fund”). The amounts deposited by or on behalf of Parent pursuant to this Section 2.02(b)(i) will be sufficient in the aggregate, when taken together with the amount to be deposited by the Company pursuant to Section 2.02(b)(ii), if any, for the Paying Agent to make the payments of the aggregate consideration to which the holders of shares of Common Stock become entitled pursuant to Section 2.01(c). Subject to Section 2.02(b)(iii), the Exchange Fund shall not be used for any purpose other than to pay the aggregate Merger Consideration in the Merger.

(ii) At the Closing, after all conditions set forth in ARTICLE VII are satisfied or, to the extent permitted by this Agreement and applicable Law, waived and Parent has confirmed in writing that it will consummate the Closing, then the Company will, in consultation with and in accordance with the wiring instructions given by Parent, deposit, or cause to be deposited, into the Exchange Fund, by wire transfer of immediately available funds, an amount of cash of the Company and the Company Subsidiaries designated by Parent (such designation to be made no less than three (3) Business Days prior to the Closing Date), which amount shall not exceed the Available Cash Amount.

(iii) Until disbursed in accordance with the terms and conditions of this Agreement, the Paying Agent shall invest any cash in the Exchange Fund if and as directed by Parent; provided, however, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of domestic commercial banks with capital exceeding $10 billion (based on the most recent publicly available financial statement of such bank), or in mutual or money market funds investing in such assets, and in any case, no such instrument shall have a maturity that may prevent or delay payments to be made pursuant to Section 2.01. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any of the Company’s stockholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. For the avoidance of doubt, any consideration payable in respect of Company Stock Options, Company RSUs or Company PSUs will not be deposited with the Paying Agent but will instead be paid in accordance with Section 6.04.

(c) Letter of Transmittal. As promptly as practicable after the Effective Time (and in any event within five (5) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail, or otherwise provide in the case of Book-Entry Shares, to each holder of record of Common Stock (i) a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected and risk of loss and title shall pass (A) with respect to shares evidenced by Certificates, only upon the proper delivery of the Certificates and validly executed Letter of Transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to Book-Entry Shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (ii) instructions for effecting the surrender of Book-Entry Shares or Certificates in exchange for the applicable Merger Consideration pursuant to Section 2.02.

(d) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto or (ii) in the case of shares of Common Stock held as Book-Entry Shares, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as may reasonably be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Common Stock have been converted pursuant to Section 2.01. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate or Book-Entry Share representing such shares of Common Stock is presented to the Paying Agent (or, in the case of Book-Entry Shares, proper evidence of such transfer) accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(d), each share of Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of shares of Common Stock are entitled to receive in respect of such shares pursuant to this Section 2.02(d). No interest will be paid or accrued on the cash payable upon surrender of the Certificates (or shares of Common Stock held as Book-Entry Shares).

(e) No Further Ownership Rights in Common Stock. The Merger Consideration paid in accordance with the terms of this ARTICLE II, upon conversion of any shares of Common Stock, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving

Company of shares of Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that represented ownership of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Common Stock are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE II, subject, in the case of Dissenting Shares, to applicable Law.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of shares of Common Stock for one (1) year after the Effective Time shall be delivered to Parent (or its designee) upon demand and any holder of shares of Common Stock who has not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Company for payment of its claim for Merger Consideration without interest and reduced by the amount of any withholding that is required under applicable Law, in accordance with Section 2.02(h).

(g) No Liability. None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Withholding Rights. Parent, the Surviving Company and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or any amounts payable to any holder of Company Stock Options, Company RSUs or Company PSUs such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the U.S. Treasury Regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law. To the extent amounts are so withheld and paid over to the applicable Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Company, an indemnity bond in a form and substance and with surety reasonably satisfactory to the Surviving Company, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(j) Special Procedures for DTC. Prior to the Effective Time, Parent and the Company shall reasonably cooperate to establish procedures with the Paying Agent and The Depository Trust Company (“DTC”) designed to provide that (i) if the Closing occurs at or prior to 11:30 a.m. (New York City time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the product of (A) the number of shares of Common Stock (other than Canceled Company Shares and Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time and (B) the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York City time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(k) Available Cash Amount. The Company shall deliver to Parent, upon request and no later than five (5) Business Days prior to the anticipated Closing Date, a written notice setting forth, in each case as of the close of business on the immediately preceding Business Day, the aggregate cash balances held by the Company and each Company Subsidiary (by Company Subsidiary and by jurisdiction), as well as the amounts of such cash balances that are not being used or reserved for specified purposes (including, to the extent agreed by Parent following consultation with the Company, any working capital needs, repayment of any Indebtedness or any other reserves) and that are available to be utilized in respect of the obligations set forth in Section 2.02(b) and Section 6.04 (the “Available Cash Amount”).

Section 2.03 Dissenter’s Rights.

(a) Notwithstanding anything in this Agreement, all shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised their respective demands for appraisal of such shares of Common Stock in the time and manner provided by Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), will not be converted into, or represent the right to receive the Merger Consideration, but instead shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall have failed to timely perfect or shall have otherwise waived, or effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided under the DGCL, such shares shall no longer be considered Dissenting Shares for purposes hereof, and such holder’s shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon and reduced by the amount of any withholding that is required under applicable Law, in accordance with Section 2.02(h).

(b) The Company shall provide prompt written notice to Parent of any demands received by the Company for appraisal of any Dissenting Shares, withdrawal of such demands, or any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time and, to the extent permitted by applicable Law, Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any such demands for appraisal or settle or offer to settle any such demands.

Section 2.04 Certain Indebtedness. Simultaneously with the Closing, Parent shall repay, or cause to be repaid, any outstanding Indebtedness of the Company and the Company Subsidiaries under (a) the Credit Agreements and (b) those other agreements set forth on Section 2.04 of the Company Disclosure Letter to the extent that such Indebtedness becomes due and payable as of the Closing, by wire transfer of immediately available funds (or, in each case, with respect to any letters of credit issued thereunder, providing cash collateral, a backstop letter of credit or other credit support satisfactory to the issuer of such letter of credit in the manner required by the Credit Agreements or such other agreement, as applicable, or as otherwise agreed to by the issuer of such letter of credit).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this ARTICLE III are true and correct except as set forth in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”).

Section 3.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all corporate power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement and to perform each of its obligations under this Agreement. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Both Parent and Merger Sub are in

compliance in all material respects with the provisions of their respective certificates of incorporation and bylaws (or other similar governing documents).

Section 3.02 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement, (a) the Parent Board has approved the execution and delivery by Parent of this Agreement and the performance by Parent of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein, and (b) the Merger Sub Board has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of Merger Sub and its sole stockholder and (ii) approved and declared advisable the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger on the terms and subject to the conditions set forth herein, in each case of clauses (a) and (b) above, at meetings duly called and held (or by unanimous written consent). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Other than the adoption of this Agreement by Parent, as sole stockholder of Merger Sub, no other corporate proceedings (including, for the avoidance of doubt, any stockholder approval) on the part of Parent, Merger Sub or any of their respective Affiliates are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).

Section 3.03 Non-Contravention; Consents. The execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not, (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any Governmental Approvals, except (i) as may be required under the HSR Act or any foreign Antitrust Laws, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or obligation to which any of Parent, Merger Sub or any of their respective Affiliates is a party or by which any of their respective properties or assets may be bound, or (d) violate any Permit, Order or Law, in each case, applicable to Parent, Merger Sub or any of their respective Affiliates or by which any of their respective properties or assets may be bound, except, in the case of clauses (b) through (d) above, any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.04 Information Supplied. None of the information with respect to Parent or Merger Sub or any of their respective Affiliates supplied or to be supplied by or on behalf of Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement will, (a) at the time such document is filed with the SEC, (b) at any time such document is amended or supplemented, (c) at the time such document if first published, sent or given to the Company’s stockholders or (d) at the time of the Company Stockholders meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent, Merger Sub or any of their respective

Affiliates with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 3.05 Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their Affiliates that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Order outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent, Merger Sub or any of their respective Affiliates that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.06 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than those fees and expenses that will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 3.07 Merger Sub. Merger Sub was formed specifically for the purpose of the transactions contemplated hereby and since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations under this Agreement and matters ancillary thereto. Parent is the sole stockholder of Merger Sub.

Section 3.08 Ownership of Common Stock. None of Parent, Merger Sub or any of their respective Affiliates has been, at any time during the three (3) years prior to the date of this Agreement, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.

Section 3.09 Financing.

(a) Section 3.09(a)(i) of the Parent Disclosure Letter sets forth true, accurate and complete copies of (i) an executed commitment letter, together with all schedules and exhibits thereto, from the lenders party thereto (the “Primary Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lenders party thereto have committed to lend the amount set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement; and (ii) an executed commitment letter, together with all schedules and exhibits thereto, from the lender party thereto (the “Secondary Debt Commitment Letter,” and, together with the Primary Debt Commitment Letter, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the lender party thereto has committed to lend the amount set forth therein for the purpose of funding the transactions contemplated by this Agreement (the funding received pursuant to the Debt Commitment Letters, the “Debt Financing”). Section 3.09(a)(ii) of the Parent Disclosure Letter sets forth a true, accurate and complete copy of the executed commitment letter (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitments”) from the Investors pursuant to which each Investor has committed to invest, subject to the terms and conditions therein, the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides, and shall continue to provide, that the Company is a third-party beneficiary thereof.

(b) As of the date of this Agreement, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. As of the date of this Agreement, each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent (to the extent party thereto) and Merger Sub (to the extent party thereto) and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception. As of the date of this Agreement, other than the Financing Commitments, there are no agreements, side letters or arrangements relating to the Financing Commitments that could affect the conditionality of the Debt Financing or the Equity Financing, and the Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein. Except for customary fee and engagement letters with respect to the Debt Financing (true, accurate and complete copies of which Parent has delivered to the

Company prior to the date of this Agreement, except that fee amounts, price caps and economic “flex” terms may be redacted), there are no other agreements, side letters or arrangements relating to the funding or investing, as applicable, of the Financing Commitments that could affect the amount or availability of the Debt Financing or the Equity Financing. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would: (i) constitute a default or breach of the Guarantors, the Investors, Parent or Merger Sub, or to the Knowledge of Parent, of any other party thereto, under any term or condition of the Financing Commitments; (ii) make any of the assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect; (iii) reasonably be expected to result in any of the conditions in the Financing Commitments not being satisfied; or (iv) otherwise result in or would reasonably be expected to result in any portion of the Financing not being available. None of the Guarantors, the Investors or any lender party to any Financing Commitment has notified Parent or Merger Sub of its intention to terminate any of the Financing Commitments or not to provide the Financing. Assuming the satisfaction of the conditions in Section 7.01 and Section 7.03, as of the date of this Agreement, neither Parent nor Merger Sub has reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of the Closing to be satisfied by it with respect to the Financing Commitments or that the full amount of the Financing will not be available as of the Closing. Parent has fully paid any and all commitment fees or other fees required by the Financing Commitments (or any related fee letter or engagement letter) to be paid on or prior to the date of this Agreement. None of the Financing Commitments (or any related fee letter or engagement letter) contains any commitment fee or other fee payable by the Company, any Company Subsidiary or their respective Affiliates prior to Closing. Assuming (A) that the Financing is funded in accordance with the Financing Commitments, (B) the accuracy in all material respects of the representations and warranties set forth in ARTICLE IV and (C) the performance by the Company and the Company Subsidiaries of the covenants and agreements contained in this Agreement, the Financing, together with the Available Cash Amount (assuming, that the Available Cash Amount is at least $20,000,000) is sufficient to satisfy, all of Parent’s and Merger Sub’s obligations under this Agreement, including the consummation of the transactions contemplated by this Agreement, the payment of the aggregate Merger Consideration, the payment of the amounts contemplated by Section 2.04, Section 6.04 and Section 6.12, and the payment of all associated fees, costs and expenses contemplated by this Agreement or payable in connection with the transactions contemplated by this Agreement (including the Financing and any refinancing of Indebtedness of the Company, Parent or any other party required in connection therewith or such other payments).

Section 3.10 Solvency of the Surviving Company Following the Merger. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. As of the Effective Time, assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.03 and the accuracy of the representations and warranties of the Company set forth in ARTICLE IV, immediately after giving effect to the transactions contemplated by this Agreement, including the payment of the Merger Consideration and the payment of the amounts contemplated by Section 2.04, Section 6.04 and Section 6.12, the Surviving Company and its Subsidiaries, on a consolidated basis, will be Solvent. For the purposes of this Section 3.10, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

Section 3.11 Guarantee. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company an accurate and complete copy of the executed Guarantee. The Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantors, enforceable against each Guarantor in accordance with its terms, as enforcement may be limited by the Bankruptcy and Equity Exception. No event has occurred which constitutes a default on the part of the Guarantors under its respective Guarantee.

Section 3.12 No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE IV (as modified by the Company Disclosure Letter) each of Parent and Merger Sub acknowledges that (x) none of the Company, the Company Subsidiaries or any other Person on behalf of the Company or the Company Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Merger Sub are not relying on any representation, warranty or other information of any Person except for those expressly set forth in this Agreement, (y) no Person has been authorized by the Company, the Company Subsidiaries or any other Person on behalf of the Company or the Company Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and the transactions contemplated hereby, and if made, such representation or warranty may not be relied upon by Parent or Merger Sub as having been authorized by such Person and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available to Parent, Merger Sub and/or its Representatives in connection with presentations by the Company’s management or information made available on any “data sites”, are not and shall not be deemed to be or include representations or warranties. Each of Parent and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied solely on the results of its own independent investigation and the terms of this Agreement and has not relied directly or indirectly on any materials or information made available to Parent, Merger Sub and/or their Representatives by or on behalf of the Company or the Company Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this ARTICLE IV are true and correct except (a) as set forth in the Company SEC Documents furnished or filed and publicly available on or after January 1, 2015, and prior to the date of this Agreement excluding any “risk factor,” “forward looking statement,” or similar disclosure to the extent predictive, cautionary or forward looking in nature (the “Filed Company SEC Documents”) (it being understood that nothing disclosed in the Filed Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 4.03 or the first sentence of Section 4.08) or (b) as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”).

Section 4.01 Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, exist or be in good standing that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or other similar governing documents) for the Company and each significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X) of the Company, each as amended to the date of this Agreement. The Company is not in violation of its certificate of incorporation or bylaws. No Company Subsidiary is in violation of its respective certificate of incorporation or bylaws (or other similar governing documents) in any material respect.

Section 4.02 Company Subsidiaries.

(a) Section 4.02 of the Company Disclosure Letter lists all of the Company Subsidiaries and, for each such Company Subsidiary, the jurisdiction of organization.

(b) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company or another wholly owned subsidiary of the Company, free and clear of all Liens (excluding Liens associated with the Credit Agreements).

(c) Neither the Company nor any Company Subsidiary owns or controls, directly or indirectly, any capital stock, or other equity, ownership, profit, voting or similar interest, or any interest convertible into or exchangeable or exercisable for any capital stock or other equity interest, ownership, profit, voting or similar interest, of any Person that is not a Company Subsidiary.

Section 4.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock,” together with the Common Stock, the “Capital Stock”). At the close of business on June 15, 2018 (the “Capitalization Date”) (i) 53,464,315 shares of Common Stock were issued and outstanding; (ii) 56,369,752 shares of Common Stock were held by the Company in its treasury; (iii) no shares of Preferred Stock were issued and outstanding; (iv) an aggregate of 9,092,445 shares of Common Stock were reserved for future issuance under the Company Stock Plans; and (v) under the Company Stock Plans, there were outstanding Company Stock Options to purchase 3,097,232 shares of Common Stock and outstanding Company RSUs and Company PSUs with respect to 3,483,800 shares of Common Stock (assuming “maximum” achievement for Company RSUs and Company PSUs subject to performance-based vesting). Except as set forth in the preceding sentence, at the close of business on the Capitalization Date, there were (A) no shares of Capital Stock or voting securities of, or other equity interests in, the Company issued, reserved for issuance or outstanding; (B) no other outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity of voting interest (including voting debt) in, the Company; (C) no outstanding options warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (D) no obligations of the Company to grant, extend or enter into any subscription, warrant right, convertible, exchangeable, or exercisable security, or other similar arrangement relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (E) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (A), (B), (C), (D) and (E), collectively with the Capital Stock, the “Company Securities”); and (F) no other obligations by the Company to make any payments based on the price or value of any Company Securities. Since the close of business on the Capitalization Date until the date of this Agreement, the Company has not issued or granted any securities of the Company other than pursuant to the exercise, vesting or settlement of Company Stock Options, Company PSUs or Company RSUs granted prior to the date of this Agreement.

(b) All outstanding shares of Common Stock are, and, at the time of issuance, all such shares that may be issued upon the vesting or settlement of Company RSUs, Company PSUs and exercise of Company Stock Options, will be, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights and have been issued and granted in material compliance with all applicable Laws.

(c) With respect to each grant of a Company Stock Option, (i) such grant was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents; (ii) such grant was made in accordance with all applicable Laws; and (iii) the per share exercise price of each Company Stock Option was equal to the fair market value of a share of Common Stock on the applicable Grant Date, determined in accordance with Section 409A of the Code. No Company Stock Option (whether or not currently outstanding) is, or has been, subject to Section 409A of the Code.

(d) There are no debentures, bonds, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote.

(e) Other than as may be permitted or contemplated by a Company Stock Plan, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Capital Stock or any other equity securities of the Company or such Company Subsidiary, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(f) None of the Company or any Company Subsidiary is a party to any voting agreement with respect to the voting of any Capital Stock or any other equity interests in the Company or such Company Subsidiary, or any rights agreement, “poison pill” or other similar “stockholder rights plan.”

Section 4.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote (the “Company Stockholder Approval”) at the Company Stockholders Meeting. At a meeting duly called and held, prior to the execution of this Agreement, the Company Board has unanimously (a) approved and declared that this Agreement and the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders (b) declared that it is in the best interests of the Company and its stockholders that the Company enter into this Agreement and consummate the transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, and (c) resolved, subject to Section 5.03, to recommend that its stockholders approve the Merger and adopt this Agreement, the “Company Board Recommendation”), at a duly held meeting of such stockholders for such purpose (the “Company Stockholder Meeting”). As of the date of this Agreement, the Company Board Recommendation, has not been modified, rescinded or withdrawn. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception.

Section 4.05 Non-Contravention; Consents. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of the Company or any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (b) require any Governmental Approvals, except (i) as may be required under the HSR Act or any foreign Antitrust Laws, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound, (d) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary (other than Permitted Liens or one created by Parent or Merger Sub), or (e) violate any Permit, Order or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (b) through (e) above, any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary for the adoption of this Agreement and the consummation of the Merger.

Section 4.06 SEC Documents; Company Financial Statements; Internal Controls.

(a) The Company has furnished or filed all reports, schedules, forms statements and other documents, including exhibits, schedules, financial statements and other information incorporated therein (collectively, such documents together with any documents filed with the SEC by the Company on a voluntary basis on a Current Report on Form 8-K including any amendments or supplements thereto, but excluding the Proxy Statement, being collectively referred to as the “Company SEC Documents”) required to be furnished or filed by the Company with the SEC since January 1, 2015. No Company Subsidiary is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) Each Company SEC Document (i) at the time filed, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or became effective in the case of registration statements) or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(c) Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments). Neither the Company nor any of the Company Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a consolidated balance sheet (or notes thereto) of the Company prepared in accordance with GAAP, other than liabilities: (i) reflected or otherwise reserved against in the consolidated financial statements of the Company included in the Company SEC Documents filed prior to the date of this Agreement; (ii) arising pursuant to this Agreement or incurred in connection with the Merger; (iii) incurred in the ordinary course of business consistent with past practice since December 31, 2017; or (iv) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Since January 1, 2015, each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act, Sections 302 and 906 of SOX and NASDAQ, and the statements contained in any such certifications are true, correct and complete. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(e) The Company maintains “disclosure controls and procedures” and a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) in compliance with the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2017, and such assessment concluded that such system was effective. The Company’s independent registered public accounting firm has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2017. Since December 31, 2017, to the Knowledge of the Company, no events have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2018, and conclude, after such assessment, that such system was effective.

Section 4.07 Information Supplied. Each document required to be filed by the Company with the SEC in connection with the this Agreement and the Merger, including the Proxy Statement (the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or their respective Affiliates for inclusion or incorporation by reference therein.

Section 4.08 Absence of Certain Changes or Events. Since December 31, 2017, to the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From December 31, 2017 to the date of this Agreement, the Company and each Company Subsidiary has conducted its respective business in all material respects in the ordinary course consistent with past practice.

Section 4.09 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) The Company and each Company Subsidiary has timely filed, taking into account any extensions, all Tax Returns required to have been filed; (ii) the Company and each Company Subsidiary has paid all Taxes shown as due and payable on any such Tax Return; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any Company Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and has been adequately reserved to the extent required under GAAP; (iv) there are no Liens for Taxes on any assets of the Company or any Company Subsidiary, other than Permitted Liens; (v) the Company and each Company Subsidiary has withheld, collected and remitted all amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, stockholder or any other Person; (vi) no claim has been made in writing by any taxing authority that the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns; and (vii) none of the Company or any Company Subsidiary has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law) as a transferee or successor, by contract (other than a contract exclusively between or among the Company and the Company Subsidiaries or customary gross-up provisions in any credit agreement, employment agreement or similar Contract the primary purpose of which does not relate to Taxes) or by operation of Law.

(b) None of the Company or any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries or customary gross-up provisions in any credit agreement, employment agreement or similar Contract the primary purpose of which does not relate to Taxes), nor does the Company or any Company Subsidiary owe any amount under any such agreement. None of the Company or any Company Subsidiary is or has been a member of an affiliated group filing consolidated or combined Tax Returns or an arrangement for group or consortium relief (or similar arrangement) (other than a group of which the Company is or was the common parent).

(c) None of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for Tax-free treatment under Section 355 of the Code.

(d) (i) No audit or other exemption of any Tax Return of the Company or any Company Subsidiary is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination, (ii) no adjustment relating to any Tax Return filed by the Company or any Company Subsidiary has been proposed in writing by any Governmental Entity, which such adjustment is still outstanding, and (iii) neither the Company nor any Company Subsidiary has executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax, which waiver or extension is still in effect.

(e) To the Knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in a “listed transaction” as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(f) Except with respect to the representations and warranties set forth in Section 4.10 (to the extent expressly related to Taxes), the representations and warranties set forth in this Section 4.09 are the Company’s sole and exclusive representations relating to Taxes.

Section 4.10 Employee Benefits.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete list of all material Company Benefit Plans. For purposes of this Agreement, (i) “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employment, consulting, bonus, deferred compensation, incentive compensation, equity or equity-based award, retention, relocation, vacation, change in control, transaction bonus, salary continuation, severance or termination pay, hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, supplemental unemployment benefit, profit-sharing, pension or retirement or other fringe benefit or compensatory plan, program, agreement or arrangement, in each case (A) that is maintained, sponsored or contributed to by the Company or any Company Subsidiary in respect of any current or former directors, officers or employees of the Company or any Company Subsidiary or (B) to which the Company or any Company Subsidiary has any liability; provided, however, that in no event shall a Company Benefit Plan include any arrangement operated by a Governmental Entity, and (ii) “International Benefit Plan” means each Company Benefit Plan that covers current or former directors, officers or employees of the Company or any Company Subsidiary who are located primarily outside of the United States.

(b) Copies of the following materials have been made available to Parent with respect to each material Company Benefit Plan in existence as of the date of this Agreement, in each case to the extent applicable: (i) the current plan document and all amendments thereto; (ii) the current determination letter or opinion letter from the Internal Revenue Service (the “IRS”); (iii) the current summary plan description and any summary of material modifications; (iv) the most recent annual report on Form 5500 filed with the IRS; (v) the most recently prepared actuarial reports and financial statements; and (vi) for each material International Benefit Plan, any applicable documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (ii) through (v).

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been operated and administered in accordance with its terms and applicable Law (including ERISA and the Code), (ii) as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened, assessment, complaint, proceeding or investigation of any kind by any Governmental Entity with respect to any Company Benefit Plan (other than routine claims for benefits); (iii) all payments due to any Company Benefit Plan from the Company or any of its Subsidiaries to date have been timely made or accrued on the Company’s financial statements; (iv) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, to the Knowledge of the Company, and no circumstances exist that would reasonably be expected to result in any such letter being revoked; (v) no Company Benefit Plan provides post-termination medical benefits other than as required by applicable Law; (vi) no Company Benefit Plan is or has at any time been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA; and (vii) neither the Company nor any Company Subsidiary has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any actual or contingent liability under a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d) Except as contemplated by the terms of this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger will (i) entitle any current or former director, officer or employee of the Company or any Company Subsidiary to any material payment or benefit, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer or employee, (iii) accelerate the time of payment or vesting of any material amounts due to any such current or former director, officer or employee, or (iv) result in any amounts payable or benefits provided to any such current or former director, officer or employee to fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each International Benefit Plan (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates, (ii) if intended to qualify for special tax treatment, has met (and continues to meet) all material requirements for such treatment, and (iii) if intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(f) Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom. The Company is not a party to and it does not have any material obligation under any Company Benefit Plan or any other agreement or arrangement to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(g) The representations and warranties set forth in this Section 4.10 are the Company’s sole and exclusive representations relating to employee benefits matters of any kind.

Section 4.11 Litigation. As of the date of this Agreement, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing against (i) the Company or any Company

Subsidiary or any of their respective properties or assets or (ii) as of the date of this Agreement, any present or former officer or director of the Company or any Company Subsidiary in such individual’s capacity as such, that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving (i) the Company or any Company Subsidiary or any of their respective properties or assets or (ii) any present or former officer or director of the Company or any Company Subsidiary in such individual’s capacity as such, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Compliance with Applicable Laws. Except has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2016, the business of the Company and the Company Subsidiaries has been conducted in accordance with all Laws applicable thereto. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2016, the business of the Company and the Company Subsidiaries has at all times maintained and been in compliance with all Permits required by all Laws applicable thereto.

Section 4.13 Environmental Matters. (a) The Company and the Company Subsidiaries are in and, since January 1, 2016, have been in, compliance with applicable Laws governing pollution or the protection of human health or the environment (“Environmental Law”), which compliance includes possession of all required Permits and authorizations; (b) none of the Company or any Company Subsidiary has received any written notice that remains outstanding from a Governmental Entity that alleges that the Company or any Company Subsidiary is in violation of applicable Environmental Law; (c) to the Knowledge of the Company, none of the Company or any Company Subsidiary (nor any other Person whose liability the Company has assumed or provided an indemnity with respect to) has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, or arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any Person to any Hazardous Materials at any properties currently or formerly owned, leased or used by the Company or any of its Subsidiaries and (d) there are no unresolved legal or administrative proceedings pending alleging that the Company or any Company Subsidiary is liable for response actions to address a release of Hazardous Materials, except with respect to any of the foregoing under clauses (a), (b), (c) or (d) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent all material environmental audits and environmental site assessment reports concerning any facility owned, leased or used at any time by the Company or any of its Subsidiaries that are in the possession or control of the Company or any of the Company Subsidiaries, to the extent that such audits or reports occurred or were obtained after January 1, 2016. The representations and warranties set forth in this Section 4.13 are the Company’s sole and exclusive representations relating to environmental matters of any kind.

Section 4.14 Contracts.

(a) None of the Company or any Company Subsidiary is a party to, and none of their respective properties or other assets is subject to, any Contract required to be filed by the Company as an exhibit to a report or filing under the Exchange Act or the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Section 4.14(b) of the Company Disclosure Letter sets forth under the appropriate subsection, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of: (i) each Contract to which the Company or any Company Subsidiary is a party that (A) restricts in any material respect the ability of the Company or any Company Subsidiaries (or would, after the Closing, restrict the ability of Parent, the Surviving Company or any Company Subsidiaries in any material respect) to engage or compete in any line of business or geographic area, (B) grants any material exclusive rights of any third party or (C) grants most favored nation pricing, rights of refusal, rights of first negotiation or similar rights or terms, in each case in a manner that is material to the Company and the Company Subsidiaries, taken as a whole; (ii) each Contract pursuant to which any amount of Indebtedness (other than any Indebtedness described in clause (d) of the definition of “Indebtedness” or trade indebtedness incurred in the ordinary course of business consistent with past practice) of the Company or any Company Subsidiary is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among the wholly owned Company Subsidiaries; (iii) each partnership, joint venture or similar Contract to which the Company or any Company Subsidiary is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries; (iv) each material Contract between the Company or any Company Subsidiary, on the one hand, and, on the other hand, any (A) present executive officer or director of either the Company or any Company Subsidiary, (B) record or beneficial owner of more than 5% of the shares of Common Stock outstanding as of the date of this Agreement or (C) to the Knowledge of the Company, any Affiliate of any such executive officer, director or owner (other than the Company or any Company Subsidiary), in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents; (v) each Contract relating to the disposition or acquisition by the Company or any Company Subsidiary pursuant to which material obligations remain to be performed or material liabilities continue after the date of this Agreement, of any business or any material amount of assets (other than any such Contract entered into in the ordinary course of business consistent with past practice); (vi) each Contract to which the Company or any Company Subsidiary is a party that would reasonably be expected to involve aggregate payments during calendar year 2018 or any subsequent twelve- (12-) month period of at least $2,000,000 and that is not terminable by either party on less than thirty (30) days’ written notice without penalty; (vii) other than Contracts for ordinary repair and maintenance, each Contract providing for the development or construction of, or additions or expansions to, any real property under which the Company or any Company Subsidiary has, or expects to incur, an obligation in excess of $2,000,000 in the aggregate; (viii) each Contract obligating the Company or any Company Subsidiary to provide indemnification or a guarantee that would be material to the Company; (ix) each Contract involving any settlement, conciliation or similar agreement that is with any Governmental Entity (A) pursuant to which the Company or any Company Subsidiary is obligated after the date of this Agreement to make any payment to a Governmental Entity; (B) that would otherwise limit the operation of the Company or any Company Subsidiary (or Parent or any of its other Affiliates) in any material respect after the Closing; or (C) that imposes any injunctive or other equitable relief; (x) the Key Vendor Contracts; (xi) any Contract relating to any loan or other extension of credit made by the Company or any Company Subsidiary, other than (A) Contracts solely among the Company and the Company Subsidiary and (B) accounts receivable in the ordinary course of business of the Company and its Subsidiaries consistent with past practice; (xii) each Contract (A) obtaining any right to use any material Intellectual Property Rights (other than Contracts granting rights to use generally commercially available software having an acquisition price of less than $250,000 per Contract), (B) granting any right to use any material Intellectual Property Rights or (C) restricting the Company’s right to use any material Intellectual Property Rights; and (xiii) each collective bargaining agreement; provided that the following Contracts (any such Contract, an “Excluded Contract”) shall not be required to be listed on Section 4.14(b) of the Company Disclosure Letter, shall not be required to be made available to Parent pursuant to this Section 4.14(b), and shall not be deemed a “Material Contract” for any purposes under this Agreement (whether or not a Filed Company Contract): (1) any Company Benefit Plan (including any International Benefit Plan); (2) any license concerning Intellectual Property Rights, which are the subject of Section 4.18, and (3) any Lease, which is the subject of Section 4.17. Each Contract described in this Section 4.14(b) and each Filed Company Contract, in each case, other than any Excluded Contract, is referred to herein as a “Material Contract.”

(c) Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception, (ii) each such Material Contract is in full force and effect, and (iii) none of the Company or any Company Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clauses (i) or (ii), with respect to any Material Contract that expires by its terms (as in effect as of the date of this Agreement) or that is terminated in accordance with the terms thereof by the Company or one of the Company Subsidiaries, as the case may be, in the ordinary course of business consistent with past practice.

Section 4.15 Rental Contracts; Inventory.

(a) The Company has previously made available to Parent true and correct copies of each form of lease or rent-to-own Contract (“Rental Contract”) currently used in the business of the Company or any Company Subsidiary or used in such business at any time since January 1, 2017.

(b) All Company inventory was ordered new or factory refurbished, purchased new or factory refurbished, or acquired in the ordinary course of business pursuant to acquisitions and consistent with the regular inventory practices of the Company. Except as would not have a material adverse impact on the Company and the Company Subsidiaries, taken as a whole, all such inventory is of a quality usable and merchantable in the operation of the business and is in good repair and condition, ordinary wear and tear excepted, except for obsolete items that have been written off in the consolidated financial statements of the Company included in the Filed Company SEC Documents or on the accounting records of the Company, as the case may be.

Section 4.16 Key Suppliers.

(a) Section 4.16(a) of the Company Disclosure Letter contains a complete and accurate list of the top ten vendors to the Company and the Company Subsidiaries (on a consolidated basis), on the basis of amount paid (the “Key Vendors”) measured over the twelve- (12)-month period ended February 28, 2018. The Company has made available to Parent true and complete copies of all Contracts with the Key Vendors (the “Key Vendor Contracts”).

(b) Neither the Company nor any Company Subsidiary has received any written or, insofar as the Company has any Knowledge, other notice, letter, complaint or other communication from any Key Vendor to the effect that it has materially changed, modified, amended or reduced, or is reasonably likely to materially change, modify, amend or reduce, its business relationship with the Company or the Company Subsidiaries in a manner that is materially adverse to the Company or the Company Subsidiaries.

Section 4.17 Real Property.

(a) Section 4.17(a)(i) of the Company Disclosure Letter lists, as of the date of this Agreement, the addresses of all real property owned in fee by the Company or any Company Subsidiary (the “Company Owned Property”), and Section 4.17(a)(ii) of the Company Disclosure Letter lists the addresses of all material real property (whether by virtue of direct lease, ground lease, sublease or other occupancy agreement, each, including all amendments and supplements thereto, a “Lease”) leased by the Company or any Company Subsidiary as lessee (the “Leased Real Property” and, together with the Company Owned Property, the “Real Property”). The Company Owned Property and Leased Real Property together comprise all material real property and interests in real property used by the Company or the Company Subsidiaries in the conduct of their current business operations. The Company or a Company Subsidiary owns fee simple title to, or holds pursuant to valid and enforceable leases, all of the real property shown to be owned or leased by them on Section 4.17(a) of the Company Disclosure Schedule, free and clear of all Liens other than Permitted Liens.

(b) There are no material leases, subleases, licenses or other agreements granting to any party or parties (other than the Company or one of the Company Subsidiaries) the right of use or occupancy of any portion of any Real Property. To the Knowledge of the Company, there are no currently outstanding options or rights of first refusal of any third party to purchase or lease the Company Owned Property, or any portion thereof or interest therein. Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) each Lease is a valid, binding and a legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception; (ii) each Lease is in full force and effect; and (iii) none of the Company or any Company Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any Lease and, to the Knowledge of the Company, no other party to any Lease is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clauses (i) or (ii), with respect to any Lease that expires by its terms (as in effect as of the date of this Agreement) or that is terminated in accordance with the terms thereof by the Company or one of the Company Subsidiaries, as the case may be, in the ordinary course of business consistent with past practice.

Section 4.18 Intellectual Property.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a complete and correct (in all material respects) list, as of the date of this Agreement, of all material registrations and applications for registration for Patents, Trademarks and Copyrights owned by the Company and the Company Subsidiaries (“Registered Intellectual Property Rights”). The Registered Intellectual Property Rights are valid and enforceable and have not been abandoned.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary owns, is licensed or otherwise has the right to use all Intellectual Property Rights material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation or other violation of third-party Intellectual Property Rights. The Company or a Company Subsidiary is the exclusive owner of all Owned Company IP, in each case free and clear of all Liens other than Permitted Liens, except where the lack of such ownership has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the Knowledge of the Company, as of the date of this Agreement, the operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of third parties and, as of the date of this Agreement, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing that alleges that the use of Intellectual Property Rights by the Company and the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of third parties that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the foregoing, neither the Company nor any Company Subsidiary has received any written communication asking or inviting the Company or any Company Subsidiary to pay for or obtain a release for Patent infringement. The foregoing representation and warranty in this Section 4.18(c) is the sole representation and warranty herein with respect to any actual or alleged infringement, misappropriation, or other violation of Intellectual Property Rights by the Company or any Company Subsidiary.

(d) To the Knowledge of the Company (i) the Owned Company IP is not being infringed, misappropriated or otherwise violated by any Person and (ii) no such claims are pending or threatened in writing against any Person by the Company or any Company Subsidiary, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company and each of the Company Subsidiaries have taken commercially reasonable steps to protect the confidentiality of the material trade secrets that comprise any part of the Owned Company IP, and to the Knowledge of the Company, there is no material unauthorized use, disclosure or misappropriation of any such trade secrets by any Person. All use and disclosure of material trade secrets owned by another Person by the Company or any of its Subsidiaries have been pursuant to the terms of a written agreement with such Person or such use and disclosure by the Company or any of the Company Subsidiaries was otherwise lawful, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the foregoing, the Company and the Company Subsidiaries have a policy requiring employees, consultants and contractors who have contributed to the development or creation of any material Software or Intellectual Property Rights intended to be owned by the Company or any Company

Subsidiary to execute a confidentiality and assignment agreement which (i) assigns to the Company or one of the Company Subsidiaries all right, title and interest in any Intellectual Property Rights created by such persons within the scope of their involvement with the Company or applicable Company Subsidiary and (ii) provides reasonable protection for trade secrets of the Company and the Company Subsidiaries.

(f) The representations and warranties set forth in this Section 4.18 are the Company’s sole and exclusive representations relating to intellectual property matters of any kind.

Section 4.19 Labor Matters.

(a) The Company and the Company Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union or labor organization.

(b) (i) As of the date of this Agreement, there are no labor-related strikes, walkouts or lockouts pending or to the Knowledge of the Company threatened; and (ii) no labor organization or group of employees has made a presently pending demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened, to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(c) The Company and the Company Subsidiaries are in compliance with all Laws respecting employment, discrimination in employment, equal employment, fair employment practices, equal employment, terms and conditions of employment, immigration status, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), wages (including overtime wages), tax withholding, compensation and hours of work, and occupational safety and health and employment practices, and is not engaged in any unfair labor practice within the meaning of the National Labor Relations Act or any similar Law, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) (i) Neither the Company nor the Company Subsidiaries have effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq. (the “WARN Act”), or any state analogue) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act or any state analogue) affecting any site of employment or facility of the Company and the Company Subsidiaries, and (iii) the Company and the Company Subsidiaries have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any state, local or foreign Law similar to the WARN Act. The Company and its Subsidiaries have not caused any of their employees to suffer an “employment loss” (as defined in the WARN Act or any state analogue) that triggers the WARN Act (or any state analogue) during the ninety (90) day period prior to the Closing Date.

(e) The representations and warranties set forth in this Section 4.19 are the Company’s sole and exclusive representations relating to labor matters of any kind

Section 4.20 Privacy and Data Security.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries and their respective independent contractors and service providers are and have been in compliance with all applicable Laws (including the Fair Credit Reporting Act and other Laws relating to the collection, use, processing, and disclosure of credit reports and similar data files, and Laws relating to email, text messaging, telemarketing, and other communications to and from consumers), all applicable contractual obligations, the Company’s and the Company Subsidiaries’ policies, notices, and public statements, and the Payment Card Industry Data Security Standard (collectively “Privacy Obligations”), in each case in connection with the collection, storage, disclosure, protection, transfer (including cross-border data transfer) and use of any personally identifiable information regarding any individuals, including any customers, prospective customers, employees and other third parties (collectively, “Personal Information”), (ii) the Company and the Company Subsidiaries have, and at all times have maintained, physical, technical, organizational and administrative security measures and policies reasonably designed to protect all Personal Information collected, processed, or maintained by or for any of them from and against loss, theft and unauthorized access, use and disclosure and (iii) the Company and the Company Subsidiaries are and have been in compliance with all applicable Laws relating to data loss, theft and breach of security notification obligations. To the Knowledge of the Company, there has been no actual or alleged loss or theft or unauthorized collection, storage, acquisition, transfer, disclosure or use by any Person of Personal Information collected, processed or used by the Company and the Company Subsidiaries or on their behalf. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not violate or conflict with any Privacy Obligation in any material respect. Neither the Company nor any of the Company Subsidiaries has received any claim or notice (whether written or oral) (i) from any Governmental Entity of any actual, alleged, possible or potential violation of, or failure to comply with, any Privacy Obligation, or (ii) that the Company or any of the Company Subsidiaries are or were not in compliance with any Privacy Obligation.

(b) The representations and warranties in this Section 4.20 and Section 4.21 are the sole and exclusive representations and warranties of the Company and the Company Subsidiaries concerning Privacy and Data Security and IT Systems matters of the Company and the Company Subsidiaries.

Section 4.21 IT Systems.

(a) Except has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Software used by the Company and the Company Subsidiaries is free of any material defects, bugs and errors in accordance with generally accepted industry standards, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the computer, information technology and data processing systems, facilities and services used by the Company and the Company Subsidiaries, including all Software, hardware, point-of-sale networks, communications facilities, platforms and related systems and services used by the Company and the Company Subsidiaries (collectively, the “Systems”), are in good working condition to perform all computing, information technology and data processing operations necessary for the operation of the business of the Company and the Company Subsidiaries.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the twelve- (12)-month period prior to the date hereof, there has been no material failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in the operation of the business of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries make back-up copies of data and information critical to the conduct of the business of the Company and the Company Subsidiaries and conduct periodic tests to ensure the effectiveness of such back-up systems. The Company and the Company Subsidiaries have in place industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans, procedures and facilities. There has been no material unauthorized access to, or use of, the Systems.

Section 4.22 Anti-Takeover Provisions. Assuming that the representations of Parent and Merger Sub set forth in Section 3.08 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger, this Agreement, the Transaction Documents and the other transactions contemplated hereby and thereby.

Section 4.23 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.24 Opinion of Financial Advisor. The Company has received the oral opinion of the Company Financial Advisor, to be confirmed in writing, to the effect that, as of the date of such opinion and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such opinion, the Merger Consideration to be paid to the holders of shares of Common Stock in the Merger is fair, from a financial point of view, to such holders. Copies of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Company and it is agreed and understood that such opinion may not be relied on by Parent or Merger Sub, or any director, officer, employee or Representative of Parent or Merger Sub. It is further agreed and understood that such opinion may not be distributed by Parent to any third party without the prior consent of the Company Financial Advisor.

Section 4.25 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies of the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and the Company Subsidiaries operate, and as is sufficient to comply with applicable Law.

Section 4.26 Anti-Bribery and Anti-Corruption Laws. None of the Company, any Company Subsidiary, or, any of their respective directors, officers, employees or, to the Knowledge of the Company, agents, or other Persons acting on behalf of the Company or any Company Subsidiary has (a) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expenses relating to political activity, (b) made, promised, offered, or authorized any direct or indirect unlawful payment to any foreign or domestic governmental official or employee, official or employee of a public international organization, or to foreign or domestic political parties or campaigns from corporate funds, (c) violated any provisions of the U.S. Foreign Corrupt Practices Act of 1977 or any other federal, foreign or state anti-corruption, anti-bribery Law or requirement applicable to the Company of any Company Subsidiary (collectively, “Anti-Bribery and Anti-Corruption Laws”), or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee in violation of applicable Law. During the last five (5) years, none of the Company nor any Company Subsidiary has received any written communication that alleges that the Company or any Company Subsidiary, or any director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, is in violation of, or has any material liability under, the Anti-Bribery and Anti-Corruption Laws.

Section 4.27 Interested Party Transactions. (a) Neither the Company nor any Company Subsidiary is a party to any transaction or agreement with any Affiliate, stockholder that beneficially owns 5% or more of Common Stock, or director or executive officer of the Company or, to the Knowledge of the Company, any Affiliate of any such owner, executive officer or director; and (b) no event has occurred since January 1, 2015 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that was not otherwise reported by the Company prior to the date of this Agreement.

Section 4.28 Franchise Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Franchise Agreement complies, and the administration and relationship of such Franchise Agreement complies with all applicable Laws. Since January 1, 2015, all Disclosure Documents used by the Company and the Company Subsidiaries in connection with the sale of franchises complied in all material respects with applicable Laws at the time they were used, and all sales of such franchises complied in all material respects with applicable Laws. The Company has made available to Parent all Franchise Agreements that are in effect as of the date of this Agreement.

Section 4.29 No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE III (as modified by the Parent Disclosure Letter) or in any certificate delivered by Parent or Merger Sub to the Company, the Company acknowledges that (x) none of Parent, Parent’s Subsidiaries (including Merger Sub) or any other Person on behalf of Parent makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and the Company is not relying on any representation, warranty or other information of any Person except for those expressly set forth in this Agreement and (y) no person has been authorized by Parent, Parent’s Subsidiaries (including Merger Sub) or any other Person on behalf of Parent to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty shall not be relied upon by the Company as having been authorized by such Person.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business by the Company. Except as set forth in Section 5.01 of the Company Disclosure Letter, as required by applicable Law or expressly provided for by this Agreement, or with the prior written consent of Parent (including by email), during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE VIII, the Company shall, and shall cause the Company Subsidiaries to, conduct their respective business and operations in the ordinary course of business consistent with past practice, and the Company will use and will cause the Company Subsidiaries to use its and their commercially reasonable efforts to (i) preserve intact its business organization and material assets (including material assets of the ANOW segment of the Company), (ii) keep available the services of its directors, officers and key employees, (iii) maintain in effect all of its material Permits and (iv) preserve the present relationships with those Persons having material business relationships with the Company or any such Company Subsidiary. Without limiting the generality of the foregoing, except as set forth in Section 5.01 of the Company Disclosure Letter, as required by applicable Law or as expressly provided for by this Agreement, or with the prior written consent of Parent (including by email) (which, other than in the case of Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(d), Section 5.01(n), Section 5.01(q), Section 5.01(w) and, solely with respect to the foregoing clauses, Section 5.01(x), shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE VIII, the Company will not and will not permit any Company Subsidiary to:

(a) waive or adopt any amendments to its certificate of incorporation or bylaws (or other similar governing documents) (whether by merger, consolidation or otherwise);

(b) issue, sell, deliver or pledge, or agree or commit to issue, sell, deliver or pledge, any equity securities of the Company or any Company Subsidiary, other than (i) Common Stock issuable or upon exercise of Company Stock Options or the vesting of Company PSUs or Company RSUs, in each case, outstanding as of the date of this Agreement in accordance with their terms as in effect on the date of this Agreement or (ii) as contemplated by Section 5.01(l);

(c) acquire or redeem, directly or indirectly, or amend any equity securities, other than (i) as provided by any Company Stock Plan; (ii) the acquisition by the Company of shares of Common Stock in connection with the surrender of shares of Common Stock by holders of Company Stock Options in order to pay the exercise price of such Company Stock Options; or (iii) the withholding of shares of Common Stock to satisfy Tax obligations with respect to Company Stock Options, Company PSUs or Company RSUs in connection with the exercise of such awards;

(d) (i) split, combine or reclassify its capital stock, (ii) declare, set aside, make or pay any dividend or distribution (whether in cash, stock, property or otherwise) on any shares of its capital stock (other than dividends paid to the Company or a Company Subsidiary by a Company Subsidiary), or (iii) enter into any agreement with respect to the voting of any capital stock of the Company or any Company Subsidiary;

(e) (i) acquire (A) by means of merger, consolidation, recapitalization or otherwise, any business, property or securities of any Person or (B) any assets or group of related assets from any third Person, other than in connection with capital expenditures permitted under Section 5.01(o); (ii) sell, lease, license, transfer or otherwise dispose of any assets or properties of the Company or any Company Subsidiary outside of the ordinary course of business consistent with past practice, except (A) pursuant to Contracts or commitments existing as of the date of this Agreement and (B) de minimis dispositions or abandonments; or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization;

(f) make any loans, advances or capital contributions to, or investments in, any other Person, except for (i) Company Subsidiaries and (ii) advances to directors, officers and other employees of the Company and the Company Subsidiaries, in each case, in the ordinary course of business consistent with past practice;

(g) (i) enter into, voluntarily terminate or fail to perform in any material respect any Material Contract; (ii) except in the ordinary course of business consistent with past practice, amend or modify in any material respect any Material Contract; or (iii) grant any release or relinquishment of any material rights under any Material Contract;

(h) incur, assume or otherwise become liable or responsible for any Indebtedness, except for Indebtedness incurred in the ordinary course of business consistent with past practice under any existing credit facilities of the Company or any Company Subsidiary, including the Credit Agreements;

(i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to any Company Subsidiary or any franchisee in the ordinary course of business consistent with past practice;

(j) change any financial accounting methods, principles or practices used by it, except in order to comply with GAAP or applicable Law;

(k) change any annual Tax accounting period or make or change any material Tax election that is inconsistent with past practices, except, in each case, to the extent required by applicable Law (or as a result of a determination by a Governmental Entity that is final), amend any material Tax Return, settle or compromise any material Tax claim or assessment or consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(l) except as required pursuant to a Company Benefit Plan in effect on the date hereof or as required by applicable Law: (i) increase any severance or termination pay; (ii) adopt, enter into, amend or terminate any Company Benefit Plan; (iii) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan; or (iv) pay or agree to pay any bonus or remuneration or grant any increases in the compensation or benefits payable to any executive officer, director or employee, except in the case of each of (iii) or (iv), (A) in connection with employment agreements entered into in the ordinary course of business consistent with past practice with any new employee hires permitted by Section 5.01(m) that do not provide for severance benefits beyond those in effect as of the date of this Agreement for similarly situated employees or any change of control benefits; or (B) increases in compensation for or payment of bonuses to employees below the level of corporate vice president or regional director in the ordinary course of business consistent with past practice;

(m) hire any new employees at the corporate vice president or regional director level or above, or terminate the employment of any employee at the corporate vice president or regional director level or above, other than for cause;

(n) enter into any collective bargaining or similar labor agreement;

(o) make any capital expenditures, other than (i) capital expenditures as contemplated by the Company’s current operating plan approved by the Company Board or (ii) other capital expenditures not exceeding $10,000,000 in the aggregate;

(p) settle any suit, action, claim, proceeding or investigation other than a settlement for monetary damages (net of insurance proceeds received) not in excess of $1,000,000 individually or $10,000,000 in the aggregate;

(q) except as required by applicable Law or GAAP, revalue any of its properties or assets, including writing off notes or accounts receivables;

(r) adopt or implement any stockholder rights plan or similar arrangement;

(s) fail to maintain existing material insurance policies or comparable replacement policies with respect to the assets, operations and activities of the Company and the Company Subsidiaries as is currently in effect;

(t) sell, license, sublicense or otherwise transfer or dispose of, abandon or permit to lapse, or create or incur any Lien (other than Permitted Liens) on any material Owned Company IP, except for non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(u) enter into any agreement to (i) purchase or sell any real property or (ii) lease or sublease any material real property;

(v) publish any material new privacy policy or notice, or make any material amendment to any privacy policy or notice, of the Company or any Company Subsidiary unless such new privacy policy, notice or amendment is required by applicable Law;

(w) enter into any new line of business that is not reasonably related to the existing business of the Company or the Company Subsidiaries; or

(x) offer, agree or commit to take any of the foregoing actions.

Section 5.02 No Control. Nothing contained herein shall give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company and the Company Subsidiaries shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

Section 5.03 No Solicitation by the Company; Company Board Recommendation.

(a) Except as expressly permitted by this Section 5.03, the Company shall, and shall cause each Company Subsidiary, and its and their officers, directors or managers, and shall instruct any employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) of the Company or the Company Subsidiaries, to:

(i) immediately cease any existing solicitations, discussions or negotiations with any Persons (other than Parent, Merger Sub and their Representatives) that may be ongoing with respect to any inquiry, proposal, offer, indication of interest or request for nonpublic information that constitutes, or could be reasonably expected to lead to, an Alternative Proposal (an “Inquiry”) or any Alternative Proposal;

(ii) request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information previously furnished to any Person (other than Parent, Merger Sub and their respective Representatives) that has, within the one-year period prior to the date of this Agreement, received confidential information concerning the Company and the Company Subsidiaries in connection with a potential strategic transaction with the Company;

(iii) terminate access by any Person and its Representatives (other than Parent, Merger Sub and their respective Representatives) to any online or other data rooms containing any confidential information in respect of the Company and the Company Subsidiaries; and

(iv) from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.03, not, directly or indirectly, (A) solicit, initiate, induce, propose, knowingly encourage or facilitate any Inquiry or the making, submission or announcement of any proposal that constitutes, or could reasonably be expected to lead to, an Alternative Proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 5.03 (such as answering unsolicited phone calls or receiving unsolicited correspondence) shall not be deemed to “facilitate” for purposes of, or otherwise constitute a violation of, this Section 5.03), (B) furnish or otherwise provide access to non-public information regarding the Company and the Company Subsidiaries, or afford access to the business, employees, officers, Contracts, properties, assets, books or records of the Company or any Company Subsidiary, to any Person in connection with or in response to an Inquiry or an Alternative Proposal, (C) participate in or knowingly facilitate any discussions or negotiations with any Person with respect to an Alternative Proposal (other than informing such Persons of the provisions contained in this Section 5.03), (D) adopt, enter into, or propose publicly to adopt or enter into a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement or Contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an Alternative Proposal (other than an Acceptable Confidentiality Agreement), (E) approve, endorse, accept or adopt or recommend the approval, acceptance or adoption of, or make or authorize any public statement, recommendation or solicitation in support of, any Inquiry or Alternative Proposal, (F) withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation, it being understood that neither (1) the determination in and of itself by the Company Board that an Alternative Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal; nor (2) the delivery in and of itself by the Company to Parent of any notice contemplated by Section 5.03(c) will constitute an Adverse Recommendation Change or violate this Section 5.03(a)(iv)(F), or (G) authorize, resolve, publicly propose or commit to take any of the actions referred to in clauses (A), (B), (C), (D), (E) or (F) of this sentence.

(b) Notwithstanding anything to the contrary in Section 5.03(a), if the Company or any of its Representatives receives an Alternative Proposal at any time prior to the Company Stockholders Meeting from any Person or Group that did not result from or arise in connection with a breach in any material respect of this Section 5.03, the Company and its Representatives may, prior to (but not after) the Company Stockholders Meeting, take the actions set forth in subsections (i), (ii) and/or (iii) of this Section 5.03(b) if the Company Board has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to result in a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, Contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in response to such Alternative Proposal, pursuant to the prior execution of (and the Company may enter into) an Acceptable Confidentiality Agreement; provided, however, that if the Person making such Alternative Proposal is a known competitor of the Company, the Company shall not provide any commercially sensitive non-public information to such Person in connection with the actions permitted by this Section 5.03(b) other than in accordance with customary “clean room” or other similar procedures designed to limit any adverse effect on the Company of the sharing of such information; (ii) enter into and maintain discussions or negotiations with any Person with respect to an Alternative Proposal; and (iii) engage in the activities otherwise described in this Section 5.03 with respect to any Person, subject in the case of this clause (iii) to the terms and conditions set forth in this Section 5.03(b).

(c) Promptly (but in no event more than two (2) Business Days) following receipt of any Alternative Proposal or any Inquiry, the Company shall advise Parent in writing of the receipt of such Alternative Proposal or Inquiry, the price and other material terms and conditions of such Alternative Proposal or Inquiry (including the identity of the Person making such Alternative Proposal or Inquiry) and provide Parent a copy thereof (including materials relating to the proposed financing commitments with customary redactions). The Company agrees that it shall substantially concurrently provide to Parent any non-public information concerning the Company or the Company Subsidiaries that may be provided (pursuant to Section 5.03(b)) to any other Person or Group in connection with any such Alternative Proposal or Inquiry that has not previously been provided to Parent. In addition, the Company shall keep Parent reasonably informed on a prompt and timely basis of any material change to the terms or status of the Alternative Proposal or Inquiry, and shall provide Parent with copies of all amendments or supplements thereto (including materials relating to any proposed financing commitments with customary redactions), and the general status of any discussions and negotiations with respect to such Alternative Proposal or Inquiry. The Company shall (i) no later than twelve (12) hours prior to the meeting (or, if earlier, concurrently with notice to the Company Board), notify Parent, orally and in writing (including by email), of any scheduled meeting of the Company Board at which it is reasonably likely that the Company Board will consider any Alternative Proposal or Inquiry; and (ii) as promptly as reasonably practicable (and in any event within one (1) Business Day) notify Parent of any determination by the Company Board that an Alternative Proposal constitutes a Superior Proposal.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Company Stockholders Meeting, the Company Board may:

(i) (A) upon the occurrence of an Intervening Event, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Board Recommendation (any of the foregoing being an “Adverse Recommendation Change”) (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal) and (B) if the Company has received an Alternative Proposal that is a Superior Proposal, terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement, if in the case of clauses (A) and (B), the Company Board has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided that the Company Board may not make an Adverse Recommendation Change or, in the case of a Superior Proposal, terminate this Agreement pursuant to Section 8.01(d), unless:

(ii) the Company has provided prior written notice to Parent at least three (3) Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent of the circumstances giving rise to the proposed Adverse Recommendation Change, and, in the case of a Superior Proposal, that the Company Board has received a Superior Proposal and shall include a copy of such Superior Proposal (including copies of any materials related to any proposed financing commitments with respect thereto with customary redactions);

(iii) during the Notice Period, the Company has negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute (in the reasonable judgment of the Company Board) a Superior Proposal, or in cases not involving a Superior Proposal, the failure to make such Adverse Recommendation Change (in the reasonable judgment of the Company Board after consultation with the Company’s financial advisors and outside legal counsel) would no longer reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; and

(iv) the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in cases not involving a Superior Proposal, that the failure to make such Adverse Recommendation Change continues to reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

If during the Notice Period any material revisions are made to the Superior Proposal, then the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 5.03(d) with respect to such new written notice; provided, however, that for purposes of this sentence, references to the three (3) Business Day period above shall be deemed to be references to a two (2) Business Day period.

(e) Nothing in this Agreement will: (i) prohibit the Company or the Company Board from making a factually accurate public statement describing an Alternative Proposal and the operation of this Agreement with respect thereto in order to comply with its disclosure obligations under applicable Law with regard to such

Alternative Proposal; or (ii) prevent the Company or the Company Board from (A) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, (B) complying with Item 1012(a) of Regulation M-A under the Exchange Act, or (C) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2 under the Exchange Act or complying with Rule 14d-9 under the Exchange Act with respect to an Alternative Proposal; provided, however, that the Company Board shall not effect an Adverse Recommendation Change except in accordance with Section 5.03(d).

(f) From and after the date of this Agreement, the Company and the Company Subsidiaries shall not, directly or indirectly, terminate, amend, modify, waive, release or fail to enforce any standstill or similar provision of any Contract to which the Company or any Company Subsidiary is a party or any anti-takeover Law unless in the good faith judgment of the Company Board, after consultation with the Company’s independent financial advisors and outside legal counsel, the failure to grant any such termination, amendment, modification, waiver, release or failure to enforce such agreement, provision or Law would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law. The Company shall provide written notice to Parent of any such termination, amendment, modification, waiver, release or failure to enforce concurrent with its determination to terminate, amend, modify, waive, release or fail to enforce such agreement, provision or Law concurrently with the decision of the Company Board to take such action.

(g) The Company acknowledges and agrees that in the event that any of the Company Subsidiaries or its or their Representatives takes any action that, if taken by the Company, would constitute a breach of this Section 5.03, then the Company shall be deemed to be in breach of this Section 5.03.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of the Proxy Statement; Company Stockholders Meeting.

(a) As promptly as practicable after the date of this Agreement, and in any event within twenty (20) Business Days hereof, the Company shall prepare and cause to be filed with the SEC a proxy statement to be sent to the Company’s stockholders relating to the Company Stockholders Meeting (such proxy statement, including any amendments or supplements thereto, the “Proxy Statement”). Parent shall furnish all information concerning Parent and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by the Company to be included therein. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent will cooperate in connection therewith. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and its legal counsel a reasonable opportunity to review and comment on the Proxy Statement or response (including the proposed final version of the Proxy Statement or response) and (ii) shall consider reasonably and in good faith all comments reasonably proposed by Parent and its legal counsel.

(b) If prior to the Effective Time any change occurs with respect to information supplied by Parent or its Affiliates for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company shall as promptly as practicable file any necessary amendment or supplement to the Proxy Statement with the SEC and, as required by Law, disseminate the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) The Company shall, as promptly as practicable after the SEC clears the Proxy Statement duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of (i) seeking the Company Stockholder Approval; and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. In connection with the foregoing, the Company shall (x) as promptly as practicable cause the Proxy Statement to be mailed to the Company’s stockholders; and (y) subject to Section 5.03(d), solicit the Company Stockholder Approval. The Company shall include the Company Board Recommendation in the Proxy Statement, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.03(d). The Company agrees that, unless this Agreement is terminated pursuant to ARTICLE VIII prior thereto, its obligations to hold the Company Stockholders Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal or by the making of any Adverse Recommendation Change by the Company Board; provided, however, that if the public announcement of an Adverse Recommendation Change or the delivery of notice by the Company to Parent pursuant to Section 5.03(d)(ii) occurs less than ten (10) Business Days prior to the Company Stockholders Meeting, the Company shall be entitled to postpone the Company Stockholders Meeting to a date not more than ten (10) Business Days after the later of such event.

Section 6.02 Access to Information; Confidentiality. At all times during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and to the Representatives of Parent reasonable access during normal business hours, upon reasonable advance notice, to all their respective properties, books, Contracts, commitments, personnel and records and to furnish promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines in good faith, after consultation with outside legal counsel, that such disclosure or access would reasonably be likely to (i) result in the waiver of any attorney-client privilege, work product doctrine or other applicable privilege or (ii) violate any applicable Law; provided, further, that Parent shall, and shall cause its Representatives to, use its and their commercially reasonable efforts to minimize any unreasonable disruption to the businesses of the Company and the Company Subsidiaries resulting from the access provided pursuant to this Section 6.02; provided, further, that with respect to clauses (i) and (ii) of this Section 6.02 the Company shall use its commercially reasonable efforts to develop an alternative method for providing such information to Parent. Notwithstanding anything contained herein to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement and any backup confidentiality agreements identified in Section 6.02 of the Company Disclosure Letter (collectively, the “Confidentiality Agreements”) and if this Agreement is terminated prior to the Effective

Time, the Confidentiality Agreements shall remain in full force and effect in accordance with their respective terms prior to giving effect to the execution of this Agreement.

Section 6.03 Efforts to Consummate. Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company shall use their respective commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as promptly as practicable after the date of this Agreement the transactions contemplated by this Agreement.

Section 6.04 Treatment of Company Awards.

(a) Company PSUs. Except as otherwise agreed upon in writing between the holder of Company PSUs and Parent, effective as of immediately prior to the Effective Time, each then-outstanding Company PSU shall be automatically canceled and converted into the right to receive from the Surviving Company an amount of cash equal to the product of (i) the total number of shares of Common Stock then underlying such Company PSU multiplied by (ii) the Merger Consideration without interest. Parent shall cause the Surviving Company to pay the aggregate amount payable by the Surviving Company to the holders of such Company PSUs pursuant to the preceding sentence, without any interest thereon and subject to all applicable withholding, in accordance with Section 2.02(h), upon the later of (A) five (5) Business Days after the Closing Date and (B) the date of the Company’s first regularly scheduled payroll after the Closing Date.

(b) Company RSUs. Except as otherwise agreed upon in writing between the holder of Company RSUs and Parent, effective as of immediately prior to the Effective Time, each then-outstanding Company RSU shall be automatically canceled and converted into the right to receive from the Surviving Company an amount of cash equal to the product of (i) the total number of shares of Common Stock then underlying such Company RSU multiplied by (ii) the Merger Consideration without interest. Parent shall cause the Surviving Company to pay the aggregate amount payable by the Surviving Company to the holders of such Company RSUs pursuant to the preceding sentence, without any interest thereon and subject to all applicable withholding, in accordance with Section 2.02(h), upon the later of (A) five (5) Business Days after the Closing Date and (B) the date of the Company’s first regularly scheduled payroll after the Closing Date.

(c) Company Stock Options. Except as otherwise agreed upon in writing between the holder of Company Stock Options and Parent, effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option shall automatically be canceled and converted into the right to receive from the Surviving Company an amount of cash equal to the product of (i) the total number of shares of Common Stock then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option, without any interest thereon and subject to all applicable withholding. Parent shall cause the Surviving Company to pay the aggregate amount payable by the Surviving Company to the holders of such Company Stock Options pursuant to the preceding sentence, without any interest thereon and subject to all applicable withholding, upon the later of (A) five (5) Business Days after the Closing Date and (B) the date of the Company’s first regularly scheduled payroll after the Closing Date. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

(d) Company Actions. Prior to the Effective Time, the Company shall take all reasonably necessary or appropriate actions to effectuate the actions contemplated by this Section 6.04.

(e) Parent’s Expense. On or prior to the Closing Date, Parent shall provide, or cause to be provided, sufficient cash to the Company to make the payments contemplated by Section 6.04(a), Section 6.04(b) and Section 6.04(c).

(f) At the Effective Time, the provisions of this Section 6.04 are intended to be for the benefit of, and will be enforceable by, the holders of Company PSUs, Company RSUs and Company Stock Options, and his or her heirs and his or her representatives.

Section 6.05 Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, the Surviving Company and its Subsidiaries shall, and Parent will cause the Surviving Company and its Subsidiaries to, jointly and severally, indemnify, defend and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising at or prior to the Effective Time out of or pertaining to the fact that the Indemnified Party is or was an officer, director or manager of the Company or any Company Subsidiary or, while an officer, director or manager of the Company or any Company Subsidiary, is or was serving at the request of the Company or a Company Subsidiary as an officer, director or manager of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted to do so by applicable Law. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Company or its Subsidiaries; provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the DGCL or other applicable Law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Law. Without limitation of the foregoing or any other provision of this Section 6.05, for a period of six (6) years from and after the Effective Time, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party, whether provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any Company Subsidiary or in any indemnification agreement between such Indemnified Party and the Company or any Company Subsidiary as in effect on the date hereof, shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b) For a period of six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Company shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and the Company Subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

(c) For a period of six (6) years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or the Company Subsidiaries as of the date of this Agreement or provide substitute policies for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage maintained by the Company as of the date of this Agreement, in either case, with limits not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.05(c) it shall obtain as much comparable insurance coverage as possible for each year within such six-year period for an annual premium equal to the Maximum Amount. In lieu of such insurance, the Company may, at its option (following reasonable consultation with Parent), purchase “tail” directors’ and officers’ liability insurance and fiduciary liability insurance for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage maintained by the Company, such tail insurance to provide limits not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time, provided that in no event shall the cost of any such tail insurance exceed the Maximum Amount. The Surviving Company shall use its commercially reasonable efforts to maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party, his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(e) In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.05.

Section 6.06 Transaction Litigation. In the event that any litigation related to this Agreement, the Merger or the other transactions contemplated hereby is brought by any stockholder of the Company or any holder of the Company’s other securities (whether directly or on behalf of the Company or otherwise) against the Company and/or its directors or officers, the Company shall promptly notify Parent of such litigation and shall keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary herein (but subject to the following sentence), the Company shall have the right to control the defense and settlement of any litigation related to this Agreement, the Merger or the transactions contemplated hereby that is brought by any stockholder of the Company or any holder of the Company’s other securities (whether directly or on behalf of the Company or otherwise) against the Company and/or its directors or officers, provided that the Company shall give the Parent the opportunity to participate (subject to execution of a customary joint defense agreement), at the Parent’s expense, in the defense of any such litigation and the Company shall consider in good faith the Parent’s advice with respect to such litigation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not settle any such litigation without the prior written consent of Parent.

Section 6.07 Section 16 Matters. The Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.08 Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or any dispute between the parties regarding this Agreement or the transactions contemplated by this Agreement, Parent and the Company shall provide an opportunity for the other party to review and comment upon any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not, and shall cause their respective Affiliates not to, issue any such press release or make any such public statement prior to providing such opportunity to review and comment, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form mutually agreed to by the parties. Nothing in this Section 6.08 shall limit the ability of any party hereto to make disclosures or announcements that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

Section 6.09 Employment and Company Benefits.

(a) During the twelve (12)-month period following the Closing Date (or, such shorter period of employment, as the case may be), Parent shall, or shall cause the Surviving Company to, provide each Company Employee with (i) a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to the Company Employee immediately prior to the Closing Date, (ii) incentive compensation opportunities that, with respect to each Company Employee, are no less favorable in the aggregate than the annual and long-term cash incentive compensation opportunities in effect for the Company Employee immediately prior to the Closing Date, and (iii) employee benefits that, with respect to each Company Employee, are no less favorable in the aggregate than the employee benefits provided to such Company Employee immediately prior to the Closing Date; provided, however, that neither Parent nor the Surviving Company shall be required to provide incentive compensation in the form of equity or equity-based compensation.

(b) Parent shall provide each Company Employee who incurs a termination of employment during the twelve (12)-month period following the Closing Date with severance benefits that are no less favorable than the severance benefits to which such Company Employee would have been entitled with respect to such termination under the severance policies, practices and guidelines of the Company or any Company Subsidiary as in effect as of the date of this Agreement and disclosed in Section 4.10(a) of the Company Disclosure Letter.

(c) Parent shall, or shall cause the Surviving Company to, give each Company Employee full credit for such Company Employee’s service with the Company and any Company Subsidiary (and any Affiliates or predecessors thereto) for all purposes, including eligibility, vesting, determination of the level of benefits (including, for purposes of severance, vacation and other paid time off) and benefits accrual under any benefit plans maintained by Parent or any of its Affiliates (including the Surviving Company) in which the Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized (i) for purposes of benefits accrual under defined benefit pension plans or (ii) to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(d) Parent shall, or shall cause the Surviving Company to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan maintained by Parent or any of its Affiliates (including the Surviving Company) that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such Company Employees as of the Closing Date under the analogous Company Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by a Company Employee and his or her eligible dependents under the health plans in which such Company Employee participated immediately prior to the Closing Date during the portion of the plan year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans maintained by Parent or any of its Affiliates (including the Surviving Company) in which such Company Employee is eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.

(e) Parent shall, or shall cause the Surviving Company to, comply with the WARN Act or any similar Law, with respect to “employment losses” which would constitute a “mass layoff” or “plant closing” (each as defined in the WARN Act) occurring at or after the Effective Time.

(f) No provision of this Agreement shall (i) create any right in any Company Employee or any other employee of the Company or any Company Subsidiary to continued employment by Parent or the Company or their respective Affiliates, or preclude the ability of Parent or the Company or their respective Affiliates to terminate the employment of any employee for any reason, (ii) require Parent or the Company or any of their respective Affiliates to continue any particular Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date (subject to the other provisions of this Section 6.09), (iii) be treated as an amendment to any employee benefit plan of Parent or the Company or any of their respective Affiliates, or (iv) create any rights or remedies as a third party beneficiary in any current or former employee, director or consultant of the Company or any Company Subsidiary.

Section 6.10 Merger Sub; Parent Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Affiliates of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth herein.

Section 6.11 Financing Activities.

(a) Parent acknowledges and agrees that, except to the extent otherwise set forth in this Section 6.11, the Company, the Company Subsidiaries, their respective Affiliates and their respective Representatives have no responsibility for any financing that Parent or any Affiliate of Parent may raise in connection with the transactions contemplated by this Agreement. Parent and the Company each acknowledge and agree that Parent’s obligation to consummate the transactions contemplated by this Agreement is not subject to any financing condition.

(b) Parent shall (or shall cause its Affiliates to) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Debt Financing contemplated by the Debt Commitment Letters so that the funds contemplated thereby are available as promptly as practicable but in any event no later than the Closing Date, including (i) complying with and maintaining in full force and effect the Debt Commitment Letters in accordance with the terms and subject to the conditions thereof until the Debt Financing is consummated, (ii) negotiating and entering into definitive financing agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letters (including any “flex” provisions contained in the Debt Commitment Letters or any fee letter) so that such agreements are in effect as promptly as practicable but in any event no later than the Closing Date (which definitive financing agreements shall not (1) reduce the aggregate amount of the Debt Financing to be funded on the Closing Date (including by increasing the amount of fees to be paid or original issue discount) from that contemplated in the Debt Commitment Letters and the related “flex provisions” of the fee letter relating to the Debt Commitment Letters (unless, in each case, the amount of the Equity Financing has been increased by a corresponding amount), (2) amend, modify or supplement the conditions or contingencies to, or impose new or additional conditions to, or expand any existing condition to, the Debt Financing, in each case in a manner that would reasonably be expected to make it less likely that the Debt Financing will be funded on the Closing Date, (3) materially delay funding of the Debt Financing or make funding of the Debt Financing less likely to occur at the Closing, or (4) impose additional material obligations on the Company, any Company Subsidiary or their respective Affiliates prior to Closing), (iii) satisfying as promptly as practicable on a timely basis (or obtaining the waiver of) all conditions that are within the control of Parent or Merger Sub to the funding of the Debt Financing contemplated by the Debt Commitment Letters and the definitive agreements relating to the Debt Financing, (iv) accepting all “market flex” contemplated by the Debt Commitment Letters and any fee letter relating to the Debt Commitment Letters to the extent necessary to obtain the funding of the Debt Financing on the Closing Date, and (v) enforcing its rights under the Debt Commitment Letters in the event of a breach by the lenders under the Debt Commitment Letters or any related agreement or the definitive agreements relating to the Debt Financing that would reasonably be expected to, impede or materially delay the Closing. Parent shall, as promptly as practicable, provide to the Company copies of all executed documents (including all fee letters and engagement letters, subject to customary redaction of fee amounts, price caps and economic “flex” terms) relating to the Debt Financing and shall keep the Company reasonably informed of material developments in respect of the financing process relating thereto. At the Closing, upon request by the Company, Parent shall deliver to the Company any opinions, letters or certificates with respect to solvency matters obtained by or provided by Parent or its Affiliates to any Financing Sources in connection with the Debt Financing.

(c) Without limiting the generality of the foregoing, Parent shall give the Company prompt notice (i) of any breach or default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Financing Commitments (including any related fee letter or engagement letter) of which Parent becomes aware, (ii) of the receipt or delivery of any written notice or other communication received by Parent, in each case from any Financing Source asserting or threatening any actual or potential breach, default, termination or repudiation by any party to the Financing Commitments (including any related fee letter or engagement letter) or any material dispute or disagreement between parties to any definitive document related to the Financing (including any Financing Commitment) with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing or any other event or condition that could reasonably be expected to cause a condition to the Financing Commitments not to be satisfied or (iii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitments. Parent shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.

(d) Prior to the Closing, without the prior written consent of the Company, Parent shall not agree to, or permit, any amendment, modification or supplement of, or waiver under, the Debt Commitment Letters or other documentation relating to the Debt Financing (other than pursuant to “flex” provisions contained in the Debt Commitment Letters or any related fee letter) to the extent that such amendment, modification, supplement or waiver would reasonably be expected to, (i) reduce the amounts to be funded under the Debt Financing (including by increasing the amount of fees to be paid or original issue discount) from that contemplated in the applicable Debt Commitment Letter and the related “flex provisions” of the fee letter relating to such Debt Commitment Letter (except to the extent of a corresponding increase to the Equity Financing), (ii) amend, modify or supplement the conditions or contingencies to, or impose new or additional conditions to, or expand any existing condition to, the Financing, in each case in a manner that would reasonably be expected to (A) make it less likely that the Financing will be funded at the Closing or (B) delay funding of the Financing or make funding of the Financing less likely to occur at the Closing, (iii) adversely impact the ability of Parent or one of its Affiliates to enforce its rights against the other parties to the Debt Commitment Letters or (iv) impose additional material obligations on the Company, any Company Subsidiary or their respective Affiliates prior to the Closing; provided, however, that for the avoidance of doubt, the existing Debt Commitment Letters (and any fee letter or engagement letter) may be amended, amended and restated or replaced to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letters (or any fee letter or engagement letter) as of the date of this Agreement. In addition, Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including taking all actions necessary to (1) maintain in effect the Equity Commitment Letter, (2) satisfy on a timely basis all conditions applicable to Parent and its Affiliates in the Equity Commitment Letter, if any, (3) consummate the Equity Financing at the Closing and (4) enforce its rights under the Equity Commitment Letter (including seeking specific performance, in accordance with the terms of this Agreement). Parent shall not permit, without the prior written consent of the Company, any amendment or modification to be made to, or any termination, rescission or withdrawal of, or any waiver of any provision or remedy under, the Equity Commitment Letter in a manner that would reasonably be expected (x) to make it less likely that the Equity Financing will be funded on the Closing Date, (y) adversely impact the ability of Parent, the Company or Vintage Rodeo, L.P. to enforce its respective rights against the other parties to the Equity Commitment Letter or (z) reduce the aggregate amount of Equity Financing. Further for the avoidance of doubt, if all or any portion of the Financing (or any alternative financing) has not been obtained, Parent shall continue to be obligated to consummate the transactions contemplated by this Agreement and effect the Closing on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in ARTICLE VII. Any reference is this Agreement to (1) “Financing” “and “Equity Financing” will include the financing contemplated by the Equity Commitment Letter and “Financing” and “Debt Financing” will include the financing contemplated Debt Commitment Letters as amended or modified in compliance with this Section 6.11(d); and (2) “Equity Commitment Letter” or “Debt Commitment Letters” will include such documents as amended or modified in compliance with this Section 6.11(d)

(e) If, notwithstanding the use of commercially reasonable efforts by Parent to satisfy its obligations under Section 6.11(b), any of the Debt Financing or the Debt Commitment Letters (or any definitive financing agreement relating thereto) expires or is terminated prior to the Closing, in whole or in part, for any reason, or any portion of the Debt Financing becomes unavailable on the terms and subject to the conditions set forth in the Debt Commitment Letters (after giving effect to all applicable flex provisions), Parent shall (i) promptly (and in any event within two (2) Business Days) notify the Company of such unavailability, expiration or termination and the reasons therefor, (ii) as promptly as practicable use commercially reasonable efforts to arrange for alternative financing (which alternative financing (A) shall be in an amount sufficient, when added with the Equity Financing, for the satisfaction of all of Parent’s obligations under this Agreement, including the consummation of the transactions contemplated by this Agreement, the payment of the aggregate Merger Consideration, the payment of the amounts contemplated by Section 2.04, Section 6.04 and Section 6.12, and the payment of all associated fees, costs and expenses contemplated by this Agreement or payable in connection with the transactions contemplated by this Agreement to be paid by Parent (including any refinancing of Indebtedness of the Company, Parent or any other party required in connection therewith or such other payments), (B) shall not include any conditions of such alternative debt financing that are more onerous than or in addition to the conditions set forth in the Debt Financing, and (C) be on terms and conditions not materially less favorable in the aggregate to Parent than those set forth in the Debt Commitment Letters) to replace the debt financing contemplated by such expired or terminated commitments or agreements, to be consummated no later than the day on which the Closing shall occur pursuant to Section 1.03, (iii) provide to the Company copies of all executed documents (including all fee letters and engagement letters subject to redaction of fee amounts, price caps and economic “flex” terms) relating to any alternative financing to replace the Debt Financing, and (iv) keep the Company reasonably informed of material developments in respect of the process of obtaining any alternative financing. In the event any alternative financing is obtained, any reference herein to (x) “Financing” or “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letters except to the extent superseded as provided in the following clause (y),and (y) “Financing Commitments” or “Debt Commitment Letters” shall include the Debt Commitment Letters except to the extent superseded in their entirety by alternative financing at the time in question and any new debt commitment letters and definitive agreements relating to any alternative financing, as applicable, entered into in compliance with this Section 6.11 to the extent then in effect (and “Financing” and “Debt Financing” shall include the debt financing contemplated thereby).

(f) Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use its and their commercially reasonable efforts to cause its and their respective Representatives to, at Parent’s sole cost and expense, provide to Parent and its Affiliates all cooperation reasonably requested by Parent and/or its Affiliates to assist them in causing the conditions in the Debt Commitment Letters to be satisfied or in connection with the arrangement of the Debt Financing to the extent not unreasonably interfering with the business of the Company or the Company Subsidiaries, including: (i) participation by appropriate members of management of the Company and the Company Subsidiaries in a reasonable number of meetings (including one-on-one investor meetings, which may take place by conference call (such approval not to be unreasonably withheld or delayed)) at times and locations to be mutually agreed upon, provided in no event shall the Company be required to host more than two (2) bank meetings; (ii) providing all reasonably requested information concerning the Company and the Company Subsidiaries with respect to Parent’s preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda and similar documents required in connection with the Debt Financing; provided, however, that any such information memoranda or prospectuses may, at the election of Parent, contain disclosure and financial statements with respect to the Company or the Surviving Company reflecting the Surviving Company and/or its Subsidiaries as the obligor; (iii) (A) using commercially reasonable efforts to furnish Parent in a timely manner with customary financial and other information regarding the Company and its Subsidiaries, including non-public financial information, as may be reasonably required by Parent in connection with due diligence relating to the Debt Financing, (B) using commercially reasonable efforts to assist Parent in connection with the preparation of pro forma financial information and financial statements to the extent reasonably required by Parent or any Financing Source, it being agreed that neither the Company nor any of its Subsidiaries or Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information or financial statements, (C) cooperating with Parent in Parent equity capitalization that is required for such pro forma financial information or financial statements and (D) as promptly as practicable, informing Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company shall have actual knowledge of any facts as a result of which a restatement of any financial statements of the Company in order for such financial statements to comply with GAAP; (iv) using commercially reasonable efforts to obtain customary accountants’ consents, legal opinions, certificates, appraisals, surveys, title insurance, owner affidavits for title insurance, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments and other documentation and items relating to the Debt Financing as reasonably requested by Parent; (v) taking such actions as may be reasonably requested by Parent that are reasonably necessary to permit the prospective Financing Sources involved in the Debt Financing to perform customary due diligence of the Company and the Company Subsidiaries, and so long as requested, no later than three (3) Business Days prior to any financing under the Debt Financing, providing information related to the Company and the Company Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; (vi) reasonably facilitating the transactions described in this Section 6.11 and assisting with the preparation of and executing and delivering (but not prior to Closing) any pledge and security documents, supplemental indentures, currency or interest rate hedging arrangements, other definitive financing documents or other certificates or documents as may be reasonably requested by Parent or the Financing Sources and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that (x) such documents will not take effect until the Closing Date and (y) no officer or director of the Company or of its Subsidiaries that is not continuing in such capacity after the Closing shall be required to execute any such documents; (vii) providing customary authorization letters to the Financing Sources that authorize the distribution of information to prospective lenders and contains a representation to such Financing Sources that the information pertaining to the Company and the Company Subsidiaries is complete and correct in all materials respects and that the public side versions of such documents, if any, do not include material non-public information about the Company or the Company Subsidiaries (provided, that all such materials have been previously identified and provided to, the Company); (viii) assisting Parent to obtain customary and reasonable corporate and facilities ratings (but no specific rating); (ix) using commercially reasonable efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any Subsidiary of the Company is a party to the extent required by the Financing Sources and to arrange discussions among Parent, Merger Sub and the Financing Sources with other parties to material leases, encumbrances and contracts to the extent required by the Financing Sources; and (x) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent or any of its Subsidiaries to permit the consummation of the Debt Financing (including causing the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Company or any of its subsidiaries with or immediately following the Closing). Notwithstanding anything in this Section 6.11(f) to the contrary, neither the Company nor any Company Subsidiary shall be required to (A) pay any commitment fee or similar fee prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (B) incur any liability for which it has not received prior reimbursement (or reasonable assurance of reimbursement) and that is not contingent on the occurrence of the Closing or cause their respective directors, officers or employees to take any action under this Section 6.11 that would reasonably be expected to result in personal liability of such directors, officers or employees, (C) enter into any agreement or binding commitment that is not contingent on the occurrence of the Closing, other than as specifically contemplated by Section 6.11(g), (D) provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent that it would result in a violation of applicable Law, any confidentiality obligation binding on Company, any Company Subsidiary or their respective officers, directors or employees or loss of any attorney-client privilege, in each case, with respect to or in connection with the Debt Financing, (E) deliver (or cause their respective directors, officers or employees to deliver) any certificate, opinion or representation with respect to the solvency of the Company and its Subsidiaries in connection the Debt Financing), or (F) cause any Persons who are directors or officers of the Company or any Company Subsidiary to pass resolutions or consents to approve or authorize the execution of the Debt Financing or deliver any certificate, document, instrument or agreement in connection with the Debt Financing that is effective prior to the Effective Time, other than as specifically contemplated by Section 6.11(g), or (G) require the Company or any Company Subsidiary to cause any officer or director of the Company or any Company Subsidiary that is not continuing in such capacity after the Effective Time to execute any certificate, document, instrument or agreement, other than as specifically contemplated by Section 6.11(g). Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that the conditions set forth in Section 7.03(b), as applied to obligations of the Company, any Company Subsidiary, or any of their respective directors, officers, employees or Representatives under this Section 6.11(f), shall be deemed to be satisfied unless the Financing contemplated by the Debt Commitment Letters has not been obtained as a proximate result of the Company’s willful and material breach of its obligations under this Section 6.11(f).

(g) Prior to the Closing Date, the Company shall deliver notices of prepayment within the time periods required by the Credit Agreements, use commercially reasonable efforts to obtain customary payoff letters and lien terminations, and instruments and acknowledgements of discharge to be delivered to Parent prior to the Closing Date (it being understood and agreed that commercially reasonable efforts will be used to deliver such documents to Parent no later than two (2) Business Days prior to the Closing Date) (with drafts being delivered in advance as reasonably requested by Parent), and deliver any other necessary notices, in each case, to allow for the payoff, discharge and termination in full at the Closing of the Credit Agreements (subject to delivery of funds in respect thereof by Parent in accordance with Section 2.04 and with customary exceptions for contingent obligations thereunder that are not yet due and payable) to the extent that such payoff, discharge and termination is required as a condition to the Debt Financing (it being understood that no payoff, discharge or termination of the Credit Agreements shall occur prior to the Effective Time).

(h) Nothing in this Section 6.11 shall require the Company’s cooperation to the extent that it would require the Company to agree to pay any fees, reimburse any expenses or give any indemnities or incur any other liability or obligation prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any Company Subsidiary and their Representatives in connection with such cooperation at the request of Parent. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing or other securities offering of or on behalf of Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including as to any information utilized in connection therewith (except (i) information furnished in writing by or on behalf of the Company and the Company Subsidiaries for use therein and (ii) to the extent arising from the willful misconduct, gross negligence, fraud, intentional misrepresentation or material breach of this Agreement by the Company or any of its Subsidiaries and, in each case, their respective Affiliates and Representatives) to the fullest extent permitted by applicable Law and with appropriate contribution provided by Parent and Merger Sub to the extent such indemnification is not available, and, for the avoidance of doubt, the obligations of Parent pursuant to this Section 6.11(h) shall be guaranteed by the Investors pursuant to the Equity Commitment Letter and by the Guarantors pursuant to the Guarantee. The Company hereby consents to the use of its logos in connection with the Debt Financing in an ordinary and customary manner; provided, however, that logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or the Company Subsidiaries or any of their respective Intellectual Property Rights.

Section 6.12 Treatment of Certain Notes.

(a) Reference is made to each of (i) the 4.750% Senior Notes Due 2021 issued by the Company (the “2021 Notes”) and (ii) the 6.625% Senior Notes Due 2020 issued by the Company (the “2020 Notes” and, collectively with the 2021 Notes, the “Notes”; the indenture governing the 2020 Notes, the “2020 Indenture,” the indenture governing the 2021 Notes, the “2021 Indenture” and together with the 2020 Indenture, “Indentures”).

(b) If requested by Parent in writing, the Company shall, in accordance with the applicable redemption provisions of the applicable series of Notes and the Indentures (including any minimum notice period such that the optional redemption shall occur upon the Effective Time, but conditional on the occurrence of the Effective Time), undertake an optional redemption (the “Optional Redemption”) of all of the outstanding aggregate principal amount of such series of Notes, pursuant to the redemption provisions of the Indentures. Consummation of the Optional Redemption shall be subject to the condition that the Closing shall have occurred or will occur substantially simultaneously with the Optional Redemption. The Company shall not, without the prior written consent of Parent, waive any condition to the Optional Redemption or make any change, amendment or modification to the terms and conditions of the Optional Redemption (including any extension thereof) other than as agreed between Parent and the Company. Upon the request of Parent, the Company shall prepare within one (1) Business Day of such request a notices of optional redemption relating to the Optional Redemption (the “Optional Redemption Notices”), which Optional Redemption Notices shall satisfy all applicable requirements of the applicable Indenture, upon the request of the Parent, and shall cause the Optional Redemption Notices to be delivered to the holders of the Notes in accordance with the applicable Indenture; provided, however, that prior to such delivery, the Company shall within one (1) Business Day of preparing the Optional Redemption Notices provide copies thereof to Parent in advance of any such delivery and shall consult with Parent with respect to the Optional Redemption Notices and shall include in such Optional Redemption Notices all comments proposed by Parent and reasonably acceptable to the Company. The Company shall, and shall cause its subsidiaries to, use commercially reasonable efforts to cause its Representatives to provide all cooperation reasonably requested by Parent in connection with the Optional Redemption. If Parent so elects in its sole discretion, in lieu of or in addition to the Optional Redemption, the Company shall facilitate a discharge pursuant to Section 11.01 of each of the Indentures contemporaneously with the occurrence of the Closing and the consummation of the Debt Financing on the Closing Date, in either case as reasonably requested by Parent; provided, that Parent or the Surviving Company funds any such discharge in accordance with Section 6.12(c).

(c) The Company shall use commercially reasonable efforts to take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of the Notes pursuant to the satisfaction and discharge provisions of the Indentures and the other provisions of the Indentures applicable thereto; provided that prior to the Company’s being required to make any payment or deposit to or for the benefit of holders of Notes in connection with the satisfaction, discharge or redemption, Parent shall have, or shall have caused to be, set aside sufficient and immediately available funds to deliver to the Company to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Notes. The Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to cause its Representatives to provide all cooperation reasonably requested by Parent in connection with the Discharge of any series of Notes identified to the Company by Parent in writing at any time.

(d) Parent shall promptly, upon request by the Company, reimburse the Company following either the Closing or the termination of this Agreement for all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with the Company’s compliance with its obligations under this Section 6.12, including all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with any Discharge made in respect of any series of Notes. Parent shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or liabilities incurred by any of them in connection with any action taken by them pursuant to this Section 6.12 with respect to any Discharge (other than (i) as a result of the Company’s fraud, gross negligence, willful misconduct, intentional misconduct or material breach of this Agreement by the Company or any of the Company Subsidiaries and their respective Affiliates and Representatives or (ii) as a result of information provided by the Company or any of the Company Subsidiaries).

Section 6.13 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Company of the shares of Common Stock from NASDAQ and the deregistration of the shares of Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.14 Transfer Taxes. Except as set forth in Section 2.02(d), all transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the Merger or any other transaction contemplated by this Agreement and all related interest and penalties shall be paid by Parent or its Affiliates.

Section 6.15 Approval of Sole Stockholder of Merger Sub. Immediately following execution of this Agreement, Parent shall execute and deliver, in accordance with applicable Law and its certificate of incorporation and bylaws (or other similar governing documents), in its capacity as sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

Section 6.16 Anti-Takeover Laws. The Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to the Merger or the other transactions contemplated hereby or thereby; and (b) if any “anti-takeover” Law becomes applicable to the Merger, the Transaction Documents or the other transactions contemplated hereby or thereby, take all action within their power to ensure that the Merger and the other transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated hereby or thereby, as applicable.

Section 6.17 Notification of Certain Matters.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to ARTICLE VIII and the Closing, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate, or of any failure by the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.03(a) and Section 7.03(b) to fail to be satisfied at the Effective Time. No such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the parties under this Agreement. The terms and conditions of the Confidentiality Agreements apply to any information provided to Parent pursuant to this Section 6.17(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to ARTICLE VIII and the Closing, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions of the Company to consummate the Merger set forth in Section 7.02(a) and Section 7.02(b) to fail to be satisfied at the Effective Time. No such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the parties under this Agreement. The terms and conditions of the Confidentiality Agreements apply to any information provided to the Company pursuant to this Section 6.17(b).

Section 6.18 Governmental Approvals.

(a) Each of the parties shall (and shall cause their respective Affiliates to) to use their commercially reasonable efforts to (i) prepare and file with a Governmental Entity all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) and (ii) as promptly as practicable take all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to use its respective commercially reasonable efforts to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within twenty (20) Business Days of the date of this Agreement, (B) make all other filings that are required to be made in order to consummate the transactions contemplated by this Agreement pursuant to other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as practicable, and (C) subject to Section 6.18(c), provide any supplemental information requested by any Governmental Entity relating thereto.

(b) Parent and Merger Sub shall (and shall cause their Affiliates) use their respective commercially reasonable efforts to cooperate with any Governmental Entity in connection with obtaining the Governmental Approvals and shall promptly undertake any and all actions required to complete lawfully the Merger and the other transactions contemplated hereby, as soon as practicable (but in any event prior to the End Date) and any and all actions necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any action by or on behalf of any Governmental Entity or the issuance of any Legal Restraint that would make illegal or prohibit or otherwise prevent the consummation of the Merger or the other transactions contemplated hereby, including (i) proffering and consenting and/or agreeing to an Order or other agreement providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of Parent (or any of its Affiliates, including Buddy’s Newco, LLC) or, effective as of the Closing, the Surviving Company or its Subsidiaries; and (ii) promptly effecting the disposition or holding separate of assets or lines of business of Parent (or any of its Affiliates, including Buddy’s Newco, LLC) or, effective as of the Closing, the Surviving Company or its Subsidiaries, in each case, at such time as may be necessary to permit the lawful consummation of the Merger and the other transactions contemplated hereby on or prior to the End Date.

(c) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Entity relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto shall receive a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement pursuant to the HSR Act with respect to which any such filings have been made, then such party shall use its commercially reasonable efforts to make, or cause to be made, as soon as practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Entity, the parties hereto agree to (i) give each other reasonable advance notice of all meetings and conference calls with any Governmental Entity relating to the transactions contemplated by this Agreement, (ii) give each other the opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Entity regarding the transactions contemplated by this Agreement, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions contemplated by this Agreement, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments or opinions) with a Governmental Entity regarding the transactions contemplated by this Agreement, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Entity relating to the transactions contemplated by this Agreement, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in ARTICLE VII. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or to remove references concerning the valuation of the Company.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Governmental Consents. Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and all other required consents under any Antitrust Laws shall have been obtained.

(c) No Legal Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, or promulgated any Law or issued or granted any Order (whether temporary, preliminary or permanent) (collectively, the “Legal Restraints”) that is in effect and makes the Merger illegal or prohibits or otherwise prevents the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on the date of this Agreement and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (it being understood that non-compliance cured in accordance with this Agreement will not be taken into account).

(c) Parent and Merger Sub Closing Certificate. The Company shall have received at Closing a certificate signed on behalf of Parent and Merger Sub by an execution officer of Parent certifying that the conditions set forth in Section 7.02(a) and Section 7.02(b) are satisfied.

Section 7.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Section 7.03(a)(ii) and Section 7.03(a)(iii), the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” contained therein) on the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation or warranty shall be true and correct as of such particular date or period of time), except for any failure of such representations or warranties to be so true and correct that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 4.01 (Organization, Standing and Power), Section 4.02 (Company Subsidiaries), the last sentence of Section 4.03(a) (Capital Structure), Section 4.03(b) (Capital Structure), Section 4.03(c) (Capital Structure), Section 4.03(d) (Capital Structure),

Section 4.04 (Authority; Execution and Delivery; Enforceability), Section 4.22 (Anti-Takeover Provisions), Section 4.23 (Brokers’ Fees and Expenses) and Section 4.24 (Opinion of Financial Advisors) of the Agreement that (A) are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects on the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation or warranty shall not be true and correct in all material respects as of such particular date or period of time); and (B) are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects (without disregarding such materiality or Company Material Adverse Effect qualifications) on the date of this Agreement and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a particular date or period of time, in which case such representation or warranty shall be true and correct (without disregarding such materiality or Company Material Adverse Effect qualifications) in all respects as of such particular date or period of time).

(iii) The representations and warranties set forth in Section 4.03(a) (other than the last sentence) of the Agreement shall be true and correct on the date of this Agreement and as of the Closing Date, except for such failures to be true and correct that would not reasonably be expected to result in additional cost, expense or liability to Parent or Merger Sub, individually or in the aggregate, that is more than $1,000,000.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (it being understood that non-compliance cured in accordance with this Agreement will not be taken into account).

(c) No Company Material Adverse Effect. Since the date of the Agreement, a Company Material Adverse Effect shall not have occurred.

(d) Company Closing Certificate. Parent and Merger Sub shall have received at Closing a certificate signed by an executive officer of the Company certifying that the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c) are satisfied.

(e) No Litigation. No Governmental Entity of competent jurisdiction shall have initiated a suit, action or proceeding seeking to prohibit or otherwise prevent the consummation of the Merger or the other transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated prior to the Effective Time by action of the Company or Parent, as the case may be:

(a) by mutual written consent of the Company and Parent (whether before or after receipt of the Company Stockholder Approval);

(b) by either the Company or Parent:

(i) upon written notice to the other party, whether before or after receipt of the Company Stockholder Approval, if the Merger shall not have been consummated by 11:59 p.m., Eastern Time, on December 17, 2018 (such date, as it may be extended, the “End Date”); provided, however, that if the Effective Time has not occurred by the End Date, but on the End Date any of the conditions set forth in Section 7.01(b) or Section 7.01(c) shall not have been satisfied, either Parent or the Company may elect (by delivering written notice to the other party at or prior to 11:59 p.m., Eastern time, on December 17, 2018) to extend the End Date to March 17, 2019; provided, further, that following any such extension, either Parent or the Company may elect (by delivering written notice to the other party at or prior to 11:59 p.m., Eastern time, on March 17, 2019) to extend the End Date to June 17, 2019; provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Closing to be consummated by the End Date;

(ii) upon written notice to the other party, if there exists any Legal Restraint having the effect set forth in Section 7.01(c) that has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) will not be available to any party that has failed to use its commercially reasonable efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such Legal Restraint; or

(iii) if the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholders Meeting or any adjournment or postponement thereof at which a vote seeking Company Stockholder Approval was taken.

(c) by the Company (whether before or after receipt of the Company Stockholder Approval), upon written notice to Parent, if Parent or Merger Sub has breached any representation or warranty or breached or failed to perform any covenant or agreement contained herein, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, would not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to perform has not been cured within thirty (30) days after written notice by the Company to Parent informing Parent of such breach or failure to perform and intention to terminate this Agreement pursuant to this Section 8.01(c), except that no cure period shall be required for any breach or failure to perform that by its nature cannot be cured prior to the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;

(d) by the Company, prior to receipt of the Company Stockholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in compliance with Section 5.03(d), but only if (i) the Company has complied with its obligations pursuant to Section 5.03 and (ii) prior to or concurrently with such termination the Company pays the Company Termination Fee to Parent (or one or more of its designees);

(e) by Parent (whether before or after receipt of the Company Stockholder Approval), upon written notice to the Company, if the Company has breached any representation or warranty or breached or failed to perform any covenant or agreement contained herein, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, would not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to perform has not been cured within thirty (30) days after written notice by Parent to the Company informing the Company of such breach or failure to perform and intention to terminate this Agreement pursuant to this Section 8.01(e), except that no cure period shall be required for a breach or failure to perform that by its nature cannot be cured prior to the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent is then in breach of this Agreement in any material respect;

(f) by Parent, upon written notice to the Company, if (i) the Company Board shall have made an Adverse Recommendation Change; (ii) the Company Board, within ten (10) Business Days of a tender or exchange offer relating to the Common Stock having been commenced, has failed to publicly recommend against such tender or exchange offer; (iii) the Company Board has failed to publicly reaffirm the Company Board Recommendation within three (3) Business Days after a written request by Parent to do so (it being understood that (A) Parent may make such request no more than two (2) occasions; and (B) if a tender or exchange offer relating to the Common Stock has been commenced (other than by Parent and Merger Sub), then the Company Board will not be required to reaffirm the Company Board Recommendation until after the Company Board has publicly taken a position on such tender or exchange offer); or (iv) the Company has materially and willfully breached or failed to perform any of its obligations set forth in Section 5.03; or

(g) by the Company, upon written notice to Parent, if (i) the conditions set forth in ARTICLE VII have been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing Date, each of which is then capable of being satisfied); (ii) the Company has irrevocably confirmed by written notice to Parent at least three (3) Business Days prior to such termination that it is ready, willing and able to consummate the Closing; (iii) Parent and Merger Sub fail to consummate the Merger within three (3) Business Days following the date on which the Closing should have occurred pursuant to Section 1.03; and (iv) at all times during such three (3) Business Day period, the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(g) if the Company is then in breach of this Agreement in any material respect.

Section 8.02 Effect of Termination. In the event of valid termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent, Merger Sub or any of their respective Affiliates, other than for the final sentence of Section 6.02, Section 6.11(h), Section 6.12(d)), Section 8.03, ARTICLE IX, ARTICLE X and this Section 8.02, which provisions shall survive such termination; provided, however, that subject to Section 8.03, Section 9.08, Section 9.10 and this Section 8.02 (including, in each case, the limitations set forth therein), (i) nothing herein shall relieve any party from liability for damages resulting from such party’s fraud prior to such valid termination; and (ii) nothing herein shall relieve the Company of any liability for damages resulting from the Company’s or any Company Subsidiary’s willful breach prior to such valid termination (in the case of each of clauses (i) and (ii) of this proviso, which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs). In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any party pursuant to the Confidentiality Agreements or the Guarantee, which rights, obligations and agreement will survive the termination of this Agreement in accordance with their respective terms.

Section 8.03 Fees and Expenses.

(a) Generally. Except as specifically provided for herein, all fees and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. For the avoidance of doubt, any obligation to pay any fees or expenses on behalf of another party or its Affiliates shall survive the termination of this Agreement.

(b) Company Termination Fee. The Company shall pay to Parent a fee equal to $25,300,000 (such fee, the “Company Termination Fee”) if:

(i) (A) the Company terminates this Agreement pursuant to Section 8.01(d) or (B) Parent terminates this Agreement pursuant to Section 8.01(f); or

(ii) (A) an Alternative Proposal has been publicly made or proposed (and not withdrawn or abandoned) after the date hereof and prior to the termination of this Agreement; (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated pursuant to Section 8.01(b)(i) (but only if, as of such termination, all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing Date, but subject to such conditions being able to be satisfied)) or Section 8.01(e) and (C) within twelve (12) months of such termination, the Company enters into a written agreement to consummate an Alternative Proposal and such Alternative Proposal is consummated; provided, however, that for purposes of this Section 8.03(b)(ii)), the references to 15% in the definition of “Alternative Transaction” (as included in the definition “Alternative Proposal”) shall be deemed to be references to more than 50%.

Any Company Termination Fee due under this Section 8.03(b) (unless payable in respect of a termination pursuant to Section 8.01(d)) shall be paid to Parent (or one or more of its designees) by wire transfer of same-day funds on the date the transactions contemplated by the definitive written agreement as referred to in Section 8.03(b)(ii)(C) are consummated.

(c) Parent Termination Fee. Parent shall pay, or cause to be paid, to the Company a fee equal to $126,500,000 (such fee, the “Parent Termination Fee”) if (i) the Agreement is terminated pursuant to Section 8.01(b)(i) and the conditions set forth Section 7.01(b) shall not have been satisfied; (ii) this Agreement is terminated pursuant to Section 8.01(b)(ii) in the event that the Legal Restraint relates to an Antitrust Law as result of a proceeding brought by a Governmental Entity; or (iii) the Company terminates this Agreement pursuant to Section 8.01(c) or Section 8.01(g). The Parent Termination Fee shall be paid by wire transfer of same day funds within three (3) Business Days after termination of this Agreement pursuant to Section 8.01(b)(i), Section 8.01(b)(ii), Section 8.01(c) or Section 8.01(g).

(d) If the Company or Parent fails to promptly pay any amounts due pursuant to this Section 8.03 and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a final and non-appealable judgment against the Company or Parent, as applicable, for payment of amounts owed pursuant to this Section 8.03, then the Company shall pay to Parent or Merger Sub, or Parent shall pay to the Company, as applicable, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such suit, together with interest on such amount at the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition, calculated on a daily basis from the date that such amounts were required to be paid to the date of actual payment. Any amount payable pursuant to this Section 8.03(d) shall be paid by the applicable party by wire transfer of same-day funds prior to or on the date such payment is required to be made under this Section 8.03(d).

(e) The parties acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties further acknowledges that the payment of the amounts by the Company or Parent specified in this Section 8.03 is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as applicable, in the circumstances in which such amounts are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In no event shall the Company or Parent be required to pay an amount in connection with the termination of this Agreement more than once.

(f) Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, but subject to Section 9.08, each of the parties acknowledges and agrees that the Company’s right to terminate this Agreement and to receive payment of the Parent Termination Fee pursuant to this Section 8.03 shall constitute the sole and exclusive remedy of the Company and the Company Subsidiaries and their respective Affiliates and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) against Parent, Merger Sub, the Investors, the Guarantors and their respective Affiliates, any potential debt financing source (solely in such Person’s capacity as a debt financing source) and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates or any former, current or future general or limited partner, stockholder, equityholder, member, manager, director, officer, employee, agent or Affiliate of any of the foregoing (solely in such Person’s capacity as such with respect to any potential debt financing source) (collectively, the “Parent Related Parties”) for all losses and damages in respect of this Agreement, the transactions contemplated by this Agreement, any breach of any covenant or agreement or otherwise in respect of this Agreement, or the failure to consummate the transactions contemplated hereby, and upon payment of the Parent Termination Fee to the Company, none of the Parent Related Parties shall have any further liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement, the Guarantee, the Financing Commitments or the transactions contemplated hereby or thereby (except that Parent, Merger Sub and the Guarantors will remain subject to Section 8.03(d) and for the amounts, if any, due and owing to the Company pursuant to Section 6.11(h) and Section 6.12(d) and no Company Related Party shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement or the transactions contemplated hereby or any oral representation made or alleged to have been made in connection with this Agreement (except that Parent, Merger Sub and the Guarantors will remain subject to Section 8.03(d) and for the amounts, if any, due and owing to the Company pursuant to Section 6.11(h) and Section 6.12(d)). In no event shall Parent be subject to (and no Company Related Party shall seek to recover) monetary damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of an amount equal to the Parent Termination Fee for any losses or other liabilities arising out of or in connection with breaches by Parent of its representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action that any Company Related Party may have or in respect of any oral representation made or alleged to have been made in connection herewith or therewith.

(g) While the Company or Parent, as applicable, may pursue both a grant of specific performance or other equitable relief under Section 9.08 and, following termination of this Agreement, the payment of the Parent Termination Fee or the Company Termination Fee, as applicable, under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance or other equitable relief and any money damages (including the Parent Termination Fee or the Company Termination Fee, as applicable) in connection with this Agreement or any termination of this Agreement.

Section 8.04 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the Company’s stockholders without the further approval of such stockholders, This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding anything to the contrary contained herein, Section 5.01(i) (clause (i) referring to (i) in the lead-in to Section 5.01), Section 9.05, Section 9.06, Section 9.07, Section 9.08(b), Section 9.08(d), Section 9.09, Section 9.11, and this Section 8.04 (and any provision (including any defined term therein) of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any material respect to a Financing Source (or, in the case of Section 5.01(i), is adverse in any respect to a Financing Source) without the prior written consent of such Financing Source.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained herein; or (d) waive the satisfaction of any of the conditions contained herein. No extension or waiver by the Company shall require the approval of the Company’s stockholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement and or in any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms until fully performed.

Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by facsimile or electronic mail (provided, however, that notice given by facsimile or email shall not be effective unless either (i) a duplicate copy of such facsimile or email notice is promptly given by one of the other methods described in this Section 9.02 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by facsimile or email or any other method described in this Section 9.02); (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices under this Agreement shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Company, to:

Rent-A-Center, Inc.

5501 Headquarters Drive, Third Floor

Plano, Texas 75024

Facsimile: (972) 943-0113

Email:	chris.korst@rentacenter.com
Attn:	Christopher A. Korst

with copies (which shall not constitute notice) to:

Winston & Strawn LLP

2501 North Harwood Street, 17th Floor

Dallas, Texas 75201

Facsimile: (214) 453-6400

Email:	twhughes@winston.com
tthorson@winston.com
Attn:	Thomas W. Hughes
Todd J. Thorson

and

Sullivan & Cromwell LLP

1888 Century Park East, 21st Floor

Los Angeles, California 90067-1725

Facsimile: (310) 712-8800

Email:	resslera@sullcrom.com
Attn:	Alison S. Ressler

(b) if to Parent or Merger Sub, to:

Vintage Capital Management, LLC

4705 S. Apopka Vineland Road, Suite 206

Orlando, FL 32819

Email:	bkahn@vintcap.com
Attn:	Brian R. Kahn

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Facsimile: (650) 493-6811

Email:	bfinkelstein@wsgr.com
dschnell@wsgr.com
Attn:	Bradley L. Finkelstein
Douglas K. Schnell

Section 9.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.03 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.04 Counterparts. This Agreement may be executed in multiple counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Transaction Documents, the Parent Disclosure Letter and the Company Disclosure Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for: (a) if the Merger occurs, (i) the right of the Company’s stockholders to receive the Merger Consideration pursuant to ARTICLE II following the Effective Time in accordance with the terms of this Agreement, and (ii) the right of the holders of Company PSUs, Company RSUs and Company Stock Options to receive the applicable treatment pursuant to Section 6.04 following the Effective Time in accordance with the terms of this Agreement; (b) the provisions set forth in Section 6.05 of this Agreement with respect to the Persons referred to therein; and (c) the Financing Sources, solely with respect to Section 8.04, Section 9.06, Section 9.07, Section 9.08, Section 9.09, Section 9.11, and this Section 9.05.

Section 9.06 Governing Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CHOICE OR CONFLICTS OF LAWS OF THE STATE OF DELAWARE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ANY RIGHT OR OBLIGATION WITH RESPECT TO ANY FINANCING SOURCE IN CONNECTION WITH THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND ANY CLAIM, CONTROVERSY, DISPUTE, SUIT, ACTION OR PROCEEDING RELATING THERETO OR ARISING THEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement, provided, further, that from and after the Closing Date, Merger Sub and Parent or any of their subsidiaries may, without consent, pledge any of their respective rights, but not their obligations, under this Agreement, as security to any Financing Sources or any agent for such Financing Sources. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 9.08 Specific Enforcement; Jurisdiction; Venue.

(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b) Notwithstanding anything to the contrary in this Agreement, each of the parties agree that the Company shall only be entitled to specific performance of Parent’s and Merger Sub’s obligations to consummate the Merger and the transactions contemplated by the Transaction Documents and cause the Equity Financing to be funded if, and only if, (i) all of the conditions in ARTICLE VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Expiration Time or the Closing, as applicable, but subject to such conditions being able to be satisfied); (ii) the Debt Financing (or any alternative financing in accordance with Section 6.11(e)) will be funded at the Closing if the Equity Financing is funded at the Closing; and (iii) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Debt Financing is funded, then the Company will cause the Closing to occur

(c) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(d) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto acknowledges and agrees (i) that any legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Financing, the Financing

Commitments, or the performance of services thereunder or otherwise will be subject to the exclusive jurisdiction of any state of federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each party submits for itself and its property with respect to any such legal action or proceeding to the exclusive jurisdiction of such court and (ii) any such legal action or proceeding will be governed and construed in accordance with the Laws of the State of New York. Notwithstanding anything to the contrary herein, (A) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred; (B) the determination of the accuracy of any Acquisition Agreement Representations (as defined in the Financing Commitments) and whether as a result of any inaccuracy thereof Parent, Merger Sub or their respective Affiliates has the right to terminate its obligations under this Agreement, or to decline to consummate the Merger; and (C) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement will, in each case, be governed and construed in accordance with the Laws of the State of Delaware.

Section 9.09 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.09.

Section 9.10 Non-recourse. Except in the case of fraud, in no event will the Company seek or obtain, nor will it permit any of its Representatives to seek or obtain through or on behalf of the Company, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party (as defined in the Equity Commitment Letter, which excludes, for the avoidance of doubt, the Guarantors, Parent and Merger Sub) with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby, or the negotiation or execution hereof (including any breach by the Guarantors, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, other than from Parent or Merger Sub to the extent expressly provided for in this Agreement or the Guarantors to the extent expressly provided for in the Transaction Documents. Except in the case of fraud, in no event will Parent or Merger Sub seek or obtain, nor will they permit any of their Representatives or to seek or obtain through or on behalf of Parent or Merger Sub, nor will they permit any of their Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any former, current or future director, officer, employee, manager, member, partner, stockholder, agent, Affiliate or other Representative of the Company or a Company Subsidiary (each such Person, other than the Company or a Company Subsidiary, a “Non-Recourse Company Party”) with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, or the negotiation or execution hereof (including any breach by the Company or any Company Subsidiary), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, other than from the Company or a Company Subsidiary to the extent expressly provided for in this Agreement.

Section 9.11 Financing Source Liability. Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and its Affiliates and each of their respective former, current or future, direct or indirect equityholders, officers, directors, employees, members, managers, general or limited partners, controlling persons, advisors, attorneys, agents, Affiliates, affiliated (or commonly advised) funds and or other Representatives, or any of their respective successors or assigns or other representative of thereof) (i) hereby waives any claims or rights against any Financing Source relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby or thereby, whether at law or in equity and whether in tort, contract or otherwise (whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), (ii) hereby agrees not to bring or support any suit, action or proceeding against any Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise (whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), and (iii) hereby agrees to cause any suit, action or proceeding asserted against any Financing Source by or on behalf of the Company or any of its Affiliates and each of their respective former, current or future, direct or indirect equityholders, officers, directors, employees, members, managers, general or limited partners, controlling persons, advisors, attorneys, agents, Affiliates, affiliated (or commonly advised) funds and or other Representatives, or any of their respective successors or assigns or other representative of thereof in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Financing Source shall have an liability for any claims or damages to the Company in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transaction contemplated hereby or thereby.

ARTICLE X

DEFINITIONS AND INTERPRETATIONS

Section 10.01 Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no less restrictive to the counterparty than as to Parent in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement (a) need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Alternative Proposal, acquiring the Company or taking any other similar action) and (b) shall not (i) prohibit compliance by the Company with the provisions of Section 5.03 or (ii) provide for an exclusive right to negotiate with the Company.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, Buddy’s Newco, LLC and its Affiliates shall be deemed to be an Affiliate of Parent and Merger Sub for all purposes under this Agreement.

“Alternative Proposal” means any bona fide unsolicited written offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Alternative Transaction.

“Alternative Transaction” means any transaction or series of related transactions (other than transactions contemplated by this Agreement) resulting in (a) any acquisition, directly or indirectly, by any Person (or the stockholders of any Person) or Group of more than 15% of the outstanding voting securities of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning or acquiring the right to beneficially own more than 15% of the outstanding voting securities of the Company or any successor or parent company thereto or any Company Subsidiary whose assets constitute 15% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities), (b) the issuance, the sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or Group of more than 15% of the outstanding voting securities of the Company or any Company Subsidiary whose assets constitute more than 15% of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities, measured by the fair market value thereof as of the date of such disposition); (c) any merger, consolidation, share exchange, business combination, recapitalization, reorganization or other similar transaction involving the Company pursuant to which any Person or Group, other than the stockholders of the Company immediately prior to the consummation of such transaction, would hold Common Stock representing more than 15% of the voting power of the surviving entity after giving effect to the consummation of such transaction, or (d) any sale, consolidation, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise), of any business or assets of the Company representing more than 15% of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole (measured by the fair market value thereof as of the date of such disposition).

“Antitrust Law” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Dallas, Texas.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Board” means the Board of Directors of the Company.

“Company Employee” means any employee of the Company or any Company Subsidiary who is employed at the Closing Date and who remains employed with the Surviving Company or any other Affiliate of Parent immediately following the Closing.

“Company Material Adverse Effect” means any circumstance, event, effect or change (each, an “Effect”) that, individually or in the aggregate, materially adversely effects the condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that any circumstance, effect or change arising from or related to the following, either alone or in combination, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (except, in the case of clauses (a), (b), (c), (d), (e), (f) or (j) below, to the extent materially disproportionately affecting the Company and the Company Subsidiaries relative to other companies of a similar size in the industries in which the Company and the Company Subsidiaries operate, in which case only the incremental disproportionate Effect shall be taken into account): (a) conditions affecting the United

States economy, or any other national or regional economy or the global economy generally; (b) political conditions (or changes in such conditions) in the United States or any other country or region in the world, declared or undeclared acts of war, the commencement, continuation or escalation of a war, cyber-attacks, sabotage or terrorism, acts of armed hostility, epidemics or pandemics (including any escalation or general worsening of any of the foregoing) or national or international emergency in the United States or any other country or region of the world occurring after the date of this Agreement; (c) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates; (d) changes required by GAAP or other accounting standards (or interpretations thereof); (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation or change in any Laws or other binding directives issued by any Governmental Entity (or interpretations thereof), including, to the extent relevant to the business of the Company and the Company Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment; (f) changes that are generally applicable to the industries in which the Company and the Company Subsidiaries operate; (g) any failure by the Company to meet any internal or published projections, estimates, expectations, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or any decline in the market price or trading volume of the Common Stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (h) the negotiation, execution or delivery of this Agreement or compliance with the terms of this Agreement or the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or any of the other transactions contemplated by this Agreement or the public announcement by Parent or its Affiliates of their intentions with respect to the Surviving Company or its business, including, in each case, the impact thereof on relationships, contractual or otherwise with customers, suppliers, landlords, tenants, franchisees, lenders, investors, joint venture partners, partners or employees of the Company and the Company Subsidiaries; (i) changes in the Company’s credit rating (provided, however, that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (j) the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by the Company and the Company Subsidiaries; (k) stockholder litigation arising from or relating to this Agreement, the Merger or any strategic alternatives considered by the Company; (l) any action taken pursuant to, or expressly required by, the terms of this Agreement or with the prior written consent of or at the direction of Parent (or any action not taken as a result of a failure of Parent to consent to an action otherwise requiring Parent’s consent); (m) the announcement of and any action taken in connection with the contemplated contribution of Buddy’s Newco, LLC into Merger Sub; (n) subject to Section 6.18(b), any actions required to obtain any approval or authorization under Antitrust Laws for the consummation of the Merger; and (o) the matters described on Section 10.01(a) of the Company Disclosure Letter.

“Company PSU” means any performance stock unit granted pursuant to the Company Stock Plans.

“Company RSU” means any restricted stock unit granted pursuant to the Company Stock Plans.

“Company Stock Options” means each option to purchase shares of Common Stock granted pursuant to any Company Stock Plan or otherwise.

“Company Stock Plans” means, collectively, the Company’s 2016 Long-Term Incentive Plan, Amended and Restated Long-Term Incentive Plan, 2006 Long-Term Incentive Plan, 2006 Equity Incentive Plan and 2006 Equity Incentive Plan.

“Company Subsidiary” means any Subsidiary of the Company.

“Consent” means any approval, consent, license, ratification, permission, waiver, order or authorization (including any Permits).

“Contract” means any contract, lease, license, indenture, note, bond, agreement, understanding, undertaking, concession, franchise or other instrument (in each case, to the extent legally binding on the parties thereto).

“Credit Agreements” means, collectively, (a) the Credit Agreement, dated as of March 19, 2014, among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents party thereto, as has been and may be amended from time to time and (b) the Loan Agreement, dated October 31, 2017, by and among the Company, INTRUST Bank, N.A. and the guarantors party thereto as may be amended from time to time.

“Disclosure Document” means all of the uniform franchise offering circulars, franchise disclosure documents and similar documents used in the offer and sale of franchises anywhere in the world by the Company or the Company Subsidiaries in its efforts to comply with any laws pertaining to the offer and sale of franchises.

“Disclosure Letters” means, collectively, the Parent Disclosure Letter and the Company Disclosure Letter.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange all or any part of the Debt Financing and any alternative financing, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto (but excluding Parent and any of its Subsidiaries), together with their respective Affiliates, officers, directors, employees, agents, representatives, successors and assigns of each one of the foregoing. For the avoidance of doubt, to the extent any Financing Source is also an Investor, Guarantor or potential source of equity, any provision of this Agreement that relates to the obligations or rights of a Financing Source shall be limited to such Financing Source’s role as a provider of the Debt Financing, and shall not in any way impact or otherwise negate the rights or obligations of such Financing Source as an Investor, Guarantor or potential source of equity.

“Franchise Agreement” means any agreement between the Company or any Company Subsidiary and any other Person pertaining to the establishment and operation of a lease purchase or rent to own business.

“Governmental Entity” means (a) any federal, state, county, local, municipal or foreign government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

“Group” shall have the meaning ascribed to such term in Section 13(d) under the Exchange Act.

“Hazardous Materials” means any material, substance or chemical that is listed, defined, designated or classified as “hazardous”, a “pollutant”, a “contaminant”, “toxic” or “radioactive”, or otherwise regulated under any Environmental Law, including asbestos or asbestos-containing materials, polychlorinated biphenyls, petroleum, and petroleum products or any fraction or derivatives thereof including synthetic substitutes thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, or (d) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director or officer of the Company or any Company Subsidiary.

“Intellectual Property Rights” means all intellectual property rights of every kind and description throughout the world, including: (a) patents, patent applications, invention disclosures and all related provisional, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, renewals and extensions thereof (“Patents”); (b) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (c) copyrights and copyrightable subject matter (“Copyrights”); (d) rights in computer programs (whether in source code, object code or other form), software, domain names, algorithms, databases, compilations and data; (e) trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies; (f) all rights in the foregoing and in other similar intangible assets; and (g) all applications and registrations for the foregoing.

“Intervening Event” means any material event, development or occurrence with respect to the Company and the Company Subsidiaries, taken as a whole, that was not known or reasonably expected to have been known or foreseen to or by the Company Board as of or prior to the date of this Agreement and becomes known to the Company Board after the date of this Agreement; provided, however, that in no event will the following constitute an Intervening Event (a) the receipt, existence or terms of an Inquiry or Alternative Proposal; (b) any events, developments or change in circumstances of Parent; (c) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement; or (d) any fluctuation in the market price or trading volume of the Common Stock (it being understood that, for the purposes of clause (c) and clause (d), the Effects giving rise or contributing to such developments or fluctuations that are not otherwise excluded from the definition of a “Intervening Event” may be taken into account).

“Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Knowledge of the Company, the actual knowledge of the executive officers of the Company set forth in Section 10.01(b) of the Company Disclosure Letter, and, in the case of Parent and Merger Sub, the actual knowledge of the executive officers of Parent set forth in Section 10.01(b) of the Parent Disclosure Letter, in each case after reasonable inquiry of those individuals who would reasonably be expected to have actual knowledge of the matter in question.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or Order of any Governmental Entity having applicable jurisdiction or other similar binding requirement of a Governmental Entity having applicable jurisdiction.

“Liens” means all pledges, liens, easements, rights-of-way, encroachments, restrictions, charges, mortgages, encumbrances and security interests.

“Merger Sub Board” means the Board of Directors of Merger Sub.

“NASDAQ” means the NASDAQ Global Select Market, Inc.

“Order” means any decree, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity, in each case, having applicable jurisdiction.

“Owned Company IP” means all Intellectual Property Rights that are owned by or filed in the name of the Company or any Company Subsidiary.

“Parent Board” means the Board of Directors of Parent.

“Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any circumstance, occurrence, effect, change, event or development that, individually or taken together with other circumstances, occurrences, effects, changes, events or developments, is or would be reasonably expected to prevent or materially impair, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

“Permit” means franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, consents, certificates and approvals of any Governmental Entity.

“Permitted Liens” means, collectively, (a) suppliers’, mechanics’, cashiers’, workers’, carriers’, workmen’s, legal hypothecs’, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business for amounts that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (b) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and that have been adequately reserved to the extent required under GAAP, (c) Liens imposed or promulgated by Law or any Governmental Entity, including requirements and restrictions of zoning, permit, license, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not adversely affect in any material respect the current use or value to the Company of the property subject thereto, (d) immaterial licenses or other grants of rights in Intellectual Property Rights, (e) statutory or other Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings and that have been adequately reserved, (f) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, Contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business, (g) easements, rights-of-way, restrictions and other encumbrance or title matters that do not adversely affect in any material respect the current use or value to the Company of the property subject thereto, (h) the rights of first offer or refusal, rights to purchase, and similar rights and options with respect to Company Owned Property set forth in Section 10.01(c) of the Company Disclosure Letter, (i) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents filed as of the date hereof; (j) Liens that are disclosed on existing title reports or policies made available by or on behalf of the Company to Parent prior to the date of this Agreement, and (k) Liens created by Parent, Merger Sub or any of their respective Affiliates.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means all computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training manuals, related to any of the foregoing.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

A “Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, or (d) any other Person in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership (or sufficient other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions).

“Superior Proposal” means any Alternative Proposal for an Alternative Transaction (a) on terms that the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) to be more favorable to the holders of shares of Common Stock than the Merger and this Agreement (including any changes proposed by Parent to the terms of this Agreement) and (b) the conditions to the consummation of which are all reasonably capable of being consummated in accordance with its terms, in each case, taking into account taking into account all legal, regulatory and financing aspects of the proposal and the Person making the proposal and other aspects of such proposal that the Company Board deems appropriate; provided, however, that for purposes of the reference to an “Alternative Proposal” in this definition of a “Superior Proposal,” all references to “more than 15% ” in the definition of “Alternative Transaction” shall be deemed to be references to “more than 50%”.

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, together with any supplements or amendments thereto, filed or required to be filed with any Governmental Entity relating to Taxes.

“Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Transaction Documents” means, collectively, the Confidentiality Agreements, the Financing Commitments, the Guarantee and any other document contemplated thereby or any document or instrument delivered in connection with this Agreement or those agreements.

Section 10.02 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

2020 Indenture	Section 6.12(a)
2020 Notes	Section 6.12(a)
2021 Indenture	Section 6.12(a)
2021 Notes	Section 6.12(a)
Adverse Recommendation Change	Section 5.03(d)(i)
Agreement	Preamble
Anti-Bribery and Anti-Corruption Laws	Section 4.26
Available Cash Amount	Section 2.02(k)
Bankruptcy and Equity Exception	Section 3.02
Book-Entry Shares	Section 2.01(c)
BR Guarantor	Recitals

Canceled Company Shares	Section 2.01(b)
Capital Stock	Section 4.03(a)
Capitalization Date	Section 4.03(a)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.02
Closing	Section 1.03
Closing Date	Section 1.03
Company	Preamble
Company Benefit Plan	Section 4.10(a)
Company Board Recommendation	Section 4.04
Company Disclosure Documents	Section 4.07
Company Disclosure Letter	ARTICLE IV
Company Financial Advisors	Section 4.23
Company Owned Property	Section 4.17(a)
Company Related Parties	Section 8.03(f)
Company SEC Documents	Section 4.06(a)
Company Securities	Section 4.03(a)
Company Stockholder Approval	Section 4.04
Company Stockholder Meeting	Section 4.04
Company Termination Fee	Section 8.03(b)
Confidentiality Agreements	Section 6.02
Copyrights	Section 10.01
Debt Commitment Letters	Section 3.09(a)
Debt Financing	Section 3.09(a)
DGCL	Recitals
Discharge	Section 6.12(c)
Dissenting Shares	Section 2.03(a)
DTC	Section 2.02(j)
DTC Payment	Section 2.02(j)
Effective Time	Section 1.02
End Date	Section 8.01(b)(i)
Environmental Law	Section 4.13
Equity Commitment Letter	Section 3.09(a)
Equity Financing	Section 3.09(a)
Exchange Fund	Section 2.02(b)
Excluded Contract	Section 4.14(b)
Filed Company Contract	Section 4.14(a)
Filed Company SEC Documents	ARTICLE IV
Financing	Section 3.09(a)
Financing Commitments	Section 3.09(a)
GAAP	Section 4.06(c)
Governmental Approvals	Section 6.18(a)
Grant Date	Section 4.03(c)
Guarantee	Recitals
Guarantor	Recitals
Guarantors	Recitals
Indentures	Section 6.12(a)
Inquiry	Section 5.03(a)(i)
International Benefit Plan	Section 4.10(a)
Investors	Recitals
IRS	Section 4.10(b)
Key Vendor Contracts	Section 4.16(a)

Key Vendors	Section 4.16(a)
Lease	Section 4.17(a)
Leased Real Property	Section 4.17(a)
Legal Restraints	Section 7.01(c)
Letter of Transmittal	Section 2.02(c)
Material Contract	Section 4.14(b)
Maximum Amount	Section 6.05(c)
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.01(a)
Non-Recourse Company Party	Section 9.10
Notes	Section 6.12(a)
Notice Period	Section 5.03(d)(ii)
Optional Redemption	Section 6.12(b)
Optional Redemption Notices	Section 6.12(b)
Parent	Preamble
Parent Disclosure Letter	Article III
Parent Related Parties	Section 8.03(f)
Parent Termination Fee	Section 8.03(c)
Patents	Section 10.01
Paying Agent	Section 2.02(a)
Personal Information	Section 4.20(a)
Preferred Stock	Section 4.03(a)
Primary Debt Commitment Letter	Section 3.09(a)
Privacy Obligations	Section 4.20(a)
Proxy Statement	Section 6.01(a)
Real Property	Section 4.17(a)
Registered Intellectual Property Rights	Section 4.18(a)
Rental Contract	Section 4.15(a)
Representatives	Section 5.03(a)
Secondary Debt Commitment Letter	Section 3.09(a)
Solvent	Section 3.10
Surviving Company	Section 1.01
Systems	Section 4.21(b)
Trademarks	Section 10.01
VRTO Guarantor	Recitals
WARN Act	Section 4.19(d)

Section 10.03 Interpretation.

(a) When a reference is made herein to an Article, a Section, or an Annex, such reference shall be to an Article, a Section or an Annex of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained herein are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material,” a “Company Material Adverse Effect” or a “Parent Material Adverse Effect.” The words “shall” and “will” may be used interchangeably herein and shall have the same meaning. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Documents or other information or materials will be deemed to have been “made available” (or similar phrases) by the Company if such documents, information or materials have been, at least 24 hours prior to the execution and delivery of this Agreement, (i) posted to a virtual data room managed by the Company at IntraLinks; or (ii) delivered or provided to Parent or its Affiliates or Representatives.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement.

Section 10.04 Disclosure Letters. It is understood and agreed: (a) any capitalized term used in the Disclosure Letters, but not otherwise defined therein, shall have the meaning assigned to such term herein; (b) the disclosure of any fact or item in any Section of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed to be disclosed with respect to any other applicable Section of such Disclosure Letter only to the extent it is reasonably apparent that such disclosure is applicable to such other Section; (c) nothing in the Company Disclosure Letter or the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty made herein; (d) neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter or the Parent Disclosure Letter is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Company Disclosure Letter or the Parent Disclosure Letter in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement; and (e) the Company Disclosure Letter or the Parent Disclosure Letter may include facts or items that are not required to be set forth therein for informational purposes or to avoid any misunderstanding, and each of the Company and Parent acknowledges that such additional facts or items may not include other matters of a similar nature or impose any requirement to disclose any information beyond what is specifically required by this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

RENT-A-CENTER, INC.

By:	/s/ Mitchell E. Fadel
Name: Mitchell E. Fadel
Title: Chief Executive Officer

VINTAGE RODEO PARENT, LLC

By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: Manager

VINTAGE RODEO ACQUISITION, INC.

By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: President

[Signature Page to Agreement and Plan of Merger]

ANNEX B

June 17, 2018

The Board of Directors

Rent-A-Center, Inc.

5501 Headquarters Drive

Plano, TX 75024

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Rent-A-Center, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, Vintage Rodeo Parent, LLC (the “Acquiror”) and its wholly-owned subsidiary, Vintage Rodeo Acquisition, Inc. (“Acquisition Sub”). Pursuant to the Agreement, the Acquisition Sub will be merged with and into the Company and each outstanding share of Company Common Stock, other than Dissenting Shares (as defined in the Agreement) and shares of Company Common Stock held in treasury or owned by the Company, the Acquiror, the Acquisition Sub or their respective affiliates, will be converted into the right to receive an amount equal to $15.00 in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated June 17, 2018 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the

B-1

Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint lead bookrunner on the Company’s revolving credit facility which closed in June 2017 and financial advisor to the Company in connection with its strategic planning. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

J.P. Morgan Securities LLC

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ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

C/O    CORPORATE ELECTION SERVICES P.O. BOX 3230 PITTSBURGH PA 15230

V O T E B Y T E L E P H O N E

Have your proxy card and 11-digit control number available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

V O T E B Y I N T E R N E T

Have your proxy card and 11-digit control number available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

V O T E B Y M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230.

Vote by Telephone Vote by Internet Vote by Mail

Call Toll-Free using a Access the Website and Return your proxy touch-tone telephone: cast your vote: in the postage-paid

1-888-693-8683 www.cesvote.com envelope provided

Telephone and Internet access is available 24 hours a day, 7 days a week and is available until 11:59 PM Eastern Time the day prior to the meeting date.

If you are a 401(k) Plan participant your telephone or Internet vote must be received by 6:00 a.m. Eastern Time on September 14, 2018 in order to be counted in the final tabulation.

Please have your 11-digit control number ready when voting by Internet or Telephone.

Proxy card must be signed and dated below. Please fold and detach card at perforation before mailing.

RENT-A-CENTER, INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 18, 2018 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The undersigned, hereby revoking all prior proxies, appoints Christopher A. Korst and Dawn M. Wolverton jointly and severally, with full power to act alone, as my true and lawful attorneys-in-fact, agents and proxies, with full and several power of substitution to each, to vote all the shares of Common Stock of Rent-A-Center, Inc. which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Rent-A-Center, lnc., to be held on September 18, 2018, at 8:00 A.M. Central Time, 5501 Headquarters Drive, Plano, Texas 75024, and at any adjournments and postponements thereof. The above-named proxies are hereby instructed to vote as shown on the reverse side of this card.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH, AND HEREBY RATIFIES ALL THAT THE SAID PROXIES MAY DO BY VIRTUE HEREOF.

Date:

Signature

Signature, if held jointly, or office or title held

Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

Please sign, date, and return your proxy promptly in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held September 18, 2018.

The Proxy Statement is available at: http://www.saratogaproxy.com/Rentacenter2018

Proxy card must be signed and dated on the reverse side. ïƒª    Please fold and detach card at perforation before mailing.    ïƒª

RENT-A-CENTER, INC. PROXY

The shares represented by this proxy, when properly executed, will be voted as specified by the undersigned stockholder(s) in items 1, 2, and 3 below. If this card contains no specific voting instructions, the shares will be voted FOR Proposal 1, FOR Proposal 2, and FOR Proposal 3.

The Board of Directors recommends you vote FOR Proposals 1, 2, and 3.

1. To adopt and approve (a) the Agreement and Plan of Merger, dated as of June 17, 2018, as it may be amended from time to time, by and among Rent-A-Center, Inc., Vintage Rodeo Parent, LLC and Vintage Rodeo Acquisition, Inc. (the “merger agreement”), and (b) the transactions contemplated by the merger agreement, including, without limitation, the merger (the “merger proposal”).

FOR AGAINST ABSTAIN

2. To approve, on a non-binding, advisory basis, specified compensation that may become payable by Rent-A-Center, Inc. to its named executive officers in connection with the merger.

FOR AGAINST ABSTAIN

3. To approve one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the merger proposal at the time of the special meeting or any adjournment or postponement of the special meeting.

FOR AGAINST ABSTAIN

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)